SCHEDULE 14A INFORMATION

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WOODWARD, INC.

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Woodward, Inc. 1081 Woodward Way Fort Collins, Colorado 80524 Tel: 970-482-5811 Fax: 970-498-3050

WOODWARD, INC.

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

December 13, 2019

Dear Stockholder:

You are cordially invited to join our Board of Directors and senior leadership at Woodward, Inc.’s Annual Meeting of Stockholders at 8:00 a.m., Mountain Standard Time, on Wednesday, January 29, 2020, at The Elizabeth Hotel located at 111 Chestnut Street, Fort Collins, Colorado. Please follow posted signs directing you to the registration table. We also invite you to join our directors and members of our management team for a continental breakfast at 7:30 a.m. The formal meeting will begin promptly at 8:00 a.m.

Garage parking is available on site for a fee, and nearby two hour street parking is available at no charge. A map is located on the back of this proxy statement.

Your vote is very important to us and to the continued success of our Company. Please complete and return your proxy card by mail, or vote via telephone or the internet, as soon as possible regardless of whether you plan to attend in person. Thank you in advance for your continuing commitment to Woodward.

Sincerely yours,

WOODWARD, INC.

Thomas A. Gendron

Chairman, Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Woodward, Inc. will be held at the date, time and place below. At the Annual Meeting, stockholders will be asked to consider and vote upon the matters set forth in this notice.

Date and Time:

Wednesday, January 29, 2020

8:00 a.m., Mountain Standard Time

Place:

The Elizabeth Hotel

111 Chestnut Street

Fort Collins, Colorado

The purpose of our Annual Meeting is to:

1.	Elect as directors the three nominees identified in this proxy statement, each to serve for a term of three years;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020;

3.	Vote on an advisory resolution regarding the compensation of the Company’s named executive officers;

4.	Approve an amendment to the Amended and Restated Woodward, Inc. 2017 Omnibus Incentive Plan to increase the number of shares reserved for issuance by 1,000,000; and

5.	Transact other business that properly comes before the meeting, or any postponement or adjournment thereof.

Stockholders who owned Woodward, Inc. common stock at the close of business on the record date, December 2, 2019, are entitled to vote at the meeting, or any postponement or adjournment thereof.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, including consolidated financial statements, are available to you at www.proxydocs.com/wwd.

Important Notice of Internet Availability of Proxy Materials

The Securities and Exchange Commission’s “Notice and Access” rule enables us to deliver a Notice of Internet Availability of Proxy Materials to stockholders in lieu of a paper copy of the proxy statement, related materials, and our Annual Report. It contains instructions on how to access our proxy statement and 2019 Annual Report and how to vote online.

Shares cannot be voted by marking, writing on, and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

By Order of the Board of Directors,

WOODWARD, INC.

A. Christopher Fawzy

Corporate Secretary

December 13, 2019

YOUR VOTE IS IMPORTANT

Even if you plan to attend the meeting in person, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the internet as instructed on the proxy card or Notice of Internet Availability, prior to the meeting and as soon as possible. Your prompt response is helpful and your cooperation will be appreciated.

ANNUAL REPORT ON FORM 10-K

You may obtain a free copy of our Annual Report on Form 10-K for the year ended September 30, 2019, filed with the Securities and Exchange Commission (“SEC”) and available at its website at www.sec.gov. Please contact the Corporate Secretary, Woodward, Inc., 1081 Woodward Way, Fort Collins, Colorado 80524 or email investor.relations@woodward.com. This report is also available at www.proxydocs.com/wwd.

ABOUT THE ANNUAL MEETING AND VOTING

Woodward, Inc. (“Woodward” or the “Company”), on behalf of its Board of Directors (the “Board”), is soliciting your proxy to vote at our Annual Meeting of Stockholders to be held on January 29, 2020 (or at any postponement or adjournment of the meeting) (the “Annual Meeting”). This proxy statement summarizes the information you need to know to vote at the meeting.

A Notice of Internet Availability (the “Notice”) will be first mailed on or about December 20, 2019 to stockholders of record as of December 2, 2019 (the “Record Date”). These proxy solicitation materials, combined with our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 including our most recent audited financial statements, were first made available on the internet on or about December 13, 2019. Our principal executive offices are located at 1081 Woodward Way, Fort Collins, Colorado 80524, and our telephone number at that location is 970-482-5811. We maintain a website at www.woodward.com. The information on our website is not incorporated by reference into this proxy statement.

Who Can Vote at the Meeting?

Stockholders who owned Woodward common stock at the close of business on the Record Date, December 2, 2019, are entitled to vote at the meeting. As of the Record Date, there were 62,012,208 shares of Woodward common stock outstanding.

Registered Stockholders. If your shares are registered directly in your name with Woodward’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by Woodward. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.

How many votes do I get per share?

Each share of Woodward common stock that you own entitles you to one vote on each matter to be presented at the Annual Meeting, except for the election of directors, for which you may cumulate your votes. Since three directors are standing for election, you will be entitled to three director votes for each share of stock you own. Of this total, you may choose how many votes you wish to cast for each director. The Board is not soliciting discretionary authority to cumulate votes with respect to the election of directors.

Why did I receive a one-page notice in the mail about the internet availability of proxy materials instead of a full set of printed proxy materials?

Under Securities and Exchange Commission (the “SEC”) rules, we are making our proxy materials available via the internet, beginning this year. Instead of mailing printed copies of the proxy materials to all of our stockholders, the SEC rules allow us to send you, our stockholders as of the Record Date, a Notice containing instructions on how to access the proxy materials via the internet and how to request a printed copy by mail if you prefer. Sending you the Notice and using the internet instead of mailing printed proxy materials also saves costs and natural resources.

ABOUT THE ANNUAL MEETING AND VOTING (continued)

How can I get electronic access to the proxy materials?

The Notice provides you with instructions about how to:

•	View our proxy materials for the Annual Meeting via the internet; and

•	Request that we send our future proxy materials to you by mail or by email.

If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

How do I vote?

Registered Stockholders. Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

•	By Telephone. If you requested printed copies of the proxy materials to be mailed to you, you can call the toll-free telephone number in the proxy card and follow the recorded instructions; or

•	By internet. Access Woodward’s secure website registration page via the internet, as identified in the Notice or proxy card, and follow the instructions.

Please note that the internet and telephone voting facilities for registered stockholders will close at 11:59 p.m. Eastern Standard Time on January 28, 2020.

Street Name Stockholders. If your shares are held by a broker, bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares. Street name stockholders may generally vote by one of the following methods:

•

By Mail. If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card to your broker in pre-addressed envelope provided;

•

By Methods Listed on Your Voting Instruction Card. Please refer to your voting instruction card or other information provided by your bank, broker, nominee or other holder of record to determine whether you may vote by telephone or electronically on the internet, and follow the instructions on the voting instruction card or other information provided by your bank, broker, nominee or other holder of record; or

•

In Person With a Proxy from the Record Holder. A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank, brokerage firm or other nominee. Please consult the voting instruction card provided to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

If you properly fill in your proxy card and send it to us in time to vote, or if you vote by internet or telephone before the polls close, your shares will be voted as you have directed. If you sign the proxy card or vote by

ABOUT THE ANNUAL MEETING AND VOTING (continued)

internet or telephone but do not make specific choices, your shares will be voted in accordance with the Board’s recommendation as follows:

“FOR” the election of each of the Board’s nominees to the Board;

“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm;

“FOR” the advisory resolution regarding the compensation of the Company’s named executive officers; and

“FOR” the approval of an amendment to the Amended and Restated Woodward, Inc. 2017 Omnibus Incentive Plan to increase the number of shares reserved for issuance by 1,000,000.

If any other matter is presented at the meeting, your shares will be voted in accordance with the proxyholder’s best judgment. At the time this proxy statement was printed, we were not aware of any additional matters to be acted on at the meeting.

If you hold your shares through a broker, bank or other nominee, please follow the instructions regarding how to vote on the Voting Instruction Form you receive from your broker.

How do I change my vote or revoke my proxy?

You may revoke your proxy by:

•	Entering a new vote by telephone, over the internet, or by signing and returning another signed proxy card at a later date,

•	Notifying our Corporate Secretary in writing before the meeting that you have revoked your proxy, or

•	Voting in person at the meeting.

If you hold your shares through a broker, bank or other nominee, please follow the instructions regarding changing or revoking your proxy on the Voting Instruction Form you receive from your broker.

If you want to give your written proxy to someone other than the individuals named on the proxy card:

•	Cross out the individuals named and insert the name of the individual you are authorizing to vote, or

•	Provide a written authorization to the individual you are authorizing to vote along with your proxy card.

SUMMARY OF PROPOSALS SUBMITTED FOR VOTE

The following are only summaries of the proposals to be presented at the Annual Meeting. You should review the full discussion of each proposal in this proxy statement before casting your vote.

Proposal 1: Election of Directors

Director Nominees: At the Annual Meeting, you will be asked to elect to the Board the three nominees for director identified in this proxy statement. Each director will be elected to serve a three-year term and will hold office until the 2022 Annual Meeting held in or about January 2023 and until a successor is elected and qualified.

Vote Required: Because this is an uncontested election, directors are elected by a majority vote. A nominee for director in an uncontested election will be elected if the votes cast “for” that nominee’s election exceed the votes cast “against” that nominee’s election. Abstentions and broker non-votes will not be considered in the calculation. We have adopted a director resignation policy. Accordingly, each director has submitted an irrevocable resignation contingent upon not receiving a majority of votes in an uncontested election and acceptance of the resignation by the Board.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm: At the Annual Meeting, you will be asked to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020.

Vote Required: The affirmative vote of the holders of a majority of shares of Woodward common stock present in person or by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the Audit Committee’s appointment of the independent registered public accounting firm. Abstentions will count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Proposal 3: Approval of Advisory Resolution Regarding the Compensation of the Named Executive Officers

Compensation of the Company’s Named Executive Officers: At the Annual Meeting, you will be asked to approve an advisory resolution regarding the compensation of the Company’s named executive officers.

Vote Required: The affirmative vote of the holders of a majority of shares of Woodward common stock present in person or by proxy and entitled to vote on the matter at the Annual Meeting will be required for the approval of the advisory resolution regarding the compensation of the Company’s named executive officers. Abstentions will count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

This proposal 3, commonly referred to as a “say-on-pay” proposal, is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

Proposal 4: Approval of an Amendment to the Woodward Omnibus Incentive Plan

Amendments to the Woodward Omnibus Incentive Plan: At the 2016 Annual Meeting, stockholders of the Company approved the Woodward, Inc. 2017 Omnibus Incentive Plan, as further amended and restated at the 2017 Annual Meeting and further amended at the 2018 Annual Meeting (as amended, the “Woodward Omnibus Incentive Plan” or the “Omnibus Incentive Plan”). At the 2019 Annual Meeting, you will be asked to approve an amendment to the Woodward Omnibus Incentive Plan to increase in the number of shares reserved for issuance thereunder by 1,000,000.

SUMMARY OF PROPOSALS SUBMITTED FOR VOTE (continued)

Vote Required: The affirmative vote of a majority of the votes cast on Proposal 4 at the Annual Meeting will be required for the approval of the amendments to the Omnibus Incentive Plan. With respect to Proposal 4, abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

The Board unanimously recommends that the stockholders vote “FOR” the election of each of the director nominees and “FOR” each of proposals 2 through 4 listed above.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, at the Annual Meeting of holders of shares representing a majority of the votes of the common stock entitled to vote constitutes a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a stockholder does not provide voting instructions to his or her broker or nominee and the broker or nominee does not have discretionary authority to vote on the matter, as further described below under “Voting of Shares Held in Street Name by Your Broker.”

Abstentions

Abstentions are counted as present for establishing a quorum. For all proposals in this proxy statement, except for the election of directors, abstentions have the same effect as votes against the matter.

Voting of Shares Held in Street Name by Your Broker

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote your shares. You are also invited to attend the Annual Meeting and vote your shares in person. In order to vote your shares in person, you must provide us with a legal proxy from your broker.

Brokerage firms have authority to vote customers’ shares for which they have not received voting instructions on certain “routine” matters, such as ratification of the auditors. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. On the other hand, absent instructions from customers, a brokerage firm cannot vote customers’ shares on non-routine matters, such as the election of directors, the advisory resolution regarding the compensation of our named executive officers, and the approval of the amendment to the Omnibus Incentive Plan to increase the number of shares reserved for issuance thereunder. The shares for which instructions are not given and therefore, remain unvoted, are referred to as “broker non-votes.” For the purposes of this Annual Meeting, the only routine matter is the Ratification of the Appointment of our Independent Registered Public Accounting Firm. Consequently, if you do not give your brokerage firm specific instructions, your shares will not be voted on the other, non-routine, matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting.

In order for your shares to be voted on all matters presented at the Annual Meeting, including the election of directors, we urge all stockholders whose shares are held in street name by a brokerage firm to provide voting instructions to the brokerage firm.

BOARD OF DIRECTORS

Woodward’s certificate of incorporation provides for the Board to be divided into three classes, designated Class I, Class II and Class III, with directors in each class serving a three-year term. Woodward’s certificate of incorporation further provides that the Board must consist of no less than six directors. The exact number of directors serving on the Board, and the exact number of directors in each class, is determined from time to time by resolution of the Board. If the number of directors changes, any increase or decrease must be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. The Company’s Bylaws and Director Guidelines provide that directors are elected by a majority of the votes cast and we have a corresponding resignation policy for uncontested director elections. Contested elections are determined by a plurality vote.

Changes During Fiscal Year 2019

On January 7, 2019, Jonathan W. Thayer joined the Company as an executive officer. In connection with his appointment, Mr. Thayer resigned from (i) the Audit Committee of the Board effective immediately upon joining the Company and (ii) the Board effective as of January 31, 2019. In light of Mr. Thayer’s resignation, the Board reduced the number of directors from ten to nine, effective on January 31, 2019 (the effective date of Mr. Thayer’s resignation from the Board). Mr. Thayer’s biographical information appears in our annual report.

As described more fully in the “Director Retirement Policy” section below, our Director Guidelines provide that individuals age 70 or above generally will not be nominated by the Board, unless the Board determines in its sole discretion that circumstances exist that would support any such nomination.

In anticipation of the retirement of Paul Donovan, who will be 72 at the upcoming Annual Meeting, the Nominating and Governance Committee has been in the process of recruiting a replacement director but a replacement director has not yet been identified. Thus, the Board determined that circumstances exist for Mr. Donovan to continue serving on the Board beyond the expiration of his current term, taking into consideration in particular Mr. Donovan’s financial expertise and substantial knowledge of the Company and its markets. The Board, therefore, has nominated Mr. Donovan for election at the 2019 Annual Meeting.

The Company’s Bylaws require each class of directors to be as nearly equal as possible. On May 1, 2019, the Board approved a mandatory director resignation policy, which is included in our Director Guidelines, relating to the rebalancing of director classes (the “Rebalancing Policy”). The Rebalancing Policy authorizes the Nominating and Governance Committee to recommend an automatic rebalancing of the Company’s director classes in accordance with the process outlined in the Rebalancing Policy. As a result of Mr. Thayer’s resignation from the Board, the Board classes were unbalanced. Therefore, on November 14, 2019, upon a class rebalancing recommendation by the Nominating and Governance Committee and in compliance with the Rebalancing Policy, James R. Rulseh, a Class II director, tendered his resignation from the Board effective as of the date of the 2019 Annual Meeting, and the Board nominated him for election in Class III at such meeting.

Following the rebalancing described above, the Board’s three classes will be comprised of three Class I directors, three Class II directors, and three Class III directors. Each director identified in this proxy statement as standing for election at the 2019 Annual Meeting of Stockholders has been nominated by the Board at the recommendation of the Nominating and Governance Committee to hold office for a three-year term expiring in January 2023, or when a successor is elected and qualified. Ms. Petrovich and Messrs. Donovan and Rulseh are incumbents. Directors identified in this proxy statement who are not standing for election at this meeting will continue in office for the remainder of their respective terms, subject to the Company’s policies.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Nominating and Governance Committee.

We identify below certain biographical information of each of our directors and the director nominees for election, including his or her principal occupation, public company directorships currently held or held during the past five years and other business affiliations. We also describe the specific experience, qualifications, attributes and skills of each director and director nominee that led the Board to conclude that he or she should serve as a member of the Board.

BOARD OF DIRECTORS (continued)

PROPOSAL 1 — ELECTION OF DIRECTORS

Directors Standing for Election at This Meeting for Terms Expiring in 2023:

Paul Donovan Age: 72 Director since: 2000

Mr. Paul Donovan retired in 2004 as special advisor to the Chairman of Wisconsin Energy Corporation. Mr. Donovan had previously served as the Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation from 1999 until 2003. Prior to joining Wisconsin Energy Corporation, Mr. Donovan was Executive Vice President and Chief Financial Officer of Sundstrand Corporation, a manufacturer of aerospace and industrial products, from June 1988 to August 1999. Prior to June 1988, he held a variety of financial positions, including at Allied Signal and Ford Motor Company.

Mr. Donovan’s demonstrated leadership of large company corporate finance and tax departments provides the Board with expertise regarding the intricacies of tax, banking, finance, and mergers and acquisitions. He also possesses direct knowledge of the power generation, transportation and aerospace markets, all of which are key business segments for Woodward. As a former member of the Office of the Chairman at Wisconsin Energy and a former member of the Executive Office at Sundstrand Corporation, Mr. Donovan contributes to the Board not only his strong knowledge of the markets in which Woodward competes, but also strong leadership and insight into large organizations.

Other public company directorships: CLARCOR, Inc. (2003-2017).

Mary L. Petrovich Age: 56 Director since: 2002

Ms. Mary L. Petrovich has been serving as a senior advisor to private equity with the Carlyle Group and American Security Partners since June 2011. Ms. Petrovich also served as Executive Chair of AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components, from December 2014 through July 2019. Ms. Petrovich served as Chairman and Chief Executive Officer of AxleTech International from 2001 until 2008, and following its acquisition by General Dynamics, served as General Manager from 2008 through 2011. Prior to AxleTech, in 2000, Ms. Petrovich was President of the Drivers Controls Division of Dura Automotive, possessing management responsibility for 7,600 employees.

Ms. Petrovich has extensive experience with mergers, acquisitions and the integration of acquired businesses in the automotive, off-highway and transportation industries. This experience, together with her operational experience with Six Sigma lean manufacturing techniques and supply chain management, and her experience in evaluating new business opportunities, provides the Board with valuable knowledge in its oversight of Woodward’s operational efficiency and recent acquisitions.

Other public company directorships: WABCO (2011-2019).

BOARD OF DIRECTORS (continued)

James R. Rulseh Age: 64 Director since: 2002

Mr. James R. Rulseh has served as President of JRR & Associates, LLC, an independent manufacturing consulting company focused on operations improvement and operational leadership excellence, since May 2011. From October 2009 to May 2011, Mr. Rulseh served as the Chief Operating Officer, Tulip Corporation, a private manufacturing company. Prior to joining Tulip Corporation, Mr. Rulseh served in the following capacities for Modine Manufacturing Company, an NYSE listed company that is a diversified global leader in thermal management technology and solutions: Special Assistant to the Chief Executive Officer, from January 2009 to October 2009; Regional Vice President – Americas, and an officer of Modine Manufacturing Company, from October 2007 to January 2009; Regional Vice President – Asia and an officer of Modine Manufacturing Company, from November 2006 to October 2007; Group Vice President and an officer of Modine Manufacturing Company, from April 2001 to November 2006; Managing Director of the Automotive Business Unit of Modine Europe, from 1998 to March 2001. Prior to 1998, Mr. Rulseh had held various other positions with Modine beginning in 1977.

Mr. Rulseh’s experience as a Global Business Advisor, COO of Tulip Corporation and his extensive operational management experience at Modine Manufacturing Company provide him with significant insight and experience into the operations, challenges and complex issues facing major manufacturing corporations such as Woodward. Mr. Rulseh also brings to the Board extensive senior executive level experience in international manufacturing and business restructurings.

Other public company directorships: Accuride Corporation (2013-2016).

Your Board unanimously recommends a vote “FOR” each of the nominees presented in Proposal 1.

BOARD OF DIRECTORS (continued)

Directors Remaining in Office Until 2021:

Thomas A. Gendron Age: 58 Director since: 2005

Mr. Thomas A. Gendron has been Chairman of the Board of the Company since January 2008, and has been President and Chief Executive Officer of the Company since July 2005. Mr. Gendron previously served as Chief Operating Officer and President of the Company from September 2002 until July 2005, and as Vice President and General Manager of Industrial Controls from June 2001 until September 2002. Prior to that, Mr. Gendron served as Vice President of Industrial Controls from April 2000 through May 2001, and as Director of Global Marketing and Industrial Controls’ Business Development from February 1999 through March 2000. Overall, Mr. Gendron has served with Woodward for almost 30 years in both the aircraft and industrial businesses, providing leadership in sales, marketing, business development, and product support management.

His experience with and knowledge of the Company’s businesses and the industries in which they operate has enabled Mr. Gendron to lead the Company’s growth since his appointment to President and Chief Operating Officer in September 2002. He has brought significant insight to the Board due to his comprehensive understanding of the Company and its operations at multiple levels, including the Company’s strategic vision, products, suppliers, customers and markets.

Other public company directorships: Hexcel Corporation (since 2010).

Daniel G. Korte Age: 59 Director since: 2017

Mr. Daniel G. Korte joined PPG Industries, Inc. (“PPG”) in May 2018 as Global Vice President-elect of its Aerospace Products business. Mr. Korte’s appointment of Global Vice President, Aerospace was effective as of August 1, 2018. Prior to joining PPG, Mr. Korte served as Chief Executive Officer of LMI Aerospace, Inc. (“LMI”), now part of the Sonaca Group, from February 2014 through October 2017. Prior to joining LMI, Mr. Korte was the President of the Rolls-Royce Defense Group in Washington, DC and London, UK from 2009 through 2012. From 1985 through 2009, Mr. Korte held various senior level roles at The Boeing Company in supply chain, program management and general management.

Mr. Korte is a results-oriented leader, skilled in identifying and capitalizing on global market opportunities that drive revenue and profitable growth. His experience and strong contributions in the commercial and defense aerospace markets brings a valuable set of skills to the Board.

Other public company directorships: LMI Aerospace, Inc. (2014-2017).

BOARD OF DIRECTORS (continued)

Ronald M. Sega Age: 67 Director since: 2008

Dr. Ronald M. Sega joined U.S. Army Futures Command as a Department of Defense Highly Qualified Expert in the role of Chief Technology Officer (“CTO”) in July 2019. Prior to his appointment as CTO, Mr. Sega served as Director, Systems Engineering Programs at Colorado State University (“CSU”) and Special Assistant to the Chancellor for Strategic Initiatives from September 2013 through June 2019. Mr. Sega remains a professor for the Systems Engineering Programs at CSU, on leave of absence, while serving as the CTO for Army Futures Command. Mr. Sega was also Vice President and Enterprise Executive for Energy and the Environment at CSU and The Ohio State University (“OSU”) from September 2010 through August 2013. CSU and OSU are two Land-Grant universities engaged in efficient, sustainable development of practical products using our natural resources through education, research and outreach. At CSU, he served as chair of the Sustainability, Energy, and Environment Advisory Committee. Dr. Sega also served as chair of the President’s and Provost’s Council on Sustainability at OSU. Dr. Sega held the position of Vice President for Energy, Environment, and Applied Research with the CSU Research Foundation from September 2007 through August 2010. Prior to joining CSU, Dr. Sega served as Under Secretary for the U.S. Air Force from August 2005 to August 2007. As Under Secretary, Dr. Sega led a team that developed a comprehensive energy strategy emphasizing supply, demand, and culture with results in 2006 leading to the receipt of the overall Presidential Award for Leadership in Federal Energy Management for the U.S. Government. As Under Secretary, Dr. Sega also acted as the Department of Defense (“DOD”) Executive Agent for space, and the Air Force Service Acquisition Executive for space programs. From August 2001 until August 2005, Dr. Sega was Director of Defense Research and Engineering, Office of the Secretary of Defense, which is the Chief Technology Officer for the DOD. From July 1996 to August 2001, he served as Dean, College of Engineering and Applied Science, University of Colorado at Colorado Springs. Dr. Sega is a former NASA astronaut and veteran of two shuttle missions. He retired from the U.S. Air Force in the rank of Major General. Dr. Sega is a Fellow of the American Institute of Aeronautics and Astronautics, as well as a Fellow of the Institute of Electrical and Electronics Engineers.

Dr. Sega brings to the Board an extensive background of applying research and development experience to real-world situations, knowledge of U.S. government contracting practices, and expertise in aerospace and energy technology and markets.

Other public company directorships: Rentech, Inc. (2007-2018).

BOARD OF DIRECTORS (continued)

Directors Remaining in Office Until 2022:

John D. Cohn Age: 65 Director since: 2002 Lead Director

Mr. John D. Cohn has served as President of CrossBorder Strategic Solutions, LLC, a strategic advisory company for global business development and implementation, since August 2019. In June 2019, Mr. Cohn retired from Rockwell Automation, Inc. (“Rockwell Automation”), a leading provider of innovative industrial automation and information products, solutions and services, where he served as Senior Vice President, Asia Business Planning and Execution, since September 2011. In that capacity, Mr. Cohn developed and implemented regional and country level business strategies for approximately $1 billion of Rockwell Automation sales. Additionally, Mr. Cohn led business development activities, industry business plans, and other market expansion opportunities to drive revenue and profitable growth for Rockwell Automation internationally. Mr. Cohn previously served as Rockwell Automation’s Senior Vice President, European Business Planning and Execution, from April 2009 to August 2011, and as Senior Vice President, Strategic Development and Communications, from 1999 to 2009.

Mr. Cohn brings to the Board expertise in global market and business development, execution of focused initiatives, and experience with leading organizations through change management, mergers and acquisitions. He also has extensive knowledge and direct experience in both the industrial and aerospace markets.

Other public company directorships: None held during the past five years.

Eileen P. Drake Age: 53 Director since: 2017

Ms. Eileen P. Drake has served as Chief Executive Officer and President of Aerojet Rocketdyne Holdings, Inc., a manufacturer of aerospace and defense products, since June 2015. She joined Aerojet Rocketdyne in March 2015 as Chief Operating Officer. Ms. Drake was previously with United Technologies Corporation (“UTC”) from November 2003 through February 2015, where she served as President of Pratt & Whitney AeroPower’s auxiliary power unit and small turbojet propulsion business from January 2012 through January 2015. She also held other various senior level roles during her tenure at UTC. Prior to joining UTC, Ms. Drake held various senior level roles with Ford Motor Company between 1996 and 2003. Ms. Drake served on active duty for seven years as a U.S. Army aviator and airfield commander of Davison Army Airfield in Fort Belvoir, Virginia.

Ms. Drake is an accomplished, dynamic leader with extensive experience in profit and loss management, operations, quality and supply chain. She brings to the Board extensive experience in the Aerospace industry and a results-oriented mentality.

Other public company directorships: Aerojet Rocketdyne Holdings, Inc. (since 2015).

BOARD OF DIRECTORS (continued)

Gregg C. Sengstack Age: 61 Director since: 2011

Mr. Gregg C. Sengstack was appointed Chief Executive Officer of Franklin Electric Co., Inc. (“Franklin Electric”), a manufacturer and distributor of water and fuel pumping systems, in May 2014, and Chairman in May 2015. He has been President of Franklin Electric since December 2011. Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Mr. Sengstack was President of Franklin Electric’s International Water Systems and Fueling Group from 2005 to 2011, and was Chief Financial Officer for Franklin Electric from 1999 to 2005. Mr. Sengstack joined Franklin Electric in 1988 and has worked on numerous acquisitions in the U.S. and overseas during his career.

Mr. Sengstack’s combination of P&L, finance, international and general management and top leadership experience, as well as his consensus-driven global leadership style and experience working with boards, allow him to provide the Board with strong insight into the Company’s multi-national markets and operations.

Other public company directorships: Franklin Electric Co., Inc. (since 2014).

GOVERNANCE

Governance Documents

Woodward’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the NASDAQ Stock Market (“NASDAQ”), SEC rules and regulations, and the applicable corporate governance requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). We maintain a corporate governance page on our website at http://www.woodward.com/about/corporate-governance. Included on this site are the following documents adopted by our Board:

•	The Woodward Constitution;

•	Director Guidelines;

•	Executive/Director Stock Ownership Guidelines;

•	The Woodward Code of Business Conduct and Ethics for directors, officers, and employees (who we refer to as members);

•	Woodward Code of Ethics for Senior Financial Officers and Other Finance Members;

•	Policy relating to “Insider” Trades of Woodward Stock;

•	Clawback Policy; and

•	Related Person Transaction Policies and Procedures.

Charters for our Audit Committee, Compensation Committee, Executive Committee, and Nominating and Governance Committee can also be found on our corporate governance page, as well as a link to EthicsPoint, our third-party help-line reporting system provider.

Sustainability

Woodward’s mission is to set the global standard in energy control solutions for the aerospace and industrial markets and promote sustainable solutions by optimizing energy use through improved efficiency and lower emissions. Woodward’s commitment to sustainability extends to several aspects of our business, including:

•

Products and Facilities – Clean energy technologies and innovative product and facility designs contribute to the global reduction of harmful emissions as well as the more efficient use of energy and other natural resources;

•

Governance – The Company’s governance structure and core principles enable sustainable growth while advancing shareholder value through strong relationships with members, customers, and other stakeholders;

•

Culture and Community – Woodward is dedicated to the continuous professional development of our members and engagement in our communities, and seeks to promote collaborative, effective partnerships at all levels of interaction; and

•

Social Responsibility – Woodward is committed to fair and equal treatment of all individuals, human rights, and compliance with all laws such as those addressing child labor, anti-human trafficking, and conflict minerals.

Woodward’s sustainability report outlines our present and future commitment to sustainability. Our sustainability report is available on our website and can be accessed at http://www.woodward.com/en/about/social-responsibility.

INDEPENDENT DIRECTORS

The Board, during its annual review of the independence of its members, has determined that each member of the Board, other than Mr. Gendron, is independent under the criteria established by current NASDAQ listing requirements for independent directors. In addition, the Board has determined that each member of the Audit Committee and each member of the Compensation Committee meets the additional independence criteria required for audit committee and compensation committee members, as applicable, established by SEC rules and regulations and NASDAQ listing requirements.

BOARD LEADERSHIP STRUCTURE

Mr. Gendron serves as our Chairman of the Board and Chief Executive Officer. Because one individual serves as both Chairman and CEO, the Board appoints an independent director to serve as “Lead Director.” Our Lead Director is Mr. Cohn, who was appointed to that position by the Board in 2017. In 2018, the Board adopted a Lead Director charter that provides a clear and formal delineation of the duties and responsibilities of the Lead Director. The independent Lead Director, among other duties, chairs separate executive sessions of the independent directors following regularly scheduled Board meetings. The duties and responsibilities of the Lead Director are more fully set forth under the “Board Meetings and Committees – Lead Director” section below. The Board believes the combined Chairman/CEO position, together with an independent Lead Director, has certain advantages over other board leadership structures and best meets the Company’s current needs. Mr. Gendron’s leadership as Chairman and CEO provides our Board with detailed and in-depth knowledge of the Company’s strategy, markets, operations and financial condition, and enhances our ability to communicate a clear and consistent strategy to our stockholders, employees and business partners. This leadership structure differentiates the oversight role of the Lead Director and other independent directors from the oversight role of the Chairman/CEO and other management, enabling the Board and the Chairman/CEO to have greater clarity and focus on their respective leadership roles.

The Board is responsible for, among other things, overseeing the management of the business and affairs of the Company; selecting and recommending to stockholders appropriate candidates for election to the Board; reviewing and, where appropriate, approving the business plans, major strategies and financial objectives of the Company; evaluating Board processes and performance and the overall effectiveness of the Board; evaluating the performance of the Company and of senior management; requiring, approving and overseeing the implementation of the Company’s succession plans; reviewing compliance with applicable laws and regulations and adopting and overseeing policies of corporate conduct to assure compliance with applicable laws and regulations, a corporate culture that reflects the Company’s values, and maintenance of necessary accounting, financial and other controls.

The Board understands there is no single “one-size fits all” approach to providing Board leadership in the competitive and changing environment in which we operate. The optimal Board leadership structure may vary as circumstances warrant. At present, the Board believes its current structure effectively maintains independent oversight and management. Consistent with our Director Guidelines, the Board reviews and considers whether the positions of Chairman and CEO should be combined or separated as part of a regular review of the effectiveness of the Company’s governance structure.

BOARD MEETINGS AND COMMITTEES

The Board met five times in fiscal year 2019. All directors attended at least 90 percent of the aggregate of the total meetings of the Board and all committees on which they served. Directors are encouraged, but are not required, to attend annual meetings of stockholders. The Company’s last annual meeting of stockholders was attended by all directors.

The Board has the following standing committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; and Executive Committee. All actions by committees are reported to the Board at the next regularly scheduled meeting. As part of its ongoing corporate governance review, the Board reviews its assignment of committee memberships annually. Except for the resignation of Mr. Thayer from the Audit Committee as described above in “Board of Directors”, no changes were made in fiscal year 2019 to committee assignments as reported in last year’s proxy statement.

BOARD MEETINGS AND COMMITTEES (continued)

The following table reflects the committee memberships as of the filing date of this proxy statement:

NAME	AUDIT	COMPENSATION	NOMINATING & GOVERNANCE	EXECUTIVE
John D. Cohn
Paul Donovan
Eileen P. Drake
Thomas A. Gendron
Daniel G. Korte
Mary L. Petrovich
James R. Rulseh
Ronald M. Sega
Gregg C. Sengstack
= Committee Member; = Chair

Audit Committee

The Audit Committee oversees and monitors the Company’s accounting and financial reporting processes, including the quality of internal controls over those processes and audits of the Company’s financial statements and internal controls over financial reporting. The Audit Committee also retains, oversees, and evaluates the Company’s independent registered public accounting firm, and is involved in the selection of the lead audit partner. The Audit Committee also reviews and approves the selection and tenure of the Company’s internal audit lead, and periodically assesses the quality of internal audit activity. The Audit Committee also assists the Board with monitoring compliance with laws, regulations and the Company’s Code of Business Conduct and Ethics. The Audit Committee is also responsible for reviewing the Company’s financial reporting risk exposure and the Company’s risk assessment and risk management processes. In addition, the Audit Committee oversees compliance of the Company’s financial statements with applicable rules and regulations and recommends to the Board, based on reviews and discussion with management and the Company’s independent registered public accounting firm, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K. The Audit Committee operates under a charter that more fully describes the responsibilities of the Audit Committee. The Audit Committee reviews its charter at least annually and recommends to the Board such revisions as it deems necessary or appropriate.

The Audit Committee charter can be found on our website at http://www.woodward.com/about/corporate-governance.

Consistent with SEC rules and regulations and NASDAQ’s listing standards, and in accordance with the Audit Committee charter, all members of the Audit Committee are independent directors and meet all enhanced independence requirements for Audit Committee members. The Board of Directors determined that Mr. Sengstack is an audit committee financial expert, within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, and has experience resulting in “financial sophistication” as defined under NASDAQ listing requirements.

The Audit Committee held six meetings in fiscal year 2019.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to compensation of the Company’s Chief Executive Officer and other executive officers, and conducts an annual performance review of the Chief Executive Officer with input from the independent members of the Board. The Compensation

BOARD MEETINGS AND COMMITTEES (continued)

Committee reviews and approves the compensation of all of our executive officers. The Compensation Committee has oversight responsibility for the Company’s (i) annual short-term incentive compensation under the Woodward Variable Incentive Plan (the “WVIP”), (ii) long-term incentive program, which includes a both a cash component (Woodward’s Cash Long-Term Incentive Plan (the “Cash LTI”)) and an equity component, and (iii) Omnibus Incentive Plan. Except as described under the “Delegation of Authority” section, the Compensation Committee determines and takes all action, including granting of all incentives and/or equity compensation to eligible recipients, in accordance with the terms of the Omnibus Incentive Plan, and serves as administrator and oversees compliance with the terms of the plan. The Compensation Committee reviews performance against targets for both the annual incentive compensation plan and the long-term incentive compensation plan. In addition, the Compensation Committee produces the annual report required by SEC rules, and recommends to the Board the inclusion of the Compensation Discussion and Analysis (“CD&A”) in the Company’s Annual Report on Form 10-K and its proxy statement.

The Compensation Committee charter can be found on our website at http://www.woodward.com/about/corporate-governance.

Consistent with NASDAQ’s listing requirements, and in accordance with the Compensation Committee charter, all members of the Compensation Committee are independent directors and meet the heightened standards for independence of Compensation Committee members under the NASDAQ listing rules. The Compensation Committee charter provides that the Compensation Committee may, after reviewing certain specified independence criteria, retain or obtain the advice of compensation advisers. The Compensation Committee charter also provides that the Compensation Committee is responsible for the appointment, compensation and oversight of the work of any such compensation advisers, and that the Company will provide for appropriate funding for payment of reasonable compensation to any compensation advisers retained by the Compensation Committee.

The Compensation Committee held six meetings in fiscal year 2019.

In making its decisions and completing its annual review of our executive compensation program, the Compensation Committee routinely examines a variety of factors which typically include the following (among others):

•	Financial reports on performance versus budget and compared to prior year performance for purposes of establishing any payouts under the WVIP;

•	Calculations and reports on levels of achievement of corporate performance objectives in the WVIP;

•	Reports on the Company’s strategic initiatives and budget for future performance periods;

•	Information on the Company’s officers’ and directors’ stock ownership and option holdings;

•	Information regarding dilutive effects of the equity compensation plans;

•

Data regarding the total compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers (our Named Executive Officers, or “NEOs”), including base salary, cash incentives, equity awards, and any perquisites;

•

Information regarding compensation programs and compensation levels at our peer comparator group identified by our compensation consultant and described under the caption “Compensation Discussion and Analysis — Compensation Philosophy and Strategy — Competitive Comparisons”;

•	The extent to which executive compensation and Company performance are aligned;

•	Trends, leading practices and governance or regulatory changes that impact executive compensation; and

BOARD MEETINGS AND COMMITTEES (continued)

•	The design and administration of the Company’s compensation programs and equity compensation plans, and associated risks, if any.

Delegation of Authority

The Compensation Committee charter provides authority to the Compensation Committee to delegate its role and responsibilities to subcommittees entirely made up of Compensation Committee members. The Compensation Committee has delegated, to a subcommittee comprised of the Compensation Committee Chairperson and one other Compensation Committee member, the authority to review and approve the grant of options, restricted stock units and/or restricted stock to officers and other employees of the Company, members of the Board, or consultants of the Company in the interval between regularly scheduled meetings of the Compensation Committee, subject to the pool for awards as identified and approved by the Compensation Committee in advance on an annual basis (such grants, “interim grants”). Additionally, the Board has (i) delegated to the Chief Executive Officer limited authority to make certain interim grants and (ii) delegated to the Compensation Committee all of the Board’s rights to impose restrictions on such authority of the Chief Executive Officer. The Chief Executive Officer is not permitted to make grants to any member of the Board, any Section 16 officer, or any other elected officer of the Company. The Chief Executive Officer otherwise is authorized to make interim grants of not more than 15,000 nonqualified stock options or 5,000 shares of Restricted Stock Units or Restricted Stock Awards to any individual during any fiscal year. The Compensation Committee delegated to the Chairman of the Compensation Committee the authority to approve any and all option exercises when the optionee seeks to pay for the cost of the option and/or the taxes associated with the transaction with stock previously owned and held by the optionee for at least six months. The Chairman of the Compensation Committee is authorized to further delegate these responsibilities to any other member of the Compensation Committee.

Risk Assessment

The Compensation Committee regularly reviews the Company’s compensation policies and practices, and believes they are robust and effective. The Company also conducted a review of its compensation plans and related risk to the Company. The Company and the Compensation Committee, with the input of Aon, the Company’s compensation consultant, have concluded that any risks arising from its employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

The Nominating and Governance Committee recommends qualified individuals to fill any vacancies on the Board, develops and administers the Director Guidelines and the Company’s guidelines for corporate governance, reviews and reassesses the Company’s programs and policies related to its codes of conduct, oversees an annual Board self-evaluation, establishes other governance related policies and guidelines, such as stock ownership guidelines for officers and directors, and addresses other governance related matters. In addition, the Nominating and Governance Committee periodically evaluates the compensation and benefits of the Company’s non-employee members of the Board and recommends any changes to the Board for approval.

The Nominating and Governance Committee charter can be found on our website at http://www.woodward.com/about/corporate-governance.

In accordance with NASDAQ listing requirements and the Nominating and Governance Committee’s charter, all members of the Nominating and Governance Committee are independent directors.

The Nominating and Governance Committee held five meetings in fiscal year 2019.

Executive Committee

The Executive Committee exercises all the powers and authority of the Board in the management of the business when the Board is not in session, and when, in the opinion of the Chairman of the Board, a particular

BOARD MEETINGS AND COMMITTEES (continued)

matter should not be postponed until the next regularly scheduled Board meeting. The Executive Committee has been delegated non-exclusive authority to declare cash dividends. The Executive Committee may not authorize certain major corporate actions such as amending the certificate of incorporation, amending the bylaws, adopting an agreement of merger or consolidation, or recommending the sale, lease, or exchange of substantially all of the assets of the Company.

The Executive Committee charter can be found on our website at http://www.woodward.com/about/corporate-governance.

The Executive Committee held no meetings in fiscal year 2019.

Director Nomination Process

The Nominating and Governance Committee considers candidates for Board membership as recommended by directors, management, or stockholders. The Nominating and Governance Committee uses the same criteria to evaluate all candidates for Board membership, whether recommended by directors, management, or stockholders. As it deems necessary, the Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. The Nominating and Governance Committee engaged a third-party consultant in fiscal year 2019 to assist in identifying and evaluating director candidates.

The Nominating and Governance Committee recommends qualified director candidates for nomination by the Board based on the skills and characteristics that the Board seeks in its members as well as consideration of the diversity of the Board as a whole. This review includes an assessment of, among other things, a candidate’s knowledge, education, experience, cultural background, including ethnicity, gender and age, and skills in areas critical to understanding the Company and its business, with a commitment to enhancing shareholder value. The Nominating and Governance Committee seeks candidates with the highest professional and personal ethics and values, that are aligned with the philosophy and concepts as expressed in the Company’s Constitution, and who will operate in accordance with the Company’s Code of Business Conduct and Ethics. The Nominating and Governance Committee also assesses a candidate’s ability to make independent analytical inquiries, and willingness to devote adequate time to Board duties.

Director nominees should possess the following experience, qualifications, attributes and skills:

•	An understanding of the principal operational and financial objectives, plans and strategies of the Company;

•	An understanding of the results of operations and financial condition of the Company;

•	An understanding of the relative standing of the Company in relation to its competitors; and

•	Leadership experience at the policy-making level in business, government, education or public interest.

Prospective directors should be committed to representing the long-term interests of the stockholders. A potential director must exhibit an inquisitive and objective perspective, an ability to think strategically, an ability to identify practical problems, and an ability to assess alternative courses of action that contribute to the long-term success of the business. Director candidates must have industry expertise and/or commit to understanding the Company’s industry as a basis to address strategic and operational issues of importance to the Company. Directors are also expected to commit substantial time and energy to the Board and should ensure that other existing and future time commitments do not materially interfere with their service as a director. Unless otherwise approved in advance by the Nominating and Governance Committee, non-employee directors shall limit their board service to a maximum of four other public companies, and employee directors shall limit their board service to a maximum of one other public company.

The Nominating and Governance Committee considers other relevant factors, as it deems appropriate, including the current composition of the Board and the need for expertise on various Board committees. Every

BOARD MEETINGS AND COMMITTEES (continued)

effort is made to complement and supplement skills within the Board and strengthen identified areas of need. The Nominating and Governance Committee considers the ability of candidates to meet independence and other requirements of the SEC, NASDAQ, or other regulatory bodies exercising authority over the Company.

The Nominating and Governance Committee’s process for evaluating potential director candidates normally requires one or more members of the Nominating and Governance Committee, and others as appropriate, to interview prospective nominees in person or by telephone. Upon identification of a qualified candidate, the Nominating and Governance Committee will recommend a candidate for consideration by the full Board.

Director Retirement Policy

Under the Director Guidelines, no individual will be nominated by the Board for re-election if such individual will achieve the age of 70 as of the annual stockholder meeting date of such re-election, unless the Board determines in its sole discretion that circumstances exist that would support any such nomination.

Policy with Respect to Change in Professional Responsibilities

Directors whose professional responsibilities change significantly from those they had when they were elected to the Board or who are involved in other circumstances that may negatively impact the Board or the Company should volunteer to resign from the Board. Such persons should not necessarily leave the Board. There should, however, be an opportunity for the Board through the Nominating and Governance Committee to review the continued appropriateness of Board membership under the circumstances.

Stockholder Recommendations for Directors

Stockholders wishing to suggest a candidate for Board membership should write our Corporate Secretary at 1081 Woodward Way, Fort Collins, Colorado 80524, and provide certain information to the Company as follows:

•	The stockholder’s name and contact information;

•	A statement that the writer is a stockholder of record and is proposing a candidate for consideration by the Nominating and Governance Committee;

•	The name of, and contact information for, the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected;

•	A statement of the candidate’s business and educational experience;

•	Information regarding the factors described above sufficient to enable the Nominating and Governance Committee to evaluate the candidate;

•	A statement of the value that the candidate would add to the Board;

•	A statement detailing any relationship between the candidate and any of our customers, suppliers, or competitors; and

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate.

In connection with its evaluation, the Nominating and Governance Committee may request additional information from the candidate or the recommending stockholder. The Nominating and Governance Committee has discretion to decide which individuals to recommend for nomination as directors. In order to give the Nominating and Governance Committee sufficient time to evaluate a recommended candidate, the recommendation must be received by our Corporate Secretary not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the previous year’s Annual Meeting of stockholders. No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the election of directors at this Annual Meeting.

BOARD MEETINGS AND COMMITTEES (continued)

Board Composition and Diversity

The Board meets periodically with the Nominating and Governance Committee to review Board composition for diversity of knowledge, experience, cultural background, ethnicity, gender, and age which, when taken together, enables the Board to ensure that board members possess the skills, perspectives and expertise necessary to effectively oversee the Company’s business. In this regard, the Nominating and Governance Committee considers, for each incumbent director and potential nominee, the various factors described in the below table. The Nominating and Governance Committee reviews the assessment and its recommendations with the Board.

The Nominating and Governance Committee is committed to exercising best practices of corporate governance and recognizes the importance of a Board that contains diverse experience at policy-making levels in business, public service, education, and technology, as well as other relevant knowledge that contributes to the Company’s global activities. The Board believes that diversity is an important component of Board membership, and is guided by the Company’s Bylaws, Director Guidelines, and Constitution, which requires the Board to adhere to the philosophy and concepts, including respect for the dignity, value and equality of all members.

Board diversity, leadership and experience qualifications for our independent directors are summarized in the table below:

BOARD MEMBER	CORPORATE GOVERNANCE		LEADERSHIP EXPERIENCE / COMPLIANCE	INDIVIDUAL DIVERSITY ATTRIBUTES	STRATEGY	INDUSTRY KNOWLEDGE

John D. Cohn	18			65
Paul Donovan	20	1		72
Eileen P. Drake	3	1		53
Thomas A. Gendron	15	1		58
Daniel G. Korte	3	1		59
Mary L. Petrovich	18	1		56
James R. Rulseh	18	1		64
Ronald M. Sega	12	1		67
Gregg C. Sengstack	9	1		61

* Including year appointed

Lead Director

In November 2017, Mr. Cohn was appointed as Lead Director. The Board has adopted a Lead Director charter to establish a clear and formal delineation of Lead Director duties and responsibilities. The Lead Director chairs separate meetings of the independent directors, generally following each regularly scheduled Board meeting. The Lead Director facilitates discussion and open dialogue among the independent directors. Topics discussed are at the discretion of the independent directors, and generally include among other things, a review of our

BOARD MEETINGS AND COMMITTEES (continued)

Chief Executive Officer’s performance. The Lead Director then meets with the Chief Executive Officer to review items discussed at the meeting and to provide feedback from the Board with regard to his overall performance as CEO. The Lead Director then reports to the independent directors regarding each such feedback meeting with the Chief Executive Officer. Additionally, the Lead Director (together with the Chairperson of the Compensation Committee) presents to the Chief Executive Officer his annual performance review as conducted by the Compensation Committee with input from the independent members of the Board of Directors, and the Lead Director (together with the Chairperson of the Nominating and Governance Committee) reviews and reports on the results of the Board’s annual self-evaluation, discussed below. The Lead Director also communicates with the Chief Executive Officer on a regular basis to discuss any other Board matters or concerns, and acts as a liaison in that regard between the independent members of the Board and the Chief Executive Officer, without inhibiting direct communication between them. The charter provides that the Lead Director will serve a maximum term of five years in such capacity.

Board and Board Committees Self-Evaluation Process

Board and committee evaluations play a critical role in ensuring the effective functioning of our Board and Board committees. Our Board annually evaluates the performance of the Board and its committees. As part of the Board’s self-assessment process, directors are provided with detailed questionnaires and then participate in a guided, one-on-one interview-based or a group discussion-based evaluation designed to offer a thoughtful and substantive reflection on the Board’s performance. The questionnaires and interviews consider various topics related to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds. As set forth in its charter, the Nominating and Governance Committee oversees the Board and committee evaluation process. The Nominating and Governance Committee periodically reviews the form of questionnaire and the self-evaluation process, considers whether changes are recommended, and reports the results to the Board.

Stockholder Communications With the Board of Directors

Stockholders may send communications to the Board by submitting a letter addressed to: Woodward, Inc., Attn: Corporate Secretary, 1081 Woodward Way, Fort Collins, Colorado 80524. The Board has instructed the Corporate Secretary to forward such communications to the Lead Director. The Board has also instructed the Corporate Secretary to review such correspondence and, at the Corporate Secretary’s discretion, not to forward correspondence which is deemed of a commercial or frivolous nature or inappropriate for Board consideration. The Corporate Secretary may also forward the stockholder communication within the Company to the Chief Executive Officer and President or to another executive officer to facilitate an appropriate response.

The Corporate Secretary maintains a log of all communications from stockholders and the disposition of such communications, which the directors review at least annually.

Risk Oversight

The Board is responsible for overseeing management’s identification and mitigation of Company risks, including but not limited to risks associated with our strategic plan, capital structure, development activities, compliance with government regulations, and other significant inherent risks such as cybersecurity. The Board has the ultimate oversight responsibility for risk management processes, with various committees of the Board composed entirely of independent directors overseeing certain aspects of such risk management. While the Board and its various committees have oversight responsibilities for risk management processes, management has responsibility for the day-to-day aspects of risk management. The Board and its committees receive regular reports on risk management from Company management and independent auditors.

The Audit Committee is responsible for risks relating to the Company’s financial statements, financial reporting processes, the evaluation of the effectiveness of internal control over financial reporting, and the Company’s compliance with its financial and ethics policies.

BOARD MEETINGS AND COMMITTEES (continued)

The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company’s compensation programs and equity compensation plans, and performs the annual performance review of the CEO and ensures the independence of the compensation consultants.

The Nominating and Governance Committee oversees risks relating to the Company’s corporate governance processes, compliance with the SEC and NASDAQ rules and regulations, and other state and federal laws and regulations relating to corporate governance, and reviews and reassesses the adequacy of the Company’s Code of Business Conduct and Ethics.

The Board and its committees have direct and independent access to management. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that Woodward faces. The existing Board leadership structure encourages communication between the independent directors and management, including those as a result of discussions between the Lead Director and the Chairman of the Board and Chief Executive Officer. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.

Related Person Transaction Policies and Procedures

The Board adopted the Company’s Related Person Transaction Policies and Procedures (our “RPT Policy”), which provides that the Audit Committee will review and approve Interested Transactions (as described below). Our RPT Policy delegates the authority to act with respect to Interested Transactions that are valued below a stated threshold to the Chair of the Audit Committee.

Our RPT Policy defines an “Interested Transaction” with reference to transactions described in Item 404 of Regulation S-K promulgated by the SEC, which generally means a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships or any material amendments or modifications thereto in which the Company (including any of its subsidiaries) was, is, or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has, or will have a direct or indirect interest.

“Related Person” also is defined in our RPT Policy with respect to the definitions contained in Item 404 of Regulation S-K. Generally, “Related Persons” consist of any director or executive officer of the Company, any nominee for director, any holder of five percent or more of the Company’s common stock, or any immediate family member of any such persons. “Immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of any such person, and any person (other than a tenant or employee) sharing the household of such person. It may also include entities with which any of such persons have a relationship.

The approval procedures in our RPT Policy state that the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. In addition, our RPT Policy states that, in connection with the approval or ratification of an Interested Transaction involving an outside director or nominee for director, the Audit Committee should consider whether such transaction would compromise such director’s status as: (1) an independent director under NASDAQ’s independence standards, (2) an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”) or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the Compensation Committee of the Board, or (3) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee of the Board. Our RPT Policy also identifies certain transactions that are deemed to be pre-approved, including transactions involving competitive bids, regulated transactions, and employee transactions. No director participates in any discussion for approval of a related party transaction for which he or she is an interested party other than is necessary to provide relevant information to the Audit Committee.

BOARD MEETINGS AND COMMITTEES (continued)

Woodward is not currently engaged in any Interested Transactions, and there are no known proposed Interested Transactions, that would require disclosure under the RPT Policy.

Compensation Committee Interlocks and Insider Participation

Ms. Petrovich and Messrs. Rulseh, Cohn, and Donovan served as members of the Compensation Committee during fiscal year 2019. The Compensation Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.

Director Compensation

We do not pay directors who are also Woodward employees additional compensation for their services as directors. Non-employee directors are paid cash compensation for their service on the Board, as well as additional cash compensation for any memberships and/or chair positions on various Board committees or as Lead Director. Non-employee directors are also awarded equity compensation (in the form of stock options) based on a targeted delivered value which, in consultation with and recommendations from Aon, is recommended by the Nominating and Governance Committee and approved by the Board.

For this purpose, “delivered value” means the total Black-Scholes value of the option grant as calculated on the day prior to the effective date of the grant. The exercise price of the stock option awards is determined on the effective grant date and is not less than (and is typically equal to) the closing price of the Company’s stock as quoted on NASDAQ on that day. The targeted delivered value is recommended by the Nominating and Governance Committee and approved by the Board, following consultation with and recommendations from Aon as described in more detail below. For fiscal year 2019, based on Board approval of targeted delivered value of $135,000, the Compensation Committee approved the grant of stock options to non-employee directors on September 28, 2018 at an exercise price of $79.81, which was the closing price of Woodward common stock as quoted on NASDAQ on the effective grant date (October 1, 2018, the first day of the Company’s fiscal year 2019).

As set forth in our Omnibus Incentive Plan, however, no non-employee director may receive equity awards in any fiscal year (the value of which will be based on their grant date fair value determined in accordance with Generally Accepted Accounting Principles) that, in the aggregate, exceed $300,000, provided that such amount is increased to $450,000 in the fiscal year of a non-employee director’s initial appointment. The number of stock options awarded to each director is based on the intended delivered value, divided by the Black-Scholes value of a stock option as calculated by Aon for all stock option participants in a given year.

During fiscal year 2019, the Board of Directors adopted a Director Compensation Policy, filed with the Company’s most recent SEC Annual Report on Form 10-K for the year ended September 30, 2019. Pursuant to such policy and in accordance with previous practice, the Nominating and Governance Committee evaluates the market competitiveness of the Company’s director compensation program every two years. Fiscal year 2019 was an off-cycle year for such evaluation and, as such, no changes were made to the Board compensation program for fiscal year 2019 relative to the prior year.

BOARD MEETINGS AND COMMITTEES (continued)

Cash compensation for non-employee directors remained as follows in fiscal year 2019:

Annual Retainer (1)	$75,000

Additional Annual Retainer Fees
Lead Director	$12,500
Audit Committee – Chairman	$23,000
Audit Committee – Non-Chair members	$13,000
Compensation Committee – Chairman	$12,500
Compensation Committee – Non-Chair members	$6,500
Nominating & Governance Committee – Chairman	$12,500
Nominating & Governance Committee – Non-Chair members	$6,500

(1)

Annual, Lead Director and Committee membership retainers are paid in four equal quarterly installments. Directors do not receive additional compensation for individual Board or Committee meetings held.

In fiscal year 2019, the Nominating and Governance Committee commissioned Aon to conduct a competitive assessment of the Company’s Board of Director compensation program. Aon analyzed board of director compensation practices of the Company’s fiscal year 2020 peer group, and compared Woodward’s Board compensation program to the practices of the peer group. Based on the results of this assessment, the Nominating and Governance Committee determined it was appropriate and in line with market practice to increase certain Board cash compensation for fiscal year 2020, effective October 1, 2019. Specifically, (i) the annual director cash retainer was increased by $7,500 to $82,500, and (ii) the annual lead director cash retainer was increased by $12,500 to $25,000. No other changes to Board of Director compensation for fiscal year 2020 were made.

Our directors are eligible to participate in a non-qualified deferred compensation plan, the Woodward Executive Benefit Plan (“EBP”). Under the EBP, our directors are able to defer up to 100% of their cash compensation, including retainer fees, and any fees for participation as a committee member, committee chairman, or Lead Director.

The following table shows the compensation earned by non-employee members of the Board during the fiscal year ended September 30, 2019:

DIRECTOR	FEES EARNED OR PAID IN CASH ($)	OPTION AWARDS ($)(1)	TOTAL ($)
John D. Cohn	100,500	163,228	263,728
Paul Donovan	88,000	163,228	251,228
Eileen P. Drake	88,000	163,228	251,228
Daniel G. Korte	88,000	163,228	251,228
Mary L. Petrovich	94,000	163,228	257,228
James R. Rulseh	94,000	163,228	257,228
Dr. Ronald M. Sega(2)	88,000	163,228	251,228
Gregg C. Sengstack	98,000	163,228	261,228
Jonathan W. Thayer(3)	44,000	163,228	207,228

(1)

Under our Omnibus Incentive Plan, on October 1, 2018, each non-employee director was awarded options to purchase 5,200 shares of Woodward common stock at $79.81 per share, the closing price of Woodward common stock on that date as quoted on NASDAQ. Each option tranche vests at the rate of 25% per year generally. The

BOARD MEETINGS AND COMMITTEES (continued)

amounts reported in the “Option Awards” column above represent the grant date fair value of the option awards as calculated under generally accepted accounting principles in accordance with Accounting Standards Codification 718. Assumptions used in calculating these amounts are included in Note 19 of Woodward’s financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2019 filed with the SEC on November 25, 2019.

(2)	Dr. Sega deferred 25% of his total aggregate cash retainer fees in fiscal year 2019 into the EBP.

(3)

As discussed above in “Board of Directors,” Mr. Thayer resigned from the Board, effective January 31, 2019, and the fees shown only reflect payment for the fees he earned as a Director during the portion of the year he served in that capacity. Mr. Thayer currently serves as an executive officer of the Company. His compensation for fiscal year 2019 as an executive officer is included below in “Executive Compensation”.

Option awards outstanding as of September 30, 2019 are as follows:

DIRECTOR	OPTIONS NOT VESTED	OPTIONS VESTED	OPTIONS OUTSTANDING
John D. Cohn	15,600	41,595	57,195
Paul Donovan	15,600	41,595	57,195
Eileen P. Drake	11,450	3,250	14,700
Daniel G. Korte	11,450	3,250	14,700
Mary L. Petrovich	15,600	41,595	57,195
James R. Rulseh	15,600	30,370	45,970
Dr. Ronald M. Sega	15,600	28,695	44,295
Gregg C. Sengstack	15,600	35,395	50,995
Jonathan W. Thayer	13,200	5,000	18,200

STOCK OWNERSHIP OF MANAGEMENT

Directors and Named Executive Officers

The following table shows how much Woodward common stock was beneficially owned, as of November 25, 2019, by each director, each named executive officer of the Company, and all directors and executive officers as a group:

DIRECTORS	NUMBER OF SHARES (1)(2)	PERCENT (%)(1)
John D. Cohn	68,545	*
Paul Donovan(3)	89,918	*
Eileen P. Drake	6,050	*
Daniel G. Korte	6,050	*
Mary L. Petrovich	56,263	*
James R. Rulseh	40,320	*
Ronald M. Sega	51,721	*
Gregg Sengstack	66,345	*

NAMED EXECUTIVE OFFICERS
Thomas A. Gendron	1,496,294	2.34
Robert F. Weber, Jr.	278,680	*
Jonathan W. Thayer	9,550	*
Thomas G. Cromwell	4,610	*
Sagar A. Patel	131,203	*
All directors and executive officers as a group (15 persons)	2,692,156	4.20
*Less than one percent

(1)

The number of shares outstanding for purposes of calculating the percentages shown includes shares (does not include fractional shares) allocated to participant accounts of named executive officers under the Woodward Retirement Savings Plan (the “Retirement Savings Plan”), as well as the EBP. The Retirement Savings Plan directs the Trustee to vote the Woodward shares allocated to participants’ accounts as directed by such participants. If voting instructions are not received, the Trustee is instructed to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received instructions.

(2)

In addition, the number of shares outstanding for purposes of calculating the percentages shown includes a number of shares of our common stock that may be acquired by each person referenced through the exercise of options within 60 days of November 25, 2019 in accordance with the rules of the SEC. The below table summarizes all shares that may be acquired through the exercise of options within 60 days of November 25, 2019.

STOCK OWNERSHIP OF MANAGEMENT (continued)

Table to footnote (2) above:

DIRECTORS	NUMBER OF SHARES
John D. Cohn	48,545
Paul Donovan	48,545
Eileen P. Drake	6,050
Daniel G. Korte	6,050
Mary L. Petrovich	48,545
James R. Rulseh	37,320
Ronald M. Sega	35,645
Gregg Sengstack	42,345

NAMED EXECUTIVE OFFICERS
Thomas A. Gendron	1,131,025
Robert F. Weber, Jr.	224,350
Jonathan W. Thayer	9,550
Thomas G. Cromwell	0
Sagar A. Patel	118,725

(3)	Includes 1,231 shares held by Mr. Donovan’s wife. Mr. Donovan disclaims beneficial ownership of the shares held by his wife.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) were filed on a timely basis, with the exception of a Form 4 filed by the Company on behalf of Mr. Preiss related to a distribution of phantom stock units from the Company’s Executive Benefit Plan. The untimely Form 4 was filed outside the Section 16 filing requirement and was primarily due to an administrative oversight by the Company.

PERSONS OWNING MORE THAN FIVE PERCENT OF WOODWARD STOCK

The following table shows how many shares of Woodward common stock were owned by each person known to us to own more than five percent of our common stock as of November 25, 2019:

OWNERSHIP OF COMMON STOCK
PRINCIPAL HOLDERS	NUMBER OF SHARES	PERCENT (%)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	6,212,185(1)	10.02
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,085,039(2)	8.21
Woodward Retirement Savings Plan 5001 North Second Street Rockford, IL 61111	4,064,532(3)	6.56

(1)

Based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 10, 2019. BlackRock has sole voting power with respect to 6,090,597 shares of our common stock and sole dispositive power with respect to 6,212,185shares of our common stock.

(2)

Based solely on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 11, 2019. Vanguard has sole voting power with respect to 111,407 shares of our common stock, has shared voting power with respect to 6,754 shares of our common stock, has sole dispositive power with respect to 4,972,254 shares of our common stock, and has shared dispositive power with respect to 112,785 shares of our common stock. Of the 5,085,039 total shares of our common stock held by Vanguard, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 106,031 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 12,130 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(3)

Based solely on a Schedule 13G filed with the SEC by Woodward Retirement Savings Plan (the “Retirement Savings Plan”) on February 12, 2019. Shares in the Retirement Savings Plan are held in a trust for which Vanguard Fiduciary Trust serves as Trustee. JPMorgan Chase Bank, N.A. serves as custodian of the Retirement Savings Plan and holds the actual shares in a custodial account. All shares held in the Retirement Savings Plan are allocated to participant accounts. The Retirement Savings Plan has sole voting power and sole dispositive power with respect to 4,064,532 shares of our common stock. However, the Retirement Savings Plan directs the Trustee to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Retirement Savings Plan as directed by such participants and to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which instructions are received.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) provides an overview of our compensation philosophy, strategy, objectives and structure for fiscal year 2019. This section is intended to be read in conjunction with the tables that immediately follow, which provide further historical compensation information for the NEOs.

For fiscal year 2019, our NEOs were:

NAME	PRINCIPAL POSITION DURING FISCAL YEAR 2019
Thomas A. Gendron	Chairman, Chief Executive Officer and President
Robert F. Weber, Jr. (1)	Vice Chairman and Chief Financial Officer
Jonathan W. Thayer (2)	Vice Chairman, Corporate Operations
Thomas G. Cromwell (3)	Vice Chairman, Chief Operating Officer
Sagar A. Patel	Business Unit President, Fuel Systems and Controls

(1)

Mr. Weber served as Chief Financial Officer of the Company for the duration of the Company’s fiscal year 2019. As part of a planned transition, Mr. Weber resigned from the position of Chief Financial Officer on October 1, 2019, the first day of Woodward’s fiscal year 2020. He remains an officer of the Company as Vice Chairman. Mr. Weber announced his intentions to retire from the Company effective in 2020. See “Changes Within Executive Group” below.

(2)

Mr. Thayer, a former director of the Company, was appointed Vice Chairman, Corporate Operations, effective January 7, 2019. Mr. Thayer was appointed Chief Financial Officer as of October 1, 2019, the first day of the Company’s fiscal year 2020, succeeding Mr. Weber. Mr. Thayer is now Vice Chairman, Corporate Operations and Chief Financial Officer. See “Changes Within Executive Group” below.

(3)	Mr. Cromwell joined the Company as Vice Chairman, Chief Operating Officer on February 20, 2019.

Executive Summary

Our executive compensation program is intended to (1) provide a competitive total compensation program that enables us to attract, retain, and motivate a high-performance executive management team, and (2) link the total compensation program payouts to Company and stockholder interests. We believe that proper administration of this program should result in a compensation program that is aligned with, and motivates improvement in, our fundamental financial performance and supports the long-term interests of the Company and its stockholders.

Our executive compensation program is based on the overall financial performance of the Company and is structured as a total compensation package comprised of the following elements:

•	Base salary;

•	Annual short-term incentive compensation under the Woodward Variable Incentive Plan (“WVIP”); and

•

Long-term incentive compensation under the Company’s long-term incentive program (“LTI Plan”), which includes a cash component (under the Cash LTI, as discussed below) and equity components (typically in the form of non-qualified stock options).

In addition, the executive compensation program for NEOs includes health and welfare benefits, a deferred compensation program, defined contribution plans, change in control agreements, and other ancillary benefits.

Woodward adopted the FASB Accounting Standards Update No. 2014-09 “Revenue from Contracts with Customers” (“ASC 606”), effective October 1, 2018. Fiscal year 2019 results were reported on the basis of ASC 606 in accordance with GAAP (generally accepted accounting principles), as well as on the basis of the prior applicable accounting standard (“ASC 605”). However, Woodward’s fiscal year 2019 profit plan was established

COMPENSATION DISCUSSION AND ANALYSIS (continued)

in accordance with ASC 605 only. Therefore, all applicable WVIP metrics for fiscal year 2019 were established and measured on the basis of ASC 605 rather than ASC 606. In contrast, the fiscal year 2019 portion of the 2017-2019 performance cycle for Cash LTI, which uses relative metrics in comparison to our peer group, was measured on the basis of ASC 606. Accordingly, our below summary reflects financial results for fiscal year 2019 both on the basis of ASC 606 and ASC 605; fiscal year 2018 results are reflected only under ASC 605:

•	Net sales for fiscal year 2019 were $2.90 billion under ASC 606 and $2.79 billion under ASC 605, compared to $2.33 billion in fiscal year 2018.

•

Net earnings for fiscal year 2019 were $260 million, or $4.02 per diluted share, under ASC 606 and $254 million, or $3.94 per diluted share, under ASC 605, compared to $180 million, or $2.82 per diluted share, in fiscal year 2018.

The net earnings results are reflected in the compensation paid in fiscal year 2019, particularly through the WVIP.

Changes Within Executive Group

On January 7, 2019, the Company announced that Mr. Weber, Vice Chairman and Chief Financial Officer, notified the Company of his intention to retire effective in 2020, and that as part of the Company’s succession planning for the Chief Financial Officer role, Mr. Thayer joined the Company as Vice Chairman, Corporate Operations, reporting to Mr. Gendron. Mr. Thayer resigned from the Board and as a member of the Audit Committee in connection with joining the Company as an executive officer.

On October 1, 2019, the first day of the Company’s fiscal year 2020, Mr. Weber resigned from his position as Chief Financial Officer and was succeeded by Mr. Thayer as planned. Mr. Weber remains an officer of the Company as Vice Chairman, providing general support to Mr. Gendron. Mr. Thayer is now Vice Chairman, Corporate Operations and Chief Financial Officer.

Effective February 20, 2019, Mr. Cromwell was appointed to the newly created position of Vice Chairman, Chief Operating Officer, reporting to Mr. Gendron.

On April 8, 2019, the Company reorganized its business group reporting structure into site-based “business units”. As part of the reorganization, the Company’s Aircraft Turbine Systems (“ATS”) business group unit was restructured. Mr. Patel, previously the President of ATS, was appointed as Business Unit President, Fuel Systems and Controls. Mr. Patel’s responsibilities did not substantially change in the reorganized structure, and thus no changes were made to his compensation in fiscal year 2019. The Compensation Committee established the 2019 WVIP design prior to the reorganization, and the Compensation Committee determined to make no changes to such design after the reorganization. For this reason, Mr. Patel’s fiscal year 2019 WVIP payout was calculated using the performance metrics established for the former ATS business group.

Executive Compensation Mix

For our NEOs, we believe it is important to provide a significant portion of total compensation tied to incentives that can fluctuate, up or down, based on our financial and operational performance to align with stockholder interests. With respect to variable compensation, the Compensation Committee places a balanced emphasis on both short-term (i.e., the WVIP) and long-term Company performance (i.e., Cash LTI and equity compensation); however, the majority of target variable compensation for our NEOs relates to long-term objectives.

In analyzing the pay mix and various elements of compensation for each NEO, the Compensation Committee annually considers competitive market data, internal equity (the relative compensation among the Company’s NEOs), and the other individual factors described below in Compensation Philosophy and Strategy. These include the nature and scope of the individual’s role at Woodward, the individual’s performance, knowledge, skills, abilities, potential, and overall contribution to the Company and impact to shareholder value.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

The charts below reflect the target mix pay between fixed and variable compensation components based on target compensation for our NEOs during fiscal year 2019, which reflects our pay-for-performance philosophy:

(1)

Represents annualized target compensation. However, in order to provide a meaningful reflection of the typical target pay mix for Messrs. Thayer and Cromwell, the pie chart excludes the following compensation granted to and received by Messrs. Thayer and Cromwell in connection with their hire: (i) compensation as described in “Sign-On Incentives for Messrs. Thayer and Cromwell” and (ii) equity compensation granted for fiscal year 2019 in substitution for Cash LTI, as described in “Long-Term Incentive Compensation for Messrs. Thayer and Cromwell”.

(2)	Represents annual target compensation. Excludes the incremental awards granted to Mr. Weber in connection with the L’Orange acquisition.

Compensation Philosophy and Strategy

Our compensation philosophy and strategy is to establish total compensation (base salary, annual short-term cash incentives, and long-term incentives) for each NEO that is competitive with total compensation for executives in comparable positions at companies in our peer comparator group. Our compensation approach reflects multiple factors such as (i) the individual’s performance, knowledge, skills, abilities and potential, (ii) significant contributions to the Company and impact to shareholder value, and (iii) our ability to achieve our goals to attract and retain industry leading talent.

Our philosophy places a strong focus on pay-for-performance, with an emphasis on variable compensation, and in particular, long-term incentive compensation that directly ties to Company performance. Our variable compensation plans (annual short-term incentives and long-term incentives), which for fiscal year 2019 represented between 67% and 84% of our NEOs’ target total compensation opportunities, are designed so that the payout opportunity is directly linked to the achievement of pre-determined financial performance metrics, with upside opportunity for exceeding the pre-determined goals. Our variable compensation plans also include equity-based compensation to align NEO and stockholder interests. With the variable incentive components of our executive compensation program, we strive to align the interests of the NEOs with the interests of our stockholders in different ways by focusing on both short-term and long-term performance goals, by promoting ownership of the Company, and by linking reward outcomes to our financial performance. As a result of Woodward’s total compensation approach, which includes base pay and variable pay (annual incentive compensation and long-term incentive compensation), the actual performance of the Company significantly influences the total compensation received by our NEOs.

Consideration of Stockholder Say on Pay Vote

In January 2019, our stockholders voted on an advisory resolution regarding the compensation of our named executive officers, which was approved by 96.4% of the votes cast on the proposal (the “say on pay proposal”). The Compensation Committee determined that the favorable vote demonstrated strong stockholder support for

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Woodward’s overall executive compensation approach and the related actions described in its 2018 proxy statement, and further determined that current practices and processes did not require any significant modifications to achieve the desired results or to address any stockholder concerns. In addition, at the 2016 Annual Meeting held in January 2017, our stockholders indicated their preference for an annual say on pay vote in an advisory resolution regarding the frequency of say on pay proposals, which the Board adopted. Accordingly, a say on pay proposal is again being submitted to our stockholders for consideration at the 2019 Annual Meeting, which is included as Proposal 3 in this proxy statement. The Compensation Committee will continue to consider the outcome of these advisory votes when evaluating future executive compensation arrangements.

The Compensation Committee’s Interaction with Management

In order to design compensation programs that are aligned with appropriate Company performance goals and strategic direction, the Compensation Committee works closely with management, including the Chief Executive Officer, the Corporate Vice President, Human Resources, and the Corporate Vice President, General Counsel & Corporate Secretary. Specifically, management facilitates the alignment process by:

•	Reviewing compensation data of our NEOs, which is provided by our executive compensation consultant for comparative benchmarking;

•	Evaluating NEO performance (with the exception of our Chief Executive Officer);

•	Making recommendations to the Compensation Committee regarding annual short-term incentive plan design and performance metrics; and

•

Making recommendations to the Compensation Committee regarding the compensation of the NEOs (with the exception of the Chief Executive Officer) for base salary, annual short-term incentive compensation targets, long-term cash incentive compensation targets, and long-term equity compensation. The Chief Executive Officer’s compensation, including base salary, is determined by the Compensation Committee, with guidance from our compensation consultant, relative to comparative market data, as well as by measuring his performance against a defined process led by the Compensation Committee Chairman involving all independent Board members.

All decisions regarding executive compensation are ultimately made by the Compensation Committee.

The Company’s Corporate Vice President, Human Resources, works with the Compensation Committee Chair to establish the agenda for Compensation Committee meetings. At the Compensation Committee’s request, the Chief Executive Officer regularly attends the meetings and provides background information regarding the Company’s strategic objectives, evaluation of the performance of the executive officers, and compensation recommendations as to executive officers other than himself. The Compensation Committee may also seek input from the Corporate Vice President, General Counsel & Corporate Secretary, as necessary and appropriate, to carry out its duties. The Corporate Vice President, Human Resources, provides input on executive compensation structure, performance assessment process and data, potential promotions, talent management and succession planning, and compensation associated with promotions. No employee is present during the discussion of his or her compensation.

Interaction with Compensation Consultants

In making its determinations with respect to executive compensation, the Compensation Committee generally engages the services of an independent compensation consultant. In fiscal year 2019, the Compensation Committee retained the services of Aon to assist with its review of the total compensation packages of the NEOs.

The Compensation Committee retains Aon primarily to provide guidance for the executive compensation decision-making process. Annually, Aon provides the Compensation Committee with an analysis comparing the compensation for the NEOs to our compensation philosophy and to the data of our peer comparator group for base salary, target short-term incentives, target total cash, target long-term incentives (cash and equity), and

COMPENSATION DISCUSSION AND ANALYSIS (continued)

target total compensation. In carrying out its assignment, the consultant may interact with members of management, including but not limited to the Chief Executive Officer, the Corporate Vice President, Human Resources, the Corporate Vice President, General Counsel & Corporate Secretary, Vice President & Corporate Controller, and the Director, Global Total Rewards.

In addition to their services with respect to compensation for the NEOs, Aon acts as a global compensation and benefits consultant for the Company and provides total compensation data for the Company’s key leadership group. Management also utilizes Aon’s benefits index and compensation and benefits survey data to benchmark compensation and benefits for the Company’s non-NEOs.

During fiscal year 2019, in accordance with SEC rules and regulations and NASDAQ listing requirements, the Compensation Committee considered various factors relating to compensation consultant independence, including the following six factors established by the SEC:

•	The provision of other services to the Company by Aon;

•	The amount of fees received from the Company by Aon as a percentage of total revenue;

•	Aon’s policies and procedures designed to prevent conflicts of interest;

•	Any business or personal relationship of the individual consultants with a member of the Compensation Committee;

•	Any stock of the Company owned by the individual consultants; and

•	Any business or personal relationship of the individual consultants or Aon with an executive officer of the Company.

As a result of the interactions with the Compensation Committee and management, the Company believes Aon has a well-developed understanding of our business, and is well positioned to provide objective guidance on compensation and benefit plans that are aligned with and reinforce our strategies and goals, and has determined that Aon is independent and free from any conflict of interest.

Compensation Consultant Fees

For fiscal year 2019, the Company paid Aon $765,649 for advice and services provided to the Compensation Committee and the Company. Of this amount, $544,323 was paid as a result of the work Aon performed for the Compensation Committee related to executive compensation advice and services, and $221,326 was paid as a result of the work Aon performed for the Company that was not related to executive compensation, including broad compensation benchmarking data applicable to non-executive employees, including international benchmarking data and services, and other health, welfare and retirement plan consulting services.

The decision to use Aon for advice and services not related to executive compensation was made by management. While neither the Compensation Committee, nor the Board pre-approves these non-executive compensation services, the Compensation Committee annually reviews Aon’s internal guidelines and practices designed to guard against conflicts and ensure the objectivity of advice in connection with the Compensation Committee’s review of the six compensation consultant conflicts of interest factors described above under “Interaction with Compensation Consultants.”

The Compensation Committee believes that the advice and services unrelated to executive compensation that Aon provided to the Company did not impact advice and services that Aon provided to the Compensation Committee on executive compensation matters nor the independence of Aon with respect to management.

Competitive Comparisons

Our executive compensation program is benchmarked to be competitive with our peer comparator group. On an annual basis, companies in our peer comparator group are approved by the Compensation Committee. The companies included in our peer comparator group are selected from the Aon Total Compensation

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Measurement database on the basis of competition for business or talent, global and publicly-traded holding structure, level of operational complexity, similar revenue size, market capitalization, markets and industries served, and manufacturing profile.

Based on its annual review, the Compensation Committee determined that the companies comprising the peer comparator group for fiscal year 2018 remained appropriate for pay and performance comparisons in fiscal year 2019. Accordingly, no changes were made to the peer comparator group that was used for fiscal year 2019 compensation determinations.

Compensation data from our peer comparator group identified in the table below was reviewed as part of the Compensation Committee’s process of determining target total compensation opportunities for each NEO for fiscal year 2019. We also reference this data across each component of compensation for our NEOs, including base salary, annual short-term incentive compensation, and long-term incentive compensation. At the time the peer group below was approved by the Compensation Committee, the peer group was comprised of companies that had revenues ranging from 0.5x to 3.3x the Company’s revenues, with average revenues equal to 1.3x the Company’s revenues. Based on Aon’s recommendation, the Compensation Committee determined this to be an appropriate range. Revenues serve as a key evaluation criteria because we believe that it is a reasonable reflection of the scope and complexity of an organization, as well as the duties and responsibilities of the NEO positions being compared. To a lesser extent, operating income and market capitalization are also evaluated.

FISCAL YEAR 2019 PEER COMPARATOR GROUP
Actuant Corporation	Flowserve Corp.	Moog Inc.
Ametek Inc.	Graco Inc.	Nordson Corporation
Barnes Group Inc.	Hexcel Corporation	Rockwell Collins Inc.
Crane Co.	Hubbell Inc.	Teledyne Technologies, Inc.
Curtiss-Wright Corporation	ITT Corporation	The Timken Company
Donaldson Company, Inc.	Kennametal Inc.	Triumph Group, Inc.
Esterline Technologies Corp.

In fiscal year 2019, the Compensation Committee continued to use the same approach to competitive data to assess the NEOs’ compensation levels as that which was used in prior years. Accordingly, the Compensation Committee used raw competitive data (as compared to size adjusted data) to establish the competitive market for pay levels due to the increased transparency of raw data for the Compensation Committee and executives, and because it lessens potential volatility in pay levels that can be attributable to small changes in executives’ revenue responsibilities.

Compensation Decisions Compared to Market Data

When determining total compensation opportunities for our executives, we consider many factors, including:

•	our compensation philosophy, which provides guiding principles and broad direction;

•	external market data to provide a frame of reference for how comparable companies in our size range set compensation opportunities as well as compensation trends;

•	the nature and scope of the individual’s role at Woodward compared to the benchmark job;

•	the individual’s performance, knowledge, skills, abilities, potential, and significant contributions to the Company and impact to shareholder value; and

•	the cumulative impact of our retention efforts over the course of the individual’s career.

In making compensation decisions and determinations, the Compensation Committee, in consultation with Aon and management, matches the NEOs with similarly positioned executives at companies in the peer comparator

COMPENSATION DISCUSSION AND ANALYSIS (continued)

group, which we refer to as the benchmark position. These matches facilitate pay comparisons based on functional matches, job duties, responsibilities, level of impact, and organizational level.

When analyzing market data from our peer group, Aon presents data to the Compensation Committee at the 25th, 50th and 75th percentiles for reference points. However, we do not target any percentile or percentile range as a specific objective for the compensation we pay. Rather, our compensation decisions are based on the full consideration of all of the above mentioned elements that provide input into our deliberations and inform our decisions. As a result of evaluating compensation based on the criteria described above, total target compensation for our NEOs may in certain circumstances be above or below the reference points provided by Aon.

Compensation Arrangements for Messrs. Thayer and Cromwell

As more fully described above in “Changes Within Executive Group”, both Mr. Thayer and Mr. Cromwell joined the Company as executive officers during the Company’s fiscal year 2019. The Compensation Committee, in consultation with Aon, determined the target total compensation for Messrs. Thayer and Cromwell (including their base salary, target annual short-term incentive compensation, and target annual long-term incentive compensation) after a review of market competitive pay data for positions of similar responsibility at similarly-sized manufacturing organizations. The compensation details for Messrs. Thayer and Cromwell are discussed in the applicable sections below.

ELEMENTS OF COMPENSATION

Base Salary

Base salary is an important compensation component we must pay to remain competitive in our industry and the marketplace in general. The Compensation Committee generally sets base salary and annual adjustments at levels considered appropriate for comparable NEO positions at companies in our peer comparator group. Base salaries are reviewed by the Compensation Committee on an annual basis in the fourth quarter of the fiscal year preceding the effective date of the change. Specifically, base salaries are reviewed and approved in September of each year and are effective January 1st of the following year, which is a consistent practice for all employees of the Company as part of our Leading Performance Management Process.

Base salaries for the NEOs are assessed and set using a blend of quantitative and qualitative factors. Quantitative data in our peer comparator group is considered in determining our NEOs’ base salaries, and is presented to the Compensation Committee by Aon. We also consider qualitative performance data and factors to determine an NEO’s base salary, including an individual NEO’s performance, experience, responsibilities, management, leadership skills, and salary increase progression. For additional information, see the market data comparisons under the caption “Compensation Decisions Compared to Market Data.”

The Compensation Committee determined the base salary for Messrs. Thayer and Cromwell based on a review of market competitive base pay data for positions of similar responsibility at similarly-sized manufacturing organizations.

Base salary is found in the Summary Compensation Table in the Salary column.

Annual Short-Term Incentive Compensation

Annual short-term incentive compensation is a key component of the total compensation package. The Omnibus Incentive Plan, which sets forth the material terms of any awards intended to qualify as performance-based compensation, permits the grant of annual cash-based incentive awards to eligible participants. These awards are provided pursuant to the WVIP under the authority provided in the Omnibus Incentive Plan. Management and non-management members participate in the WVIP to enhance organizational alignment, line of sight, and engagement toward the achievement of Company goals and objectives. The WVIP measures our

COMPENSATION DISCUSSION AND ANALYSIS (continued)

internal annual financial and operational performance against pre-determined metrics. The WVIP is designed to provide short-term incentive compensation that is competitive with compensation offerings in our peer comparator group and to align compensation with financial performance drivers that are intended to benefit stockholders.

As with other components of variable compensation, quantitative data in our peer comparator group is considered in determining our NEOs’ annual short-term incentive compensation opportunity, and is presented to the Compensation Committee by Aon. We also consider other qualitative performance data and factors as described above. Based on these quantitative and qualitative factors, the Compensation Committee determined that the fiscal year 2019 annual incentive award opportunities for the NEOs would remain unchanged, as their annual incentive award opportunities were aligned with competitive levels. For additional information, see the market data comparisons under the caption “Compensation Philosophy and Strategy — Compensation Decisions Compared to Market Data.”

In fiscal year 2015, Company management finalized the Company’s strategic plan for the next five years, which the Company refers to as “Woodward 150”, as 2020 will mark the 150th anniversary of the Company’s establishment. Similar to prior years, to help ensure that the Company’s short-term incentive plan was aligned with the key focus areas that support Woodward 150, Company management worked with Aon to assess the performance metrics comprising the WVIP, and where appropriate, to identify other potential performance metrics for consideration that would support Woodward 150 and drive continued performance. Based on the outcome of that assessment, and on the recommendation of management of the Company, the Compensation Committee made no modifications to the design of the WVIP for fiscal year 2019.

The Compensation Committee believes that the fiscal year 2019 WVIP was (i) designed to continue to drive the successful execution of Woodward 150, (ii) appropriately motivate performance in key areas of the business that are critical to the Company’s long-term strategy and stockholder value creation, including operational excellence, (iii) align pay and performance, and (iv) enhance visibility for participants.

For fiscal year 2019, actual Company achievement of the overarching performance goal of net earnings determined each NEO’s maximum possible WVIP incentive payout: up to a maximum WVIP payout of 1.0% of net earnings for Mr. Gendron, 0.4% of net earnings for Messrs. Weber, Thayer and Cromwell, and 0.33% of net earnings for Mr. Patel. Setting maximum WVIP incentive payouts in this manner motivates achievement of net earnings, which strongly ties to stockholder value creation. The Compensation Committee had the discretion to reduce, but not increase, actual WVIP payouts from the maximum that became available based on the overarching performance goals.

At the time that the overarching and specific performance metrics were set, the Compensation Committee expected that each NEO’s actual fiscal year 2019 WVIP payout would be lower than the maximum payment permitted upon achievement of the overarching performance goals. In particular, the specific performance metrics were intended to guide the Compensation Committee’s use of negative discretion to determine WVIP payout amounts that were less than the maximum available based on the overarching performance goals.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

For fiscal year 2019, the specific performance metrics are outlined in the table below and were designed using financial metrics as well as other performance metrics by business group.

PERFORMANCE MEASUREMENT	MESSRS. GENDRON, WEBER, THAYER, CROMWELL (%)	MR. PATEL (%)
Woodward Adjusted Earnings Per Share	50	35
Woodward Adjusted EBITDA Margin(1)	25	-
Woodward Strategic Performance Measures(2)	25	-
Business Group Adjusted OEAB Margin(3)	-	35
Business Group Strategic Performance Measures(4)	-	30

(1)	Adjusted EBITDA Margin means Adjusted EBITDA (as defined below) as a percentage of total Woodward sales.

(2)

Strategic Performance Measures for Messrs. Gendron, Weber, Thayer and Cromwell consist of overall Company (i) Working Capital Improvement (10% overall weighting) and (ii) Quality Improvement as measured through PPM percent decrease and Cost of Poor Quality decrease, weighted equally (a combined 15% overall weighting).

(3)	Business Group Adjusted OEAB Margin means Adjusted OEAB (as defined below) as a percentage of the business group’s total sales.

(4)

Strategic Performance Measures for Mr. Patel consist of the ATS business group’s (i) Working Capital Improvement, and (ii) Quality Improvement as measured through PPM percent decrease and Cost of Poor Quality decrease. Each of the three foregoing Strategic Performance Metrics are weighted equally (10% each). As discussed above, the Company reorganized its business group reporting structure during fiscal year 2019. Mr. Patel, previously the President of ATS, became Business Unit President, Fuel Systems and Controls. The Compensation Committee established the 2019 WVIP design prior to the reorganization and determined to make no changes to such design after the reorganization. For this reason, Mr. Patel’s fiscal year 2019 WVIP payout was calculated using the performance metrics established for the former ATS business group.

For fiscal year 2019, the Compensation Committee used a similar approach to establishing the threshold and maximum Adjusted EPS objective as that which was used in prior years. For fiscal 2019, the threshold Adjusted EPS performance goal was set at 90% of the target goal and the maximum performance goal was set at 110% of target. The Compensation Committee determined that this approach continues to incentivize stretch levels of performance, balances pay and performance, represents a reasonable range of financial performance, and is in line with peer group practices.

With respect to the approach used by the Compensation Committee to establish the threshold, target, and maximum performance goals for the other specific performance metrics, the Committee considered multiple factors that included, but were not limited to, historical performance, budgeted performance for fiscal 2019, and targeted levels of performance or improvement over multiple years. All of these metrics are established at a level that focuses on key business success factors that drive performance and challenge our management to achieve higher operational performance. Such targets are considered challenging, yet attainable, to achieve at the time they are set.

For purposes of WVIP metrics applicable to all employees, including NEOs, for fiscal year 2019, the Compensation Committee established performance targets based on adjusted earnings per share for 2019. “Adjusted EPS”, “Adjusted EBITDA” and “Adjusted OEAB” mean the Company’s reported diluted earnings per share, the Company’s earnings before interest, taxes, depreciation and amortization, or a Business Group’s operating earnings after bonus (as applicable), in each case calculated (a) on the basis of the FASB Accounting Standard ASC 605, and (b) without consideration to unusual non-operational income, gains, expenses or losses

COMPENSATION DISCUSSION AND ANALYSIS (continued)

totaling in excess of 3% of the Company’s net earnings, the Company’s EBITDA, or the Business Group’s OEAB (as applicable) for the fiscal year, including but not limited to any such items that are related to or associated with any:

a)	acquisitions or divestitures;

b)	reorganization or restructuring activities;

c)	litigation or claim judgments or settlements;

d)	impact of any changes in or assumptions related to tax or other statutes, regulations or other applicable laws or accounting principles, and in each case, that were not previously contemplated;

e)	foreign exchange fluctuations;

f)	asset write-downs; or

g)	other significant elements or items as provided in Section 11.2 of the Woodward Omnibus Incentive Plan.

Nonetheless, if at the end of the performance period, the Compensation Committee believes that the achievement of the specific performance metrics under the WVIP plan is not reflective of the Company’s expected level of financial, operating or other performance, the Compensation Committee may in its discretion modify the amount of any WVIP payout to be made under the plan, but not above the maximum WVIP incentives available based on achievement of the overarching net earnings goal.

For fiscal year 2019, consideration of factors a) through f) above caused Adjusted EPS (which is on the basis of ASC 605) to be $0.75 higher than reported EPS (on the basis of ASC 606). Specifically, upward adjustments were made for (i) the purchase accounting impacts related to revaluation of L’Orange inventory and amortization of the backlog intangible, (ii) move-related charges related to the relocation of our Duarte, California operations to Fort Collins, Colorado, (iii) tax related adjustments, and (iv) impairment of assets related to a bankruptcy filing by a key customer of our Renewable Power Systems business. Similarly, upward adjustments were made with respect to Adjusted EBITDA for items (i), (ii) and (iv) above. Application of factors a) through f) above did not result in any other adjustments to the WVIP payouts. The following table reflects the metrics and performance with respect to Adjusted EPS, Adjusted EBITDA Margin, and Adjusted OEAB Margin components of the WVIP for our NEOs for 2019:

SPECIFIC PERFORMANCE METRIC	THRESHOLD	TARGET	MAXIMUM	ACTUAL FOR FY19
Woodward Adjusted Earnings Per Share($)(1)	4.05	4.50	4.95	4.77
Woodward Adjusted EBITDA Margin(%)(2)	19.1	19.6	20.6	19.3
ATS Adjusted OEAB Margin(%)(3)(4)	96.2	100	103.7	102.3

(1)	Plan metric for all NEOs.

(2)	Plan metric for Messrs. Gendron, Weber, Thayer and Cromwell.

(3)

Plan metric for Mr. Patel. As discussed above, the Company reorganized its business group reporting structure during fiscal year 2019. Mr. Patel, previously the President of ATS, became Business Unit President, Fuel Systems and Controls. The Compensation Committee established the 2019 WVIP design prior to the reorganization and determined to make no changes to such design after the reorganization. For this reason, Mr. Patel’s fiscal year 2019 WVIP payout was calculated using the performance metrics established for the former ATS business group.

(4)

For competitive reasons, Woodward does not report OEAB Margin as part of its publicly disclosed financial statements. As a result, Woodward is disclosing OEAB Margin as a percent of target Adjusted OEAB Margin.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Adjusted EPS was $4.77, and the payout for the portion of the WVIP that pertains to the Adjusted EPS performance metric was 160% of target. Adjusted EBITDA Margin was equal to 19.3%, and the payout for the portion of the WVIP that pertains to the Adjusted EBITDA performance metrics was 64% of target. After giving effect to all WVIP performance metrics, the 2019 target and actual payout for each NEO under the WVIP are detailed in the following table:

NEO	TARGET AS A % OF BASE SALARY	ACTUAL PAYOUT AS % OF BASE SALARY	TARGET AMOUNT ($)	ACTUAL PAYOUT ($)
Thomas A. Gendron	100	113.9	950,577	1,082,707
Robert F. Weber, Jr.	75	85.4	407,452	464,087
Jonathan W. Thayer(1)	75	85.4	293,509	334,307
Thomas G. Cromwell(2)	75	85.4	257,091	292,827
Sagar A. Patel	65	97.4	318,875	477,675

(1)

The WVIP target amount for Mr. Thayer represents 75% of eligible wages earned, as he became an employee of the Company on January 7, 2019. The Compensation Committee determined Mr. Thayer’s “WVIP Target as a % of Base Salary” based on a review of market competitive base pay data for positions of similar responsibility at similarly-sized manufacturing organizations

(2)

The WVIP target amount for Mr. Cromwell represents 75% of eligible wages earned, as he became an employee of the Company on February 20, 2019. The Compensation Committee determined Mr. Cromwell’s WVIP “Target as a % of Base Salary” based on a review of market competitive base pay data for positions of similar responsibility at similarly-sized manufacturing organizations

Long-Term Incentive Compensation

The LTI Plan is a key component of the total compensation package. The Omnibus Incentive Plan authorizes the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards, and other stock-based awards.

We generally issue two forms of awards under the LTI Plan – equity grants (typically in the form of stock options) and cash. We have determined that these two award forms are most appropriate for our NEOs due to their performance orientation and alignment with shareholder interests, as measured by stock price and financial performance, over the long-term. More specifically, we believe that stock options are aligned with shareholder interests because the awards do not convey value to recipients unless there is shareholder value creation after the date of grant. To balance long-term incentives based strictly on share price growth and to drive financial performance, we also grant cash awards under the Cash LTI Plan that are based on Woodward’s 3-year financial performance. Specifically, the Cash LTI plan is based on two key financial metrics: Return on Capital and Net Earnings Per Share Growth, each of which is measured relative to companies of comparable size. In tandem, stock options and the Cash LTI Plan incent long-term financial performance that support the Company’s stock price.

These awards are intended to offer competitive incentive opportunities to our executives and to align their interests with increasing shareholder value. The aggregate value of these awards equals the sum of the total delivered value of the stock options (as determined using the Black-Scholes methodology) plus the target cash award opportunity, and represents the total long-term incentive compensation for each NEO. As with short-term incentive compensation, quantitative data in our peer comparator group is considered in determining our NEOs’ long-term incentive compensation, and is presented to the Compensation Committee by Aon as discussed in “Compensation Decisions Compared to Market Data” above. We also consider other qualitative performance data and factors, including an individual NEO’s performance, knowledge, skills, abilities, and significant contributions to the Company and shareholder value when establishing an award opportunity. In

COMPENSATION DISCUSSION AND ANALYSIS (continued)

particular, in establishing fiscal year 2019 long-term incentive award opportunities, the Compensation Committee considered certain executives’ significant leadership roles in connection with the L’Orange acquisition. In recognition of such contributions by Mr. Weber, the Compensation Committee granted Mr. Weber incremental shares as part of his stock option award for fiscal year 2019. Based on the considerations noted above, the Compensation Committee approved fiscal year 2019 long-term incentive award opportunities for the NEOs. For additional information, see the market data comparisons under the captions “Compensation Philosophy and Strategy” and “Compensation Decisions Compared to Market Data.”

At its regularly scheduled September meeting, the Compensation Committee approves a target delivered value for the stock option awards. The target value of each of the stock option awards is approved individually at this meeting. One business day before the effective grant date of the award (such effective grant date generally being the first business day of the fiscal year), the Compensation Committee establishes the specific number of individual and aggregate awards based on the target delivered value and using a Black-Scholes value calculated using the closing price on NASDAQ of the Company’s stock on the day prior to such approval meeting. The exercise price of the stock option awards is also determined on the effective grant date and is not less than (and is typically equal to) the closing price as quoted on The NASDAQ Global Select Market on that day. For fiscal year 2019, the Compensation Committee approved the grant of stock options on September 30, 2018 at an exercise price of $79.81, which was the closing price of Woodward common stock as quoted on NASDAQ on the effective grant date (October 1, 2018). With the exception of the one-time sign-on option grant to Mr. Thayer described in “Sign-On Incentives for Messrs. Thayer and Cromwell” below, each option tranche granted to eligible recipients, including NEOs, vests over four years at the rate of 25% per year.

With respect to the Cash LTI, the Compensation Committee generally establishes a three-year performance period and compares the Company’s performance to that of the companies comprising the S&P Mid Cap 400 Index. The Compensation Committee generally establishes the Cash LTI award metrics for a three-year performance cycle in the first quarter of the first fiscal year of the performance cycle. For each NEO, the Compensation Committee also establishes a target Cash LTI, which is a percentage of the NEO’s base salary at the beginning of the three-year performance cycle. The 2019-2021 performance period cycle was established in November 2018. The performance metrics for purposes of the Cash LTI for the multi-year cycles were determined by the Compensation Committee to be:

•	Return on Capital (50% weight)

•	Net Earnings per Share (EPS) growth (50% weight)

The performance metrics were selected because they are key measures to the long-term success of the Company’s business and aligned with shareholder value creation. Because the metrics are equally important to the Company, the performance metrics are weighted equally.

For the purposes of measuring relative performance, “return on capital” is defined as net income, adjusted for accounting changes and after-tax interest expense, divided by the sum of total debt, stockholder’s equity, and any non-controlling interest. EPS for this purpose is measured as net income, adjusted for accounting changes, if any, divided by fully diluted common shares outstanding. EPS during the performance cycle is compared to a baseline EPS to calculate the growth in diluted EPS during such cycle. There are currently three relevant cycles: 2017-2019 (basis is reported EPS for fiscal year ended 2016 of $2.85), 2018-2020 (basis is reported EPS for fiscal year ended 2017 of $3.16), and 2019-2021 (basis is reported EPS for fiscal year ended 2018 of $2.82).

For purposes of developing the performance metrics for determining the payout under the Cash LTI, the Compensation Committee has approved a relative measure methodology that compares our performance to the companies in the S&P Mid Cap 400 Index, an external index. We believe that, for the Cash LTI, the S&P Mid Cap 400 Index relative measure methodology is an appropriate comparison of our performance against a larger and broader population of companies, which is representative of investment options available to the market.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

The Cash LTI performance metrics and corresponding payouts are based on our ranking within the S&P Mid Cap 400 Index for all performance cycles that are currently outstanding, and are as follows:

PERFORMANCE	PAYOUT
At 50th percentile	50% of target
At 60th percentile	100% of target
At 75th percentile	200% of target

The above payout formula applies to each measure weighted equally. If performance is below the 50th percentile, no award will be earned or paid as it relates to that measure. Award amounts are interpolated for performance results between the above percentiles. Performance at the 60th percentile is necessary to earn a payout of 100% of target as it relates to that measure. We believe having a target payout at the 60th percentile sets a higher standard and is consistent with plan designs of other high performing companies in our peer group. The maximum award that can be earned for performance at or above the 75th percentile is 200% of target as it relates to that measure.

The reward targets established for each NEO are articulated as a percentage of base salary. These targets reflect the Compensation Committee’s desire to establish a meaningful incentive linked to longer term financial performance of the Company that fits within our overall compensation philosophy and strategy.

For the 2017-2019 Cash LTI cycle, targets and actual payouts are detailed in the following table:

NEO(1)	TARGET CASH LTI AWARD AS % OF 2017 BASE SALARY	ACTUAL AWARD AS % OF 2017 BASE SALARY	TARGET AMOUNT ($)	ACTUAL AWARD ($)
Thomas A. Gendron	50	56.4	462,500	521,238
Robert F. Weber, Jr.	40	45.1	202,000	227,655
Sagar A. Patel	35	39.4	164,500	185,391

(1)	As more fully described below, this table excludes Messrs. Thayer and Cromwell, as they were not eligible to participate in the 2017-2019 Cash LTI cycle.

Payouts for the 2017-2019 cycle were based on the following performance levels:

METRIC	COMPANY PERFORMANCE	ACTUAL PAYOUT AS A % OF TARGET
Return on Capital	66th Percentile	141.3
Growth in Earnings per Share	57th Percentile	84.0
Total		112.7

These performance levels resulted in awards that aggregate to 112.7% of target for Messrs. Gendron, Weber and Patel for the 2017-2019 cycle. The amounts paid under the Cash LTI ending in fiscal year 2019 can be found above and in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

Long-Term Incentive Compensation for Messrs. Thayer and Cromwell

Messrs. Thayer and Cromwell were not entitled to any amounts under the 2017-2019 Cash LTI cycle because their employment with the Company began after the first day of the last fiscal year of the performance period (participants must be employed on the first day of the fiscal year to be eligible). Thus, in fiscal year 2019, all compensation provided under the LTI Plan to Messrs. Thayer and Cromwell was comprised solely of equity compensation. It is anticipated that future compensation under the LTI Plan for Messrs. Thayer and Cromwell will be comprised of a mix of equity compensation and Cash LTI.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

For fiscal year 2019, Mr. Thayer’s total annual target compensation under the LTI Plan was $1,855,000. Specifically, Mr. Thayer received a grant of 71,700 non-qualified stock options, representing a targeted delivered value equal to $1,855,000, with an exercise price equal to the closing price of the Company’s stock as quoted on NASDAQ on his start date of January 7, 2019. This option grant will vest over four years at a rate of 25% per year.

For fiscal year 2019, Mr. Cromwell’s total annualized target compensation under the LTI Plan was $1,500,000, prorated to $1,000,000 based on the portion of the fiscal year in which Mr. Cromwell was an employee of the Company. Thus, Mr. Cromwell received a grant of 38,700 non-qualified stock options, representing a targeted delivered value equal to $1,000,000, with an exercise price equal to the closing price of the Company’s stock as quoted on NASDAQ on his start date of February 20, 2019. This option grant will vest over four years at a rate of 25% per year.

Option grants to Messrs. Thayer and Cromwell are reflected both in (i) the Summary Compensation Table under Option Awards and (ii) the Outstanding Equity Grants at Fiscal Year End table. Messrs. Thayer and Cromwell will begin to accrue Cash LTI benefits in fiscal year 2020.

Sign-On Incentives for Messrs. Thayer and Cromwell

In addition, the Compensation Committee approved one-time sign-on incentives for Messrs. Thayer and Cromwell. In determining the value of such incentives, the Compensation Committee evaluated market practice, target total compensation at former employers, and their status as highly sought after executives.

Mr. Thayer’s sign-on incentive consisted of a non-qualified stock option grant of 116,000 options, representing a targeted delivered value of approximately $3 million, with an exercise price equal to the closing price of the Company’s stock as quoted on NASDAQ on January 7, 2019. With respect to this grant, 50% of the options will vest on the second anniversary of the grant date, 25% will vest on the third anniversary of the grant date, and the remaining 25% of the options will vest on the fourth anniversary of the grant date. This one-time sign-on incentive option grant is reflected in both the Summary Compensation Table under Option Awards and in the Outstanding Equity Grants at Fiscal Year End table.

Mr. Cromwell’s sign-on incentive consisted of (i) a one-time $500,000 cash payment and (ii) a one-time $500,000 Company contribution to the Executive Benefit Plan (the “EBP”), both designed to offset amounts foregone by Mr. Cromwell upon his departure from his former employer. Mr. Cromwell will be required to repay the Company the $500,000 cash payment if he voluntarily leaves the Company within one year of his start date. The respective sign-on incentives are reflected in the Summary Compensation Table under “Bonus” and “Other Compensation”.

Offer Letters with Messrs. Thayer and Cromwell

During fiscal year 2019, Messrs. Thayer and Cromwell each signed offer letters from the Company in connection with their initial employment at the Company (respectively, the “Thayer Offer Letter” and the “Cromwell Offer Letter” and, collectively, the “Offer Letters”). The Offer Letters set forth (i) the initial compensation arrangements for Messrs. Thayer and Cromwell, as described in the applicable sections above, (ii) participation in the Company’s employee benefit programs, including the EBP, and (iii) payment of certain relocation benefits and commuting expenses for a specified transition period.

In connection with Mr. Cromwell’s employment, and as an inducement to join Woodward and relocate to Fort Collins, Colorado, the Cromwell Offer Letter guaranteed to Mr. Cromwell an offer on his primary residence in Plymouth, Wisconsin equal to the average appraised value of the home. Woodward purchased the residence from Mr. Cromwell in June 2019 for such value and sold the residence in October 2019 at a loss of $87,500. This amount is attributed to Mr. Cromwell in the “Other Compensation” column in the Summary Compensation Table.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Other Compensation Programs

The NEOs are eligible to participate in the same health, welfare, and retirement benefits as all of our U.S. employee membership. These benefits include a group health insurance program; life insurance, inclusive of employee life, additional buy-up employee life, optional spouse life, and optional child life; Accidental Death & Dismemberment insurance; Short-Term Disability; Long-Term Disability; Woodward Retirement Savings Plan, inclusive of employee contributions and Company contributions (100% match on the first 3% of employee contributions, 50% on the next 3% of employee contributions, maxing at 4.5%); Woodward Stock Plan (Company contribution of 5% of eligible wages); and Retirement Income Plan (Company contribution of 1.5% of eligible wages, and 0.1% for each year of additional service). The Retirement Income Plan was closed to new participants as of September 30, 2003, with prior participants grandfathered.

Our NEOs are also eligible to participate in a deferred compensation plan, the EBP. The EBP is also available to other key members of management and to members of the Board. Employee participants are able to defer up to 50% of base salary, and up to 100% of any incentive (WVIP and/or Cash LTI) payments.

All plans are subject to applicable limitations set by the Internal Revenue Service (“IRS”). Supplemental contributions to the EBP (as more fully described below) are made for the Retirement Savings Plan, the Woodward Stock Plan, and the grandfathered Retirement Income Plan and are solely to restore for IRS limitations.

The benefits described in this section are paid to remain competitive in the marketplace. Amounts relating to certain of these benefits may be found in the “All Other Compensation” column of the Summary Compensation Table.

Post-Employment Compensation and Employment Contracts

The Company’s NEOs are not employed under general employment contracts and are employees at will.

We have entered into change in control agreements with each of the NEOs in order to help align actions and behaviors with, and in the best interests of, our stockholders in the event of a change of control transaction, to retain these executives through a change of control transaction and to enable them to remain focused on running the business to ensure a smooth transition. The change in control benefits are designed to preserve productivity, avoid disruption, and prevent attrition in the event we are involved in a change in control transaction.

Severance benefits are intended to ease the consequences of an unexpected termination of employment. These benefits are also designed to prevent our senior executives from seeking employment with our competitors after termination or soliciting our employees or customers during a period after termination of employment. The change in control severance program also motivates executives to pursue transactions that are in our stockholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment. While cognizant of their terms, the Compensation Committee does not view the change in control agreements as an element of current compensation, and such arrangements do not necessarily affect the Compensation Committee’s annual compensation decisions.

For a further description of the change in control agreements, see the information under the caption “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control and Restrictive Covenant Agreements Post-Employment Provisions.”

Impact of Accounting and Tax Issues on Executive Compensation

In setting each individual executive’s compensation levels, we do not explicitly consider accounting and tax issues. We do, however, analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our pay programs.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

As one of the factors in our evaluation of compensation matters, we have considered the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Section 162(m) of the Code generally places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO, CFO, the other executive officers listed in the Summary Compensation Table in this proxy statement and certain former executive officers. Prior to our fiscal year 2019, certain performance-based compensation approved by stockholders was not subject to this limit in accordance with the “qualified performance-based compensation” exemption under Section 162(m) of the Code. The performance-based exception is now generally eliminated. The Company and the Compensation Committee has and will continue to consider various approaches regarding the deductibility of compensation payments to the extent reasonably practicable and to the extent consistent with our other compensation goals.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for non-employee directors and executives to align their interests and objectives with those of our stockholders. Non-employee directors are committed to minimum ownership of our common stock of a value equal to 5 times the annual base retainer. The Chief Executive Officer is committed to minimum ownership value in an amount equal to 5 times his annual base salary, the Vice Chairmen and Business Unit Presidents are committed to a minimum ownership value equal to 3 times their respective annual base salaries, and Corporate Vice Presidents are committed to a minimum ownership value equal to 2 times their respective annual base salaries, in each case within five years of appointment to their respective positions. Accumulation of the amount of stock required under the ownership guidelines is expected within 60 months of the date of such person’s appointment or election. Shares held as owner of record or in brokerage account in the Woodward Retirement Savings Plan and unfunded deferred amounts denominated in Woodward Stock, all qualify towards the ownership guidelines. Unexercised and vested “in-the-money” stock options will also qualify towards up to a maximum of 50% of the ownership requirements. The Compensation Committee may in its discretion relieve any person of such obligations on a case-by-case basis, taking into consideration special circumstances such as retirement or health of the individual. As of the date of this proxy statement filing, all directors and officers were in compliance with the ownership guidelines taking into account applicable accumulation periods following their appointment.

Hedging and Pledging Policy

Under our written policies, no directors or employees (including officers) of the Company are permitted to purchase our stock on margin, or to short sell, buy or sell puts or calls, or to engage in any other transaction related to Woodward securities that hedge or offset, or are designed to hedge or offset any decrease in the market value of Woodward securities, whether such securities are granted to such employee or director by the Company as part of compensation, or held by the employee or director. In addition, directors and employees of the Company are not permitted to pledge Woodward stock under any circumstances.

Clawback Policy

In 2016, the Compensation Committee approved a Clawback Policy, which the Board believes exceeds or meets the forthcoming requirements pursuant to the Dodd-Frank Act. The Clawback Policy provides for the recovery by the Company, from any current or former executive officer who was employed by the Company during the three-year look back period (“Covered Person”), of any incentive-based compensation that was determined, in whole or in part, on the achievement of any financial or operating result of the Company, that was awarded erroneously to the Covered Person due to material noncompliance with any financial reporting requirement under the securities laws. A copy of the Clawback Policy can be found on our website at http://ir.woodward.com/governance.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, or the Exchange Act, that might incorporate this proxy statement, in whole or in part, the following Woodward, Inc. Compensation Committee Report on Compensation Discussion and Analysis shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.

The Compensation Committee is charged with certain responsibilities relating to compensation of the Company’s executive officers. The Compensation Committee evaluates and approves all compensation of executive officers, including base salaries, short-term and long-term incentive compensation, and any perquisite programs of the Company. Compensation Committee determinations are presented to the Board.

The Compensation Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Compensation Committee Report portions of the proxy statement, as described in the Compensation Committee’s charter.

The Compensation Discussion and Analysis was prepared by management of the Company. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Compensation Committee.

The Compensation Committee met with management of the Company and the Compensation Committee’s outside consultant to review and discuss the Compensation Discussion and Analysis.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement and the 2019 Annual Report on Form 10-K with the management of the Company. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s 2019 Annual Report on Form 10-K, and the Board approved that recommendation.

Compensation Committee:	Mary L. Petrovich, Chairperson John D. Cohn Paul Donovan James R. Rulseh

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables set forth compensation information for the NEOs for services rendered in all capacities to the Company and its subsidiaries in fiscal year 2019.

NAME AND PRINCIPAL POSITION DURING FISCAL YEAR 2019	FISCAL YEAR	SALARY ($)	BONUS ($)(1)	OPTION AWARDS (2)($)	NON-EQUITY INCENTIVE PLAN COMPENSATION (3)($)	ALL OTHER COMPENSATION (4)($)	TOTAL ($)
Thomas A. Gendron Chairman, Chief Executive Officer and President	2019	950,577		3,350,919	1,603,945	136,164	6,041,605
	2018	925,000		3,930,177	1,135,324	111,063	6,101,564
	2017	915,577		4,453,715	1,815,700	107,025	7,292,017
Robert F. Weber, Jr. Vice Chairman, Chief Financial Officer(5)	2019	543,269		913,011	691,742	59,758	2,207,780
	2018	519,615		821,833	485,644	48,129	1,875,221
	2017	499,750		926,628	777,137	44,945	2,248,460
Jonathan W. Thayer Vice Chairman, Corporate Operations(6)(7)	2019	391,346		3,930,438	334,307	118,714	4,774,805

Thomas G. Cromwell Vice Chairman, Chief Operating Officer(7)	2019	342,788	500,000	1,101,015	292,827	674,225	2,910,855

Sagar A. Patel Business Unit President, Fuel Systems and Controls	2019	490,577		484,209	663,066	57,242	1,695,094
	2018	480,231		567,216	402,189	44,788	1,494,424
	2017	463,619		624,307	621,240	42,542	1,771,708

Note: The Stock Awards, Change in Pension Value and Non-Qualified Deferred Compensation Earnings columns have been omitted from this table because they are not applicable.

(1)	Amounts in this column represent Mr. Cromwell’s cash sign-on incentive as described in “Sign-On Incentives for Messrs. Thayer and Cromwell”, above.

(2)

Assumptions used in calculating the amounts in the Summary Compensation Table above are included in Note 19 of Woodward’s financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the SEC on November 25, 2019.

(3)

Amounts include compensation earned under our WVIP and our Cash LTI. As described above, Messrs. Thayer and Cromwell each became an employee of the Company during fiscal year 2019. Thus, neither received any amounts under the Cash LTI in fiscal year 2019 and their respective WVIP payout amounts were calculated based on the eligible wages each earned during fiscal year 2019. See “Compensation Discussion and Analysis” for further information about the plans and how payouts were determined.

(4)	The amounts reported include the following:

•

Woodward’s contributions to the Retirement Savings Plan, which consists of a 401(k) component, a Woodward common stock component, and a Retirement Income Plan component (which was closed to new entrants hired after 2003).

•

Credit to the EBP for contributions to which the executive would have been entitled if the benefit had been calculated without regard to the limit under the Internal Revenue Code on total contributions, benefit eligible compensation, and/or salary deferrals.

•

To avoid reducing the expected benefit to Messrs. Thayer and Cromwell, the Company provided certain tax gross-up amounts in connection with the commuting and relocation benefits set forth in the Offer Letters. The gross-up amounts reported below reflect the estimated gross-up for such benefits received in fiscal year 2019.

EXECUTIVE COMPENSATION (continued)

•	Various other perquisite costs attributable to our NEOs, as described more fully in the footnotes to the below table.

Table to footnote (4) above:

NAME	RETIREMENT SAVINGS PLAN ($)	EXECUTIVE BENEFIT PLAN CREDIT ($)	GROSS-UP ($)	OTHER ($)	TOTAL ($)
Thomas A. Gendron (a)	33,225	78,000		24,939	136,164
Robert F. Weber, Jr. (b)	26,350	23,677		9,731	59,758
Jonathan W. Thayer (c)	12,600		56,669	49,445	118,714
Thomas G. Cromwell (d)	10,947	500,000	53,041	110,237	674,225
Sagar A. Patel (a)	26,350	19,804		11,088	57,242

a)

For Messrs. Gendron and Patel, the “Other” compensations includes Company-paid premiums for supplemental long-term disability insurance and contributions by the Company toward an executive physical program.

b)	For Mr. Weber, the “Other” compensation includes Company-paid premiums for supplemental long-term disability insurance.

c)

For Mr. Thayer, the “Other” compensation includes Company-paid premiums for supplemental long-term disability insurance and $40,524 for commuting benefits paid by the Company in accordance with the terms of the Thayer Offer Letter. See the “Offer Letters with Messrs. Thayer and Cromwell” section above for more information.

d)

For Mr. Cromwell, the “Executive Benefit Plan Credit” compensation represents the one-time Company contribution to the EBP, as described in “Sign-On Incentives for Messrs. Thayer and Cromwell” above. The “Other” compensation includes Company-paid premiums for supplemental long-term disability insurance, amounts for commuting benefits paid by the Company in accordance with the terms of the Cromwell Offer Letter, and $87,500 resulting from the loss incurred by the Company on the purchase and subsequent sale of Mr. Cromwell’s Wisconsin residence, as described in “Offer Letters with Messrs. Thayer and Cromwell” above.

(5)

Mr. Weber served as Chief Financial Officer of the Company for the duration of the Company’s fiscal year 2019. As part of a planned transition, Mr. Weber resigned from the position of Chief Financial Officer on October 1, 2019, the first day of Woodward’s fiscal year 2020. He remains an officer of the Company as Vice Chairman. Mr. Weber announced his intentions to retire from the Company effective in 2020. See “Changes Within Executive Group” above.

(6)

Mr. Thayer, a former director of the Company, was appointed Vice Chairman, Corporate Operations, effective January 7, 2019. Mr. Thayer was appointed Chief Financial Officer as of October 1, 2019, the first day of the Company’s fiscal year 2020, succeeding Mr. Weber. Mr. Thayer is now Vice Chairman, Corporate Operations and Chief Financial Officer. See “Changes Within Executive Group” above.

(7)

Amounts reflected in the “Options Award” column differ from the values provided in the Offer Letters due to fluctuations in the Company’s stock price between the date of each Offer Letter and the effective date of each corresponding grant.

EXECUTIVE COMPENSATION (continued)

Grants of Plan-Based Awards for Fiscal Year 2019 ending September 30, 2019

The following table provides additional information with respect to stock-based awards granted in fiscal year 2019, the value of which was provided in the Option Awards column of the Summary Compensation Table, and the potential range of payouts associated with the WVIP and Cash LTI for fiscal year 2019:

NAME	GRANT DATE	GRANT APPROVAL DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN				ALL OTHER OPTION AWARDS NUMBER OF SECURITIES UNDERLYING OPTIONS (SHARES)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SHARE)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(3)
				THRESHOLD ($)(1)	TARGET ($)	MAXIMUM ($)
			Cash LTI	240,000	480,000	960,000
Thomas A. Gendron	10/01/2018	9/28/2018	WVIP(2)	380,231	950,577	1,901,154	139,100	79.81	3,350,919
			Cash LTI	110,000	220,000	440,000
Robert F. Weber, Jr.	10/01/2018	9/28/2018	WVIP(2)	162,981	407,452	814,904	37,900	79.81	913,011
			Cash LTI	0	0	0
	01/07/2019	11/08/2018	WVIP(2)	117,404	293,509	587,018	116,000	73.00	2,429,040
Jonathan W. Thayer	01/07/2019	11/08/2018					71,700	73.00	1,501,398
			Cash LTI	0	0	0
Thomas G. Cromwell	02/20/2019	01/29/2019	WVIP(2)	102,836	257,091	514,182	38,700	97.13	1,101,015
			Cash LTI	69,842	139,683	279,367
Sagar A. Patel	10/01/2018	9/28/2018	WVIP(2)	127,550	318,875	637,750	20,100	79.81	484,209

(1)	“Threshold” for this purpose means the minimum amount payable for threshold performance under the Cash LTI and the WVIP, which is 50% and 40%, respectively, of target.

(2)

The WVIP payment amounts are earned based on the achievement of the established financial performance objectives of the plan on a sliding scale of 0% to 200% of the target amount established. These amounts are based on the individual’s position and a percentage of the individual’s base salary for the fiscal year preceding the year for which the WVIP incentive is payable. See “Compensation Discussion and Analysis” and “Narrative Disclosure to Summary Compensation Table” and “Grants of Plan-Based Awards Table” for information regarding the description of performance-based conditions.

(3)

The amounts reported in this column represent the grant date fair value of the option awards in accordance with ASC 718. Assumptions used in calculating these amounts are included in Note 19 of Woodward’s financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2019 filed with the SEC on November 25, 2019.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Stock option awards consist of non-qualified options issued for a 10-year term. With the exception of the one-time sign-on incentive option grant to Mr. Thayer discussed in “Sign-On Incentives for Messrs. Thayer and Cromwell” above, each option tranche granted to eligible recipients, including NEOs, vests over four years at the rate of 25% per year, generally subject to continued service through the vesting date. With respect to Mr. Thayer’s sign-on grant, 50% of the options will vest on the second anniversary of the grant date, 25% of the options will vest on third anniversary of the grant date, and the remaining 25% of the options will vest on the fourth anniversary of the grant date. The exercise price represents the Woodward closing price as reported on NASDAQ on the effective date of the award. If employment is terminated (other than for reasons as described below), the options granted will be cancelled unless exercised within three months following the date of termination or the term of the option whichever is earlier. For stock options granted prior to October 1, 2013, if the termination is due to retirement, all outstanding options vest and must be exercised within three years from the date of retirement or the term of the option, whichever is earlier. For stock option awards granted on or after October 1, 2013, upon a termination of employment due to retirement, options will not accelerate and will continue to vest and be

EXECUTIVE COMPENSATION (continued)

exercisable in accordance with the schedule established at the grant date. For the foregoing purposes, our directors are eligible for retirement upon attaining age 55, and the NEOs are eligible for retirement upon attaining age 55 with at least ten years of service with us or age 65 with no minimum years of service. Dividend equivalents are not paid on unexercised stock option awards.

The WVIP and the Cash LTI are presented in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table because each is a cash-based performance award. The actual amounts of the awards under the WVIP and the Cash LTI listed in the Non-Equity Incentive Plan Compensation column were paid in November 2019. The awards under both plans as set forth in the Grants of Plan-Based Awards Table are based on Threshold/Target/Maximum percentages applied to base wages as of the beginning of the fiscal year. If employment is terminated, the employee must have had full-time employee status at the end of the fiscal year, in the case of the WVIP, or at the end of the last fiscal year of the multi-year period, in the case of the Cash LTI, to receive a payout under both plans. If the termination is due to retirement, the payouts under both plans will be prorated. In either event, the payouts under both plans will be based on actual goal performance. Please see “Compensation Discussion and Analysis” for additional information relating to these provisions, including performance criteria relating to these plans.

EXECUTIVE COMPENSATION (continued)

Outstanding Equity Awards at Fiscal Year End (September 30, 2019)

The following table provides information regarding the outstanding equity awards held by each of the NEOs as of September 30, 2019:

NAME	OPTION AWARDS (1)
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS – EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS – UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE
Thomas A. Gendron	160,000	—		25.57	10/03/2021
	142,800	—		33.64	10/01/2022
	157,700	—		40.99	10/01/2023
	180,800	—		46.55	10/01/2024
	182,325	60,775		40.26	10/01/2025
	90,600	90,600		62.57	10/03/2026
	38,975	116,925		78.97	10/02/2027
	—	139,100		79.81	10/01/2028
Robert F. Weber, Jr.	22,500	—		25.57	10/03/2021
	30,800	—		33.64	10/01/2022
	30,300	—		40.99	10/01/2023
	36,300	—		46.55	10/01/2024
	37,800	12,600		40.26	10/01/2025
	18,850	18,850		62.57	10/03/2026
	8,150	24,450		78.97	10/02/2027
	—	37,900		79.81	10/01/2028
Jonathan W. Thayer	—	116,000	(2)	73.00	01/07/2029
	—	71,700		73.00	01/07/2029
Thomas G. Cromwell	—	38,700		97.13	02/20/2029
Sagar A. Patel	22,500	—		40.99	10/01/2023
	26,100	—		46.55	10/01/2024
	26,100	8,700		40.26	10/01/2025
	12,700	12,700		62.57	10/03/2026
	5,625	16,875		78.97	10/02/2027
	—	20,100		79.81	10/01/2028

(1)	Except as noted in Footnote 2 to this table, option tranches granted to all employees and directors vest over four years at a rate of 25% per year.

(2)

50% of the options in this tranche will vest on the second anniversary of the grant date, 25% of the options will vest on third anniversary of the grant date, and the remaining 25% of the options will vest on the fourth anniversary of the grant date.

EXECUTIVE COMPENSATION (continued)

Option Exercises and Stock Vested Table

The following table provides the amounts received (net of the exercise price) upon the exercise of options or similar instruments or the vesting of stock or similar instruments during fiscal year 2019:

NAME	OPTION AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE ($)
Thomas A. Gendron	280,000	18,060,078
Robert F. Weber, Jr.	55,000	4,278,489
Jonathan W. Thayer	0	0
Thomas G. Cromwell	0	0
Sagar A. Patel	73,000	5,582,349

Nonqualified Deferred Compensation Table at Fiscal Year End (September 30, 2019)

The following table discloses contributions, earnings and balances under the EBP, the Company’s nonqualified deferred compensation plan, for each NEO, during fiscal year 2019:

NAME	EXECUTIVE CONTRIBUTIONS ($)(1)	COMPANY CONTRIBUTIONS ($)(2)	AGGREGATE EARNINGS ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT SEPTEMBER 30 ($)(3)
Thomas A. Gendron	0	78,000	3,238,860	0	12,856,676
Robert F. Weber, Jr.	181,795	23,677	741,277	0	4,457,849
Jonathan W. Thayer	0	0	0	0	0
Thomas G. Cromwell	0	500,000	590	0	500,590
Sagar A. Patel	201,095	19,804	290,593	0	1,350,416

(1)	These amounts are included in amounts reported in the Salary column of the Summary Compensation Table.

(2)

These amounts are included in amounts reported in the All Other Compensation column of the Summary Compensation Table. The amount in this column received by Mr. Cromwell represents the one-time Company contribution to the EBP, as described in “Sign-On Incentives for Messrs. Thayer and Cromwell” above.

(3)	The portion of the amounts shown in this column that were previously reported in the Summary Compensation Table is as follows: Mr. Gendron, $764,461; Mr. Weber, $469,311; Mr. Patel, $74,406.

Narrative Disclosure of Nonqualified Deferred Compensation Table

The EBP is a non-qualified, deferred compensation plan that is designed to allow for supplemental retirement savings above the limits imposed by the IRS. If deferrals are above the Code limits on eligible compensation, then the account is credited by the Company with a percentage “match” contribution equivalent to that available under our Woodward Retirement Savings Plan. All contributions are made on a tax-deferred basis. Eligible participants are selected to participate based on criteria that includes incentive level, salary level and significant accountability to produce or contribute to key business results. Amounts deferred under the EBP earn deemed investment returns based on the same investment alternatives available to participants under the Retirement Savings Plan. Deemed investments into Woodward common stock is generally permitted, except that supplemental contributions by the Company to the EBP are not permitted to initially be deemed invested in Woodward stock. Eligible employee participants may defer up to 50% of base salary for a plan year and up to 100% of cash incentive compensation. All elections must be made in advance of the plan year. At the time of

EXECUTIVE COMPENSATION (continued)

the deferral election, the participant must designate the time and form of distribution. Distributions may be elected upon retirement or termination of employment. Distributions may also be elected for future dates during employment; however, any future date selected must be at least five plan years after the plan year in which the deferral is credited to the account. Distributions may be modified if executed a year before the originally scheduled distribution date. Distributions from the plan are made in cash; however, any payment made that is attributable to the portion of the participant’s account deemed invested in Company stock is made in whole shares of Company stock with fractional shares paid in cash. Amounts included in the EBP are 100% vested at all times.

Potential Payments Upon Termination or Change in Control

This section explains the payments and benefits to which the NEOs would be entitled in various termination of employment scenarios. These are hypothetical situations only, as we currently employ all of the NEOs. For purposes of this explanation and these scenarios, we have assumed that termination of employment and change-in-control occurred on September 30, 2019, the last business day of our 2019 fiscal year.

The intent of this section is to isolate those payments and benefits for which the amount, vesting, or time of payment is altered by the termination of employment in the described circumstances. This section does not cover all amounts the NEOs would receive following termination. Specifically they are entitled to COBRA, life insurance conversion, and payouts from their Retirement Savings Plan; however, all employees are entitled to these benefits. In addition, the NEOs would receive the amounts earned under the short-term incentive plan and long-term incentive plan for the performance periods ending on September 30, 2019 (see Summary Compensation Table, non-equity incentive column).

Retirement

The age and years of service of the NEOs as of September 30, 2019 were as follows:

NAME	AGE	YEARS OF SERVICE
Thomas A. Gendron	58	29
Robert F. Weber, Jr.	65	14
Jonathan W. Thayer(1)	48	3
Thomas G. Cromwell	50	1
Sagar A. Patel	53	8

(1)	Includes years of service as a director of the Company.

Messrs. Gendron and Weber are retirement eligible and would receive the following upon retirement:

•	A pro rata payout (based on service prior to retirement) at the conclusion of each open Cash LTI cycle based on actual company performance; and

•	Continued vesting and exercisability (in accordance with the original vesting schedule) of unvested non-qualified stock options following retirement.

The following table shows the amount each NEO would receive on account of a retirement on the last business day of our fiscal year. Amounts shown for Non-qualified Stock Options reflect the value (calculated as of such date) of unexercisable options as reflected in the “Outstanding Equity Awards at Fiscal Year End” table above.

RETIREMENT(1)(2)	MR. GENDRON	MR. WEBER	MR. THAYER	MR. CROMWELL	MR. PATEL
Cash LTI Award ($)(3)	468,333	213,333	0	0	0
Non-Qualified Stock Option ($)(4)	15,479,160	3,472,118	0	0	0

EXECUTIVE COMPENSATION (continued)

(1)	If the NEO is involuntarily terminated for deliberate and serious disloyal or dishonest conduct, he would not be eligible for the benefits described above and his stock options would be cancelled.

(2)	Messrs. Thayer, Cromwell and Patel are not retirement eligible.

(3)	Open LTI cycles include 2018-2020 and 2019-2021.

(4)

Messrs. Gendron and Weber are retirement eligible; however, in the event of retirement, they would not receive accelerated vesting of any unvested stock option awards and hence no incremental associated benefit upon retirement. Rather, the unvested stock option awards reflected in this table would continue to vest in accordance with their original vesting schedule, and represent the unexercisable portion of the option awards as reflected in the “Outstanding Equity Awards at Fiscal Year End” table above.

Death

If a NEO dies while employed, the post-termination benefit consists of (for this purpose the date of death is assumed to be the last day of fiscal year 2019):

•	Incentive payouts from the Cash LTI compensation program to beneficiaries; and

•

Acceleration of vesting of non-qualified stock option awards (the value in this column represents the shares that vested due to this provision, with a market price as of the last day of fiscal year 2019).

NEOs who are retirement eligible receive, upon retirement, continued vesting (in accordance with the original vesting schedule) of any then-unvested options. Accordingly, death of an NEO would not result in vesting of any stock options that otherwise would have been forfeited for such retirement-eligible NEOs, although it would result in immediate vesting of such options. See “Outstanding Equity Awards at Fiscal Year End” table above for information regarding unvested (“Unexercisable”) options. The following table shows the amount each NEO would receive on account of death occurring on the last business day of our fiscal year:

DEATH	MR. GENDRON	MR. WEBER	MR. THAYER	MR. CROMWELL	MR. PATEL
Cash LTI Award ($)(1)	468,333	213,333	97,778	102,222	148,739
Non-Qualified Stock Option ($)(2)(3)	0	0	6,971,575	414,090	2,212,876

(1)	The estimated amounts included above for open Cash LTI cycles are based on the Company attaining target level of performance and include open LTI cycles 2018-2020 and 2019-2021.

(2)	Reflects the market price on the last day of the year and (where applicable) the exercise price of the option.

(3)	Messrs. Gendron and Weber are retirement eligible, and hence no incremental stock option vesting would result from death of any such NEO, as described above.

Disability

If a NEO becomes totally and permanently disabled while employed (the date of disability is assumed to be the last day of the fiscal year), the post termination benefits consist of:

•	A monthly payment under the Woodward, Inc. Long-Term Disability plan available to all employees;

•	Incentive payouts from the Cash LTI compensation program; and

•

Acceleration of vesting of non-qualified stock option awards (the value in this column represents the shares that vested due to this provision, with a market price as of the last day of fiscal year 2019).

NEOs who are retirement eligible receive, upon retirement, continued vesting (in accordance with the original vesting schedule) of any then-unvested options. Accordingly, termination of an NEO by reason of disability

EXECUTIVE COMPENSATION (continued)

would not result in vesting of any stock options that otherwise would have been forfeited for such retirement-eligible NEOs, although it would result in immediate vesting of such options. See “Outstanding Equity Awards at Fiscal Year End” table above for information regarding unvested (“Unexercisable”) options. The following table shows the amount each NEO would receive on account of disability-related termination occurring on the last business day of our fiscal year:

DISABILITY	MR. GENDRON	MR. WEBER	MR. THAYER	MR. CROMWELL	MR. PATEL
Cash LTI Award ($)(1)	468,333	213,333	97,778	102,222	148,739
Non-Qualified Stock Option ($)(2)(3)	0	0	6,971,575	414,090	2,212,876

(1)	The estimated amounts included above for open Cash LTI cycles are based on the Company attaining target level of performance and include open LTI cycles 2018-2020 and 2019-2021.

(2)	Reflects the market price on the last day of the year and (where applicable) the exercise price of the option.

(3)	Messrs. Gendron and Weber are retirement eligible, and hence no incremental stock option vesting would result from a disability-related termination of any such NEO, as described above.

Change in Control and Restrictive Covenant Agreements Post-Employment Provisions

We have entered into transitional compensation agreements with certain of our officers, including all of our NEOs, which become operative only in the event of a qualifying termination following a Change of Control or other specified event.

For purposes of these agreements, a change in control occurs if:

•	Any person, entity, or group (with certain exceptions) becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding shares of Woodward common stock;

•

There is a change in a majority of the Board during any consecutive 12-month period, other than by election or nomination by a vote of two-thirds of the Board members as of the beginning of the period (such individuals or any such new directors, the “Incumbent Board”);

•

Woodward’s stockholders approve a merger, consolidation, sale of assets, or share exchange, and in any such case, which is consummated and results in Woodward’s stockholders owning less than 51% of the combined voting power of the surviving corporation following the transaction; or

•

During any consecutive 12 month period, Woodward sells or disposes of at least 40% of the total gross fair market value of the Company’s assets in one or more transactions, unless after such transaction(s): (i) the Company’s stockholders continue to hold 51% of voting power of the Company following the transaction, and (ii) at least a majority of the members of the Board following the transaction(s) were members of the Incumbent Board prior to the transaction(s).

If, following a change in control (but prior to the second anniversary of the occurrence thereof), the executive’s employment is terminated by Woodward (other than for cause or due to death or disability), or the executive terminates with good reason (as defined in the agreement):

•

The executive would receive an amount (payable in a lump sum) equal to: (1) the executive’s unpaid base salary, accrued vacation pay, unreimbursed business expenses, and any other accrued obligations owed by the Company to the executive; (2) a payment equal to the Company’s cost to provide the executive with two years continued health and welfare benefit coverage under Company-provided plans; (3) a payment equal to two years of contributions the Company would have made on behalf of the executive to its tax-qualified defined contribution retirement plan(s); (4) a payment, pro-rated based on relevant service, of the greater of the then-current year’s annual incentive award target or actual amount earned based on annualized year-to-date performance; (5) a payment, pro-rated based

EXECUTIVE COMPENSATION (continued)

on relevant service, of the greater of target or the actual amount earned based on annualized year-to-date performance of all outstanding Cash LTI performance cycles; and (6) 100% (200% in the case of Mr. Weber) of the sum of the executive’s annual base salary and target annual incentive; and

•

In consideration for the executive to enter into restrictive covenants in the event of a qualifying termination following a Change of Control covering: Noncompetition, Confidentiality, Nonsolicitation, Cooperation, and Nondisparagement, the executive would receive an incremental amount (payable in a lump sum) equal to 100% of the sum of the executive’s annual base salary and target annual incentive.

In addition, all unvested stock option awards would be accelerated and become immediately exercisable.

The following table describes the payments and benefits that are triggered by the occurrence of a change in control and the termination of employment following a change in control. For purposes of this table, we have assumed the exercise of stock options on September 30, 2019, the last business day of fiscal year 2019, at the closing price on that day of $80.86 per share. NEOs who are retirement eligible receive, upon retirement, continued vesting (in accordance with the original vesting schedule) of any then-unvested options, even in the absence of a change in control. Accordingly, a change in control would not result in vesting of any stock options that otherwise would have been forfeited for such retirement-eligible NEOs, although it would result in immediate vesting of such options. See “Outstanding Equity Awards at Fiscal Year End” table above for information regarding unvested (“Unexercisable”) options.

CHANGE IN CONTROL	MR. GENDRON	MR. WEBER	MR. THAYER	MR. CROMWELL	MR. PATEL
200% of Base Salary($)(1)	1,920,000	1,650,000	1,100,000	1,150,000	986,000
200% of Annual Target Bonus($)(1)	1,901,154	1,222,355	587,019	514,183	637,750
Pro Rata Bonus($)	1,082,707	464,087	334,307	292,827	477,675
Stock Options($)(2)(3)	0	0	6,971,575	414,090	2,212,876
Cash LTI($)(4)	468,333	213,333	97,778	102,222	148,739
200% of Retirement Savings Plan and Executive Benefit Plan Registrant Contributions in Most Recent Plan Year($)	222,450	100,054	49,500	48,444	92,308
Benefits: Health, Life, Disability for Two Years($)(5)	29,496	29,496	29,496	29,496	29,496
Effect of Alternate Cap Provision	0	0	0	0	0
Total($)	5,624,140	3,679,325	9,169,675	2,551,262	4,584,844

(1)	300% for Mr. Weber.

(2)	Reflects the market price on the last day of the year and (where applicable) the exercise price of the option.

(3)	Messrs. Gendron and Weber are retirement eligible, and hence no incremental stock option vesting would result from a change in control, as described above.

(4)	The Cash LTI amounts reflected in the above table do not include payments for the completed 3-year cycle ended fiscal year 2019, which were otherwise earned as of September 30, 2019.

(5)	Mr. Weber would receive continued coverage for 24 months under Woodward’s health insurance plan in lieu of receiving a cash payment.

EXECUTIVE COMPENSATION (continued)

If the payments described above would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company would not provide reimbursement to the executive for any excise taxes imposed. In some instances, the executive may be subject to a 20% excise tax on a portion of the severance and other benefits payable upon a change in control. In such cases, the company does not provide a tax gross-up. However, the amount payable to the executive may be reduced to eliminate the excise tax, but only if the net-of-tax result to the executive is better than paying the excise tax.

Pay Ratio Disclosure

Pursuant to Section 953(b) of the Dodd-Frank Act and SEC rules, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee. During fiscal 2019, the principal executive officer of Woodward was the Chairman, Chief Executive Officer and President, Mr. Gendron. For 2019, Mr. Gendron’s annual total compensation, as reported in the Summary Compensation Table above was $6,041,605, and our median employee’s annual total compensation was $61,594, resulting in a pay ratio of approximately 98.1 to 1.

In accordance with SEC rules, we identified the median employee as of July 1, 2019 by (i) aggregating for each applicable employee for the 12 month period from July 1, 2018 through June 30, 2019 (A) regular pay received, (B) overtime paid, (C) pay premiums or differentials received, (D) sick pay received, (E) on-call pay received, and (F) vacation pay received, and (ii) ranking this aggregate compensation measure for our employees from lowest to highest. Annualizations were performed for employees hired during fiscal 2019. All non U.S. currencies were converted to USD using exchange rates as of August 31, 2019 for the purposes of this calculation. This calculation was performed for all employees of Woodward excluding Mr. Gendron, except as disclosed below. The employee identified as the median based on the method described above had anomalous compensation for 2019. As a result, we are reporting the compensation of an alternate employee, whose compensation was considered more representative of employees around the median.

For purposes of identifying the median employee, individuals (with corresponding number of employees) who were employed in the United Kingdom (77), India (69), Japan (58), Brazil (31), The Netherlands (25), Korea (14), Australia (3), France (3), Italy (2), Saudi Arabia (3), and United Arab Emirates (3) were excluded from the employee population, for purposes of this disclosure, pursuant to the de minimis exemption as permitted by SEC rules. After taking into consideration the foregoing exceptions, on July 1, 2019, we had 6,207 U.S. employees and 2,879 non-U.S. employees. Ignoring application of the de minimis exemption, on the same date we had 6,207 U.S. employees and 3,167 non-U.S. employees.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

EXECUTIVE COMPENSATION (continued)

Equity Compensation Plan Information

The below table describes the total number of stock options that were awarded under the expired 2006 Omnibus Incentive Plan (the “2006 Plan”) and the Omnibus Incentive Plan, and remain outstanding, as well as the number of shares of Woodward securities remaining available for future grants as of September 30, 2019.

PLAN CATEGORTY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS($)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN THE FIRST COLUMN)
Equity compensation plans approved by security holders	5,396,761	53.73	1,787,425(1)
Equity compensation plans not approved by security holders	0	0	0
Total	5,396,761	53.73	1,787,425

(1)	Calculated under the share counting formula applicable under the 2017 Omnibus Incentive Plan. See Proposal 4 in this proxy statement for more information.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate this proxy statement in whole or in part, the information set forth above under “Board Meetings and Committees — Audit Committee,” relating to the charter of the Audit Committee and the independence of the Audit Committee members, and the following report shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process and compliance with the Sarbanes-Oxley Act on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including maintaining an effective system of internal control over the Company’s financial reporting.

Based on the review and discussions referred to in this report, we recommended to the Board that the audited financial statements for the year ended September 30, 2019, be included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended September 30, 2019. Our recommendation was based on our review and discussion of the audited financial statements with management, and our discussions with Deloitte & Touche LLP, the independent registered public accounting firm that audited the financial statements.

In addition, our recommendation was based on our discussion with Deloitte & Touche LLP of the matters required to be discussed under Auditing Standard No. 1301, as amended. We also discussed with Deloitte & Touche LLP their independence, received from them the written disclosures and the letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and considered whether the provision of services other than audit services (the fees for which are disclosed in the table that follows) is compatible with maintaining their independence. We based our recommendation on the foregoing discussions, disclosures and considerations.

Audit Committee:	Gregg C. Sengstack, Chairman

Eileen P. Drake

Daniel G. Korte

Ronald M. Sega

Audit Committee’s Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. As a result, the Audit Committee has established a policy regarding pre-approval of all services provided by the independent registered public accounting firm. Under the established policy, all audit and tax services and related fees require the specific approval of the Audit Committee. For audit-related services and all other services, the Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent that management requests services other than these pre-approved services, or beyond the dollar thresholds, the Audit Committee must specifically approve the services. In situations where approval of such services is required prior to the next regularly scheduled meeting of the Audit Committee, the Audit Committee has delegated authority to approve such services to the Chairman of the Audit Committee. Furthermore, under the established policy, the independent registered public accounting firm is prohibited from performing the non-audit services identified by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) as prohibited. The policy also requires management to periodically prepare reports for the Audit Committee on the Company’s use of the independent registered public accounting firm.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS (continued)

Fees Paid to Independent Registered Public Accounting Firm

The following table represents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements as of and for the years ended September 30, 2019 and September 30, 2018 and fees billed for other services rendered by Deloitte & Touche LLP during that period. All of such fees were approved in accordance with the Pre-approval Policy described above.

YEAR ENDED SEPTEMBER 30	2019($)	2018($)
Audit Fees	3,416,770	2,664,090
Audit Related Fees(1)	483,350	896,008
Tax Fees	553,680	601,562
All Other Fees	3,790	28,257
Total	4,457,590	4,189,917

(1)

Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit of the financial statements. This category includes fees for pension and benefit plan audits, consultations concerning accounting and financial reporting standards, consultation on general internal control matters or Sarbanes-Oxley Act assistance, due diligence related to mergers and acquisitions, and other auditing procedures and issuance of special purpose reports.

In November 2019, the Audit Committee recommended and approved the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020. The decision of the Audit Committee to appoint Deloitte & Touche LLP was based on careful consideration of the firm’s qualifications as an independent registered public accounting firm. Deloitte & Touche LLP was originally selected by the Audit Committee as the Company’s independent registered public accounting firm effective December 6, 2007.

Although the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, the Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee would investigate the reasons for the stockholders’ rejection and would consider whether to retain Deloitte & Touche LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A proposal to ratify the appointment of Deloitte & Touche LLP for the current year will be presented at the Annual Meeting. A representative from Deloitte & Touche LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if he or she desires to do so, and be available to answer appropriate questions.

Your Board unanimously recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm presented in Proposal 2.

PROPOSAL 3 – ADVISORY RESOLUTION REGARDING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, we are offering our stockholders an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement. Additionally, and in response to the advisory vote of our stockholders at our 2016 Annual Meeting regarding the recommended frequency of such an advisory resolution, we have presented this proposal to stockholders on an annual basis. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, we believe that our executive compensation program (1) provides a competitive total compensation program that enables us to attract, retain and motivate a high-performance executive management team, and (2) aligns the interests of the NEOs with the interests of our stockholders in different ways, by focusing on both short-term and long-term performance goals, by promoting ownership of the Company, and by linking individual performance to our fundamental financial performance. For example:

•

We encourage long-term stock ownership by our executive officers with award features, such as graduated vesting on stock option award tranches at 25% per year beginning on the first anniversary of the grant date.

•	Our annual incentive compensation plans are aligned between Company executives and all other employees of the Company to promote unified achievement of Company goals and objectives.

•

We establish total compensation (base salary, annual short-term cash incentives, and long-term incentives) for each NEO that is competitive with total compensation for executives in comparable positions at companies in our peer comparator group.

•

We place a strong emphasis on variable compensation, which is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial performance metrics, with upside opportunity for exceeding the pre-determined goals.

•

Our allocation of cash compared to non-cash compensation is weighted significantly toward cash-based compensation in order to (1) minimize the extent to which the interests of existing stockholders are diluted by equity used as compensation and (2) balance operating performance with delivering returns to our stockholders.

•

In light of our fiscal year 2019 financial results, we believe that the compensation paid to our NEOs in fiscal year 2019 was aligned with our financial performance for the reasons discussed under the caption “Compensation Discussion and Analysis — Compensation Philosophy and Strategy — Fiscal Year 2019 Pay for Performance.”

•

We have stock ownership guidelines that require our CEO to own shares of our common stock equal to 5 times annual base salary; our Vice Chairmen and Business Unit Presidents to own shares of our common stock equal to 3 times annual base salary; and our Corporate Vice Presidents to own shares of our common stock equal to 2 times annual base salary, other than in special circumstances as may be determined by the Compensation Committee.

We believe that proper administration of our executive compensation program should result in the development of a management team that improves our fundamental financial performance and provides value to the long-term interests of the Company and its stockholders. Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

PROPOSAL 3 – ADVISORY RESOLUTION REGARDING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS (continued)

For these reasons, we recommend that stockholders vote in favor of the following advisory resolution:

“RESOLVED, that the compensation paid to Woodward’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion presented in Woodward’s proxy statement for its 2019 Annual Meeting of Stockholders, is hereby APPROVED.”

Your Board unanimously recommends that you vote “FOR” this advisory resolution.

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE WOODWARD OMNIBUS INCENTIVE PLAN

At the 2016 Annual Meeting, stockholders of the Company approved the Woodward, Inc. 2017 Omnibus Incentive Plan, as further amended and restated at the 2017 Annual Meeting and further amended at the 2018 Annual Meeting (as amended, the “Woodward Omnibus Incentive Plan” or the “Omnibus Incentive Plan”). The Woodward Board of Directors (the “Board”) has adopted an amendment to the Omnibus Incentive Plan, subject to stockholder approval. Stockholders are now being asked to approve the amendment, as described below.

The Omnibus Incentive Plan is intended to attract and retain the best available individuals for positions of substantial responsibility, and to provide to such individuals additional incentives that are aligned with and promote the success of the Company. The Omnibus Incentive Plan also is intended to encourage stock ownership by employees, consultants, or non-employee directors who are granted awards under the Omnibus Incentive Plan (“Participants”), thereby further aligning their interests with those of the Company’s stockholders.

The only amendment to the Omnibus Incentive Plan that is being submitted for stockholder approval is an increase by 1,000,000 in the number of shares reserved for issuance.

Other than as described above, no material changes to the Omnibus Incentive Plan have been made or are proposed for approval by stockholders.

Determination of Number of Shares to Add to the Omnibus Incentive Plan

In determining the number of additional shares to propose to make available under our Omnibus Incentive Plan, the Board considered the following factors:

•

Remaining Competitive. The Omnibus Incentive Plan plays an important role in our effort to align the interests of Participants and stockholders. Moreover, in our industry, equity compensation awards are an important tool in recruiting, retaining and motivating highly qualified technical and other key employees, upon whose efforts our success is dependent.

•	Potential Dilution. The potential dilution from the additional 1,000,000 shares to be added to the Omnibus Incentive Plan is 1.61%, based on total shares outstanding as of September 30, 2019.

•

Past Usage of Shares. Over the past three fiscal years, the Company’s average annual dilution from grants under the Omnibus Incentive Plan was 1.34%. Dilution for this purpose was calculated as the number of equity awards granted during the fiscal year, less cancellations, as a percentage of total outstanding shares as of the end of that fiscal year.

•

Future Use of Shares. In determining projected share usage, the Compensation Committee considered a forecast that included the following factors: (1) the 1,787,425 shares that remained available under the Omnibus Incentive Plan as of September 30, 2019; (2) the additional 1,000,000 shares that would be available for grant under the Omnibus Incentive Plan, if stockholders approve the amendments to the Omnibus Incentive Plan; (3) estimated cancellations that may return to the Omnibus Incentive Plan in the future; (4) forecasted future grants; and (5) the “fungible share” provision of the Omnibus Incentive Plan, under which any award other than a stock option or stock appreciation right that is settled in shares (such award, a “Full Value Award”) would reduce the number of shares remaining under the share authorization by two shares for each share granted as a Full Value Award. After considering these factors, we currently anticipate that the shares under the Omnibus Incentive Plan will be sufficient for our purposes for approximately 2-3 years. However, future circumstances and changes in our business needs may result in the shares being exhausted earlier or later than this estimate.

•	Overhang. The Compensation Committee also considered “overhang,” which measures the number of shares subject to equity awards outstanding but unexercised, plus the number of shares available to be

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE WOODWARD OMNIBUS INCENTIVE PLAN (continued)

granted, as a percentage of total shares outstanding. As of September 30, 2019, we had 5,387,611 stock options that were awarded and remained outstanding, all of which were granted under the Omnibus Incentive Plan or our expired 2006 Omnibus Incentive Plan (the “2006 Plan”). 3,052,092 of this total were outstanding under the 2006 Plan. We had no stock appreciation rights outstanding as of that date. The weighted-average remaining contractual term of the outstanding stock options as of September 30, was 5.88 years and the weighted-average exercise price per Share of those stock options was $53.73. Also, as of September 30, 2019, we had 9,150 Full Value Awards that were awarded and remained outstanding, all of which were granted under the Omnibus Incentive Plan. There are 1,787,425 shares remaining available for future grant under the Omnibus Incentive Plan, and together with the 1,000,000 shares proposed to be added to the Omnibus Incentive Plan, such shares would represent approximately 4.5% of our total outstanding common shares as of September 30, 2019. No shares remain available for grant under the 2006 Plan.

In developing the number of shares to add to the Omnibus Incentive Plan, the Board considered proxy advisory firm guidelines in order to increase the likelihood of a positive recommendation from those firms, as well projected future share usage needs for the Company to be able to make competitive grants to Participants.

Why Stockholders Should Approve the Amendment to the Omnibus Incentive Plan

•

Equity awards are an important component of the Company’s compensation program. The Omnibus Incentive Plan, including the amendment described herein, will help the Company to continue to attract and retain the services of qualified employees, officers and non-employee directors (such directors, “Outside Directors”).

•

Equity incentives align the interests of our employees, officers and Outside Directors with those of other stockholders. Equity incentives appropriately incent recipients to focus on growth in stockholder value.

•

Shares Remaining Available under the Omnibus Incentive Plan may be Insufficient. The Shares that remain available under the Omnibus Incentive Plan may be insufficient for our future needs in attracting, retaining and motivating our employees, officers and Outside Directors.

Effect of Stockholder Approval of Amendment to the Omnibus Incentive Plan

If stockholders approve the amendment described herein to the Omnibus Incentive Plan, such new version will supersede the version of the Omnibus Incentive Plan that was approved by stockholders at our last Annual Meeting. If stockholders do not approve the amendment to the Omnibus Incentive Plan described herein, we will continue to use the version of the Omnibus Incentive Plan that was approved by stockholders at our last Annual Meeting. However, absent the share increase proposed herein, the shares that remain available for issuance under the Omnibus Incentive Plan may not, in the future, be sufficient for us to be able to achieve our goals of attracting, motivating and retaining our employees through grants of equity awards.

Woodward Omnibus Incentive Plan Summary

The following is a summary of the principal features of the Omnibus Incentive Plan as proposed to be amended. The summary is qualified in its entirety by reference to the Omnibus Incentive Plan, inclusive of the proposed additional amendment, which is attached to this proxy statement as Exhibit A. Any terms not capitalized but not defined herein shall take the meaning ascribed to them in the Omnibus Incentive Plan.

The Omnibus Incentive Plan permits the Company to grant various types of incentive awards, including: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, (5) performance shares, (6) restricted stock units, (7) other stock-based awards, (8) annual incentive awards, and (9) cash-based awards (individually, an “Award,” and collectively, “Awards”). The Omnibus Incentive Plan limits the awards

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE WOODWARD OMNIBUS INCENTIVE PLAN (continued)

that an individual Participant may receive in any fiscal year of the Company (“Fiscal Year”). Specifically, a Participant may receive during any fiscal year: (i) no more than 600,000 Shares subject to stock options and stock appreciation rights (subject to an additional award of up to 900,000 Shares in the fiscal year of hire); (ii) no more than 150,000 Shares subject to Full Value Awards (subject to an additional award of an additional 50,000 Shares in the fiscal year of hire); and (iii) the maximum amount that may be paid for all performance periods ending during a Fiscal Year) with respect to cash-based Awards is $10,000,000. No Outside Director may be granted Awards which, in the aggregate, exceed $300,000 in grant date fair value (calculated under generally accepted accounting principles), provided that such amount is increased to $450,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an Outside Director for his or her services as a consultant or employee are excluded from these Outside Director Award limitations.

Shares Reserved

The Omnibus Incentive Plan authorizes the grant of Awards with respect to an aggregate of 5,200,000 shares of common stock of the Company, of which 1,000,000 are being added subject to stockholder approval. These 1,000,000 shares equal approximately 1.61 percent of the Company’s outstanding shares as of November 25, 2019. Shares issued under the Omnibus Incentive Plan may either be (i) authorized but unissued shares or (ii) shares that have been or may be reacquired in the open market, in private transactions, or otherwise. As of November 25, 2019, the closing price of our common stock on NASDAQ was $114.54 per share.

The Omnibus Incentive Plan does not permit what is known as liberal share recycling. Upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the portion of the Award so exercised will cease to be available under the Omnibus Incentive Plan. Shares that have been actually issued under the Omnibus Incentive Plan pursuant to any Award will not be returned to the Omnibus Incentive Plan and will not become available for future grant or sale under the Omnibus Incentive Plan, except that if unvested shares of Full Value Awards are repurchased by the Company or are forfeited to the Company, those shares will become available for future grant or sale under the Omnibus Incentive Plan (unless the Omnibus Incentive Plan is terminated). Shares used to pay the exercise price or purchase price of an Award, and/or used to satisfy withholding taxes related to the Award will not be available for future grant or sale under the Omnibus Incentive Plan. For purposes of clarification, no shares purchased by the Company with proceeds received from the exercise of an option will become available for issuance under the Omnibus Incentive Plan.

If an option or stock appreciation right expires or becomes unexercisable without having been exercised in full, then the unexercised shares subject thereto will become available for future grant or sale under the Omnibus Incentive Plan. If a Full Value Award is forfeited or repurchased by the Company, then the forfeited or repurchased shares subject thereto will become available for future grant or sale under the Omnibus Incentive Plan. To the extent an Award is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Omnibus Incentive Plan.

Furthermore, any Full Value Award that is granted on or after January 30, 2019 will reduce the number of shares remaining under the share authorization by two shares for each share actually subject to the Full Value Award. If any part of such a Full Value Award is forfeited, repurchased by the Company due to a failure to vest, paid out in cash, or returned to the Omnibus Incentive Plan for any other reason set forth in the Omnibus Incentive Plan, an equal amount (that is, twice the number of Full Value Awards being forfeited or cancelled) will be returned to the Omnibus Incentive Plan and will increase accordingly the number of shares remaining under the share authorization.

Administration

The Omnibus Incentive Plan is administered by the Compensation Committee or another committee as may be delegated in accordance with the Omnibus Incentive Plan or as described in the “Delegation of Authority”

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE WOODWARD OMNIBUS INCENTIVE PLAN (continued)

section above (the “Committee”). To the extent deemed desirable by the Board or the Committee, the Committee consists of at least two directors, both of whom qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 and as “outside directors” under Code Section 162(m). Except to the extent prohibited by applicable laws, the Committee may delegate to one or more individuals the day-to-day administration of the Omnibus Incentive Plan and/or any of the functions assigned to the Committee in the Omnibus Incentive Plan. Any such delegation may be revoked by the Committee at any time.

Subject to the other provisions of the Omnibus Incentive Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Board or Committee (as applicable) will have the authority, in its discretion:

a)	to select the employees, Outside Directors and consultants of the Company and any Parent or Subsidiary of the Company (“Service Providers”) to whom Awards may be granted;

b)	to determine the number of shares or dollar amount to be covered by each Award;

c)	to approve forms of Award Agreements for use under the Omnibus Incentive Plan;

d)

to determine the terms and conditions, not inconsistent with the terms of the Omnibus Incentive Plan, of any Award based in each case on such factors as the Committee will determine, including, but not limited to, the exercise price of an Award, the time or times when Awards vest or may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Award or the shares relating thereto;

e)	to construe and interpret the terms of the Omnibus Incentive Plan and each Award;

f)

to prescribe, amend and rescind rules and regulations relating to the Omnibus Incentive Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

g)

to modify or amend each Award, including, but not limited to, the discretionary authority to accelerate the vesting of Awards (notwithstanding the one year minimum vesting schedule described below), to extend the post-termination exercisability period of Awards and to extend the maximum term of an option (but in no event longer than 10 years from the date of the Award);

h)	to determine the manner in which Participants may satisfy any applicable tax obligations;

i)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;

j)

to allow a Participant, in compliance with applicable laws including, but not limited to, Code Section 409A, to defer the receipt of the payment of cash or the issuance of shares that would otherwise be due to such Participant under an Award;

k)

to impose such restrictions, conditions or limitations as the Committee determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares issued as a result of or under an Award, including without limitation, (i) restrictions under an insider trading policy, (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iii) requirements for holding shares in order to comply with share ownership policies or guidelines adopted by the Company from time to time;

l)

to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE WOODWARD OMNIBUS INCENTIVE PLAN (continued)

any otherwise applicable vesting or performance criteria of an Award, as may be specified in an Award Agreement at the time of grant, or later if (i) applicable laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (ii) pursuant to an amendment of an outstanding Award; and

m)	to make all other determinations the Committee deems necessary or advisable for administering the Omnibus Incentive Plan.

The Board has delegated to our Chief Executive Officer limited authority to make certain equity grants of non-qualified stock options, Restricted Stock Units and Restricted Stock Awards under the Omnibus Incentive Plan during the interval between regularly scheduled meetings of the Compensation Committee, which authority would continue under the amendment described herein. The Chief Executive Officer is not authorized to (i) make interim equity grants to members of the Board or to elected officers of the Company, or (ii) make, to any individual, any interim equity grant that is greater than 15,000 nonqualified stock options or 5,000 shares of Restricted Stock Units or Restricted Stock Awards. The Board at any time may revoke the authority of the Chief Executive Officer to make interim grants.

Eligibility

Service Providers (including the persons named in the Summary Compensation Table below) will be eligible to be selected to receive Awards under the Omnibus Incentive Plan, although only employees are eligible to receive incentive stock options. The actual number of individuals who will receive Awards cannot be determined in advance because the Committee has the discretion to select the Participants. As of November 25, 2019, approximately 8,937 persons, including approximately 8,709 employees, 220 independent contractors, and 8 Outside Directors, were eligible to be selected to receive Awards under the Omnibus Incentive Plan. As of the same date, 186 persons, including 177 employees, 9 current and former Outside Directors, and 0 independent contractors had been granted Awards under the Omnibus Incentive Plan.

Duration

The amendment to the Omnibus Incentive Plan would be effective January 29, 2020, subject to an affirmative vote of a majority of the votes cast on this Proposal 4 at the Annual Meeting. No options intended to be incentive stock options may be granted under the Omnibus Incentive Plan after September 13, 2026, unless further stockholder approval (after the 2019 Annual Meeting) is obtained.

Adjustments

The Omnibus Incentive Plan provides for equitable adjustment by the Committee, in the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares occurs. In the event of any such occurrence, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Incentive Plan, will adjust the number and class of shares of stock that may be issued under the Omnibus Incentive Plan, the number, class and price of shares of stock covered by each outstanding Award, and/or the numerical share limits under the Omnibus Incentive Plan.

No Repricings

The Omnibus Incentive Plan expressly prohibits option repricing and certain other actions known as an “Exchange Program.” The Committee may not implement an Exchange Program (as defined) unless

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE WOODWARD OMNIBUS INCENTIVE PLAN (continued)

stockholders approve an amendment to the Omnibus Incentive Plan that permits the implementation of an Exchange Program. We are not requesting stockholders to approve any such amendment at this time.

No Dividends or Distributions on Unvested Awards

Any dividends or distributions on unvested shares subject to Full Value Awards granted under the Omnibus Incentive Plan will not be paid immediately to the Participant and instead will be subject to the same vesting schedule as the underlying shares on which the dividend or distribution is paid. In addition, no dividends or distributions will be paid on any unexercised shares covered by stock options or stock appreciation rights. Notwithstanding the preceding, adjustments may be made in unvested Awards as provided in “Adjustments” above.

Minimum Vesting Requirements

No Award (other than cash-based Awards) will be scheduled to vest earlier than the one-year anniversary of the grant date of such Award unless the Participant dies or becomes disabled. Notwithstanding the foregoing, (a) Full Value Awards that result in the issuance of an aggregate of up to five percent (5%) of the total shares available under the Omnibus Incentive Plan may be granted with vesting schedules that do not follow the minimum one year vesting rule, and (b) after a stock-based Award has been granted, the Committee has discretion to partially or fully accelerate the vesting of an Award. In addition, as explained below under “Change in Control,” Awards will accelerate vesting if they are not assumed by a successor entity, notwithstanding the minimum one year vesting schedule. The minimum one year vesting schedule does not apply to the cash-based annual incentive, other cash-based Awards, stock options, or stock appreciation rights granted under the Omnibus Incentive Plan prior to January 24, 2018.

Options

The exercise price of each option will be determined by the Committee and set forth in the Award Agreement; provided, however, that such exercise price may generally not be less than one hundred percent (100%) of the fair market value of a share on the effective grant date of the Award. The maximum term of each option will be ten (10) years from its effective grant date or such shorter term as may be provided by the Committee and set forth in the Award Agreement. The Committee will determine whether the options are intended to be incentive stock options (which may receive more favorable tax treatment to the Participant under the Code) or nonqualified stock options (which do not qualify as incentive stock options).

The Committee may provide for the acceptable form of consideration for exercising an option, including the method of payment. Such consideration may consist of:

a)	cash;

b)	check;

c)	promissory note, to the extent permitted by applicable laws;

d)

other shares, provided that such shares have a fair market value on the date of surrender equal to the aggregate exercise price for the shares with respect to which such option will be exercised and provided that accepting such shares will not result in any adverse accounting consequences to the Company, as the Committee determines in its sole discretion;

e)

consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Omnibus Incentive Plan;

f)	by net exercise;

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE WOODWARD OMNIBUS INCENTIVE PLAN (continued)

g)	such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws; or

h)	any combination of the foregoing methods of payment.

Restricted Stock Awards and Restricted Stock Units

Restricted Stock Awards consist of shares transferred to Participants, without payment, as additional compensation for their services to the Company, or any Parent or Subsidiary of the Company. Restricted stock units consist of a contractual right of the Participant to receive shares, or cash equal in value to those shares, in the future, without payment, as additional compensation for their services to the Company, or any Parent or Subsidiary of the Company. Restricted Stock Awards and restricted stock units awarded under the Omnibus Incentive Plan will be subject to such terms and conditions as the Committee determines are appropriate, including without limitation, restrictions on the sale or other disposition of such shares. The Committee may impose such restrictions on restricted shares as it may deem advisable or appropriate, and may set vesting criteria for restricted stock units based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued status as a service provider), applicable federal or state securities laws or any other basis determined by the Administrator in its sole discretion.

Stock Appreciation Rights

Each stock appreciation right provides the award recipient the right to receive an amount equal to the number of shares corresponding to the stock appreciation right exercised, multiplied by the amount by which the Company’s common stock price exceeds the exercise price on the date of exercise. The Company’s obligation arising upon the exercise of a stock appreciation right may be paid in shares or in cash, or any combination thereof, as the Committee may determine. The exercise price of each stock appreciation right will be determined in advance by the Committee and set forth in the applicable Award Agreement; provided, however, that such exercise price generally may not be less than the fair market value of a share on the effective grant date of the Award. The maximum term of each stock appreciation right will be ten years from its effective grant date or such shorter term as may be provided in advance by the Committee and set forth in the applicable Award Agreement.

Performance Units and Performance Shares

The Committee may grant performance units and/or performance shares. Each performance unit will have an initial value that is established by the Committee on or before the grant date. Each performance share will have an initial value equal to the fair market value of a share on the grant date. The Committee will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number or value of performance units/shares that will be paid out to the Participant. The Committee may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued status as a service provider), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

Performance Goals

The Plan permits (but does not require) awards to be granted subject to performance-based vesting criteria that the Committee deems appropriate. The Committee, in its discretion may (but is not required to) provide that one or more of performance goals must be satisfied before an Award vests. For example, the Committee may choose performance goals relating to cash flow, earnings, product and operational metrics, revenue or total shareholder return. Performance goals are measured over one or more specified periods referred to as performance periods. Performance periods may not be shorter than one fiscal quarter. The maximum duration of performance periods under the Omnibus Incentive Plan is twenty fiscal quarters. Any performance goals may

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE WOODWARD OMNIBUS INCENTIVE PLAN (continued)

be measured: (1) in absolute terms, (2) in combination with more than one performance goal (for example, as a price/earnings ratio goal by combining total shareholder return (share price) and earnings performance goals), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company or companies or index or indices), (4) with respect to equity, assets or human resources (for example, on a per-share or per-capita basis), (5) against the performance of the Company as a whole or a business unit or units or products of the Company, (6) on a pre-tax or after-tax basis, and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP basis. The Committee may determine whether any element(s) or item(s) will be included in or excluded from the calculation of any performance goal with respect to any Participants. The Committee, in its discretion, also may choose additional or other performance objectives not listed above, which objectives generally may be measured over a specified period as the Committee determines. Inclusion in the Omnibus Incentive Plan of a specific list of permissible (but not required) goals originally was intended to permit the Committee, in its discretion, to choose to grant Awards that qualified as “performance-based” compensation under Code Section 162(m). The performance-based exception under Code Section 162(m) now generally has been eliminated, yet we have chosen to retain in the Plan the specific list of permissible goals described in this paragraph. However, as also indicated above, the Plan permits the Committee to choose to grant Awards subject to performance goals that are not included in the specified list. Further, the Committee may choose to grant Awards that vest based on criteria other than performance goals, with different length performance or vesting periods, and the Committee generally may choose to waive the achievement of any performance goals.

Annual Incentive Awards

Under the Omnibus Incentive Plan, the Committee may designate certain employees as eligible to receive a payment with respect to a fiscal year based on a percentage of an incentive pool equal to the greatest of: (a) three percent (3%) of the Company’s consolidated operating earnings for the fiscal year, (b) two percent (2%) of the Company’s operating cash flow for the fiscal year, or (c) five percent (5%) of the Company’s net income for the fiscal year. The Committee will allocate an incentive pool percentage to each eligible employee for each fiscal year. In no event may (i) the incentive pool percentage for any one employee exceed fifty percent (50%) of the total pool, or (ii) the sum of the incentive pool percentages for all eligible employees exceed one hundred percent (100%) of the total pool.

Cash-Based Awards

The Committee may grant other cash-based Awards in such amounts and upon such terms and conditions as the Committee, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Omnibus Incentive Plan. Each cash-based Award will specify a payment amount or payment range (which may be expressed as a percentage of the Participant’s base salary, a dollar amount or a result of a formula or other matrix), as determined by the Committee. The Committee may, but is not required to, establish performance or vesting criteria that will determine the number and/or value of cash-based Awards paid out to a Participant. The maximum amount that may be paid to any Participant for all performance periods ending during a Fiscal Year with respect to cash based awards (excluding the annual incentive awards described in the preceding paragraph) is $10 million.

Other Stock-Based Awards

The Committee may grant other stock-based Awards not otherwise described by the terms of the Omnibus Incentive Plan, including the grant or offer for sale of unrestricted shares, in such amounts and upon such terms and conditions as the Committee, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Omnibus Incentive Plan. Such Awards may involve the transfer of actual shares to Participants, or the payment in cash or otherwise of amounts based on the value of shares and may include, without limitation, Awards designed to comply with or take advantage of the

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE WOODWARD OMNIBUS INCENTIVE PLAN (continued)

applicable local laws of jurisdictions other than the United States. Such Awards may be expressed in terms of shares or units based on shares, as determined by the Committee. The Committee may, but is not required to, establish performance or vesting criteria that will determine the number and/or value of such Awards paid out to a Participant.

Awards to Outside Directors

Outside Directors are eligible to be granted Awards under the Omnibus Incentive Plan. However, in any Fiscal Year, no Outside Director may receive Awards (the value of which will be based on their grant date fair value determined in accordance with generally accepted accounting principles) that, in the aggregate, exceed $300,000, provided that such amount is increased to $450,000 in the fiscal year of an Outside Director’s initial service as such. Any Awards or other compensation provided to an Outside Director for his or her services as a consultant or employee are excluded from these limitations.

Change in Control

If a successor corporation or other entity does not assume or substitute for an Award upon such change in control to the successor, then (i) each Participant will fully vest in and have the right to exercise any such of his or her outstanding options and stock appreciation rights, and (ii) all restrictions on any such restricted stock and restricted stock units will lapse. With respect to Awards with performance-based vesting that are not assumed or substituted for, unless the Committee or the applicable Award Agreement or other written agreement between the Participant and the Company provide otherwise, all performance goals or other vesting criteria will be (a) deemed achieved at target levels (with the payout prorated based on the portion of the performance period that has elapsed as of immediately prior to the closing of the transaction), or (b) based on actual achievement versus the performance goals or vesting criteria, and all other terms and conditions will be deemed met, and in each case as determined by the Committee. In addition, if an option or stock appreciation right is not assumed or substituted for, the administrator will notify the Participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

For Awards granted to our Outside Directors that are assumed or substituted for in a change in control, upon the termination of an Outside Director’s service as a director of our or the successor corporation (other than a voluntary resignation that is not made at the successor’s request), then (i) the Outside Director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, (ii) all restrictions on the Outside Director’s restricted stock and restricted stock units will lapse, and (iii) with respect to the Outside Director’s Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions will be deemed met, unless the Committee or the applicable Award Agreement or other written agreement between the Outside Director and the Company provide otherwise.

Except as provided above, upon a change in control, each Award generally will be subject to the terms of the applicable Award Agreement that was provided by the Committee for that Award.

Transferability

Awards generally may not be transferred, pledged, assigned, or otherwise alienated or hypothecated, except in accordance with the laws of descent and distribution or as determined by the Committee.

Amendment and Termination

The Company, by action of the Board or its authorized Committee, may at any time and for any reason amend, alter, suspend or terminate the Omnibus Incentive Plan, or any part thereof. However, the Company will obtain

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE WOODWARD OMNIBUS INCENTIVE PLAN (continued)

stockholder approval of any amendment to the Omnibus Incentive Plan to the extent necessary and desirable to comply with applicable laws. Any amendment, alteration, suspension or termination of the Omnibus Incentive Plan will not impair in any material way the rights or obligations of any Participant under any Award that is outstanding as of the effective date of the Omnibus Incentive Plan amendment, alteration, suspension of termination, without the written consent of the Participant. A termination of the Omnibus Incentive Plan will not affect the Committee’s ability to exercise its authority under the Omnibus Incentive Plan with respect to any Awards that are outstanding as of the effective date of the termination. No Award may be granted during any period of suspension or after termination of the Omnibus Incentive Plan.

Federal Income Tax Consequences

The following discussion is a brief summary of the principal United States federal income tax consequences of the Omnibus Incentive Plan for a Participant who is a U.S. tax resident under the provisions of the Code currently in effect. The Code and its regulations are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local or foreign income and other tax consequences. The specific tax consequences to a Participant will depend upon that Participant’s individual circumstances.

Options and Stock Appreciation Rights

Under existing law and regulations, the grant of options and stock appreciation rights will not result in income taxable to the Participant. At the time of the exercise of a nonqualified stock option, the Participant will be taxed at ordinary income tax rates on the excess of the fair market value, at the time of exercise, of the shares purchased over the option’s exercise price. At the time of the exercise of a stock appreciation right, the Participant will be taxed at ordinary income tax rates on the amount of the cash, or the fair market value of the shares, received by the employee upon exercise. No taxable income is reportable by a Participant when an incentive stock option is exercised (although the exercise may subject the Participant to alternative minimum tax and/or may affect the determination of the Participant’s alternative minimum tax). If the Participant exercises an incentive stock option and later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the Participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Restricted Stock Awards

A Participant in the Omnibus Incentive Plan who is granted a restricted stock Award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a “substantial risk of forfeiture” within the meaning of Code Section 83. Upon lapse or release of the restrictions, the recipient will be taxed at ordinary income tax rates on an amount equal to the then current fair market value of the shares. Any such Awards that are not subject to a substantial risk of forfeiture will be taxed at the time of grant. The basis of Restricted Stock held after lapse or termination of restrictions will be equal to their fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition any further gain or loss will be a long-term or short-term capital gain or loss, depending upon the length of time the shares are held. A recipient of a restricted stock Award may elect to be taxed at ordinary income tax rates on the full fair market value of the Restricted Stock at the time of grant. If this election is made, the basis of the shares acquired will be equal to the fair market value at the time of grant, no tax will be payable upon the subsequent lapse or release of the restrictions, and any gain or loss upon disposition will be a capital gain or loss.

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE WOODWARD OMNIBUS INCENTIVE PLAN (continued)

Restricted Stock Units

A Participant who is granted a restricted stock unit will not be taxed upon the grant of the Award. Upon receipt of payment of cash or shares pursuant to a restricted stock unit, the Participant will realize ordinary income in an amount equal to any cash received and the fair market value of any shares received.

Performance Awards, Cash-Based Awards, and Other Stock-Based Awards

A recipient of a performance Award, cash-based Award or other stock-based Award generally will realize ordinary income at the time shares are transferred or cash is paid to the grantee with respect to such Award.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an Award under the Omnibus Incentive Plan in an amount equal to the ordinary income recognized by a Participant and at the time that the Participant recognizes such income (for example, the exercise of a nonqualified stock option), except as follows. Under Code Section 162(m), the deductibility of compensation paid to certain individuals is limited to $1,000,000 per person per year. These individuals include our Chief Executive Officer, Chief Financial Officer and certain other executive officers (including, but not necessarily limited to, our next three other most highly compensated named executive officers other than the Chief Executive Officer and Chief Financial Officer and certain individuals who were subject to Section 162(m) at Woodward in our 2018 Fiscal Year or a later Fiscal Year). Under a special Code Section 162(m) transition rule, compensation received from the exercise of non-qualified stock options that we granted prior to November 2, 2017 is expected to be fully deductible although this tax treatment is not guaranteed.

Section 409A

Section 409A of the Code imposes certain requirements on nonqualified deferred compensation arrangements, including requirements on an individual’s election to defer compensation and requirements on the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions of deferred compensation (as determined thereunder) must be made on or following the occurrence of certain events (such as the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form of distribution after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that certain distributions commence no earlier than six months after such officer’s separation from service. Certain Awards under the Omnibus Incentive Plan may be designed to be subject to the requirements of Section 409A in form and in operation. For example, restricted stock units that provide for a settlement date that is substantially later than the vesting date may be subject to Section 409A. If an Award under the Omnibus Incentive Plan is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award will recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20 percent federal penalty tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Awards will be designed and operated in such a manner that they are intended to be either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral thereof, as applicable, will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Committee. The Omnibus Incentive Plan and each Award Agreement is intended to meet the requirements of Section 409A, to the extent applicable, and will be construed and interpreted in accordance with such intent, except as otherwise

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE WOODWARD OMNIBUS INCENTIVE PLAN (continued)

determined in the sole discretion of the Committee. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, we intend that the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or other employer have any obligation under the Omnibus Incentive Plan to reimburse a Participant for any taxes or other costs that may be imposed on the Participant as a result of Section 409A.

Participation in the Woodward Omnibus Incentive Plan

The number and type of Awards (if any) that a service provider may receive under the Omnibus Incentive Plan is in the discretion of the Committee and, therefore, cannot be determined in advance. Our executive officers and Outside Directors will be eligible to receive future Awards under the Omnibus Incentive Plan, and therefore, our executive officers and Outside Directors have an interest in the approval of the Omnibus Incentive Plan by stockholders. For purposes of illustration only, the following table sets forth information with respect to the Awards that were granted under the Omnibus Incentive Plan during our 2019 fiscal year to the executive officers named in the Summary Compensation Table, to all current executive officers as a group, to all Outside Directors as a group, and to all non-executive officer employees as a group. Additional Awards may be granted to these individuals and groups in the future, as determined in the discretion of the Committee.

NAME OF INDIVIDUAL OR IDENTITY OF GROUP AND POSITION	OPTIONS GRANTED IN FY19(#)(1)	EXERCISE PRICE PER SHARE($)		RESTRICTED STOCK UNITS GRANTED IN FY19 (#)(2)	WVIP TARGET BONUS PAYOUT ($)(3)	CASH LTI TARGET BONUS PAYOUT ($)(4)
Thomas A. Gendron Chairman, Chief Executive Officer and President	139,100	79.81		—	950,577	480,000
Robert F. Weber, Jr. Vice Chairman and former Chief Financial Officer (5)	37,900	79.81		—	407,452	220,000
Jonathan W. Thayer Vice Chairman, Corporate Operations (6)	187,700	73.00		—	293,509	0
Thomas G. Cromwell Vice Chairman, Chief Operating Officer	38,700	97.13		—	257,091	0
Sagar A. Patel Business Unit President, Fuel Systems and Controls	20,100	79.81		—	318,875	139,683
All current executive officers as a group	480,400	78.54	*	—	—	—
All current Outside Directors as a group	46,800	79.81		—	—	—
All other employees (including all current officers who are not executive officers) as a group	397,600	81.41	*	4,000	—	—

* Indicates weighted average price

(1)

Awards consist of non-qualified stock options. In all cases, the exercise price of the option is equal to the closing price of Woodward common stock as quoted on NASDAQ on the grant date of the option. All of the options have a maximum 10-year term but may terminate earlier on account of termination of employment. With the exception of 116,000 options awarded to Mr. Thayer, as more fully described in footnote 6 to this table, each option tranche vests over a period of four years from the grant date at the rate of 25% per year, generally subject to the recipient’s continued status as a Service Provider.

PROPOSAL 4 – APPROVAL OF AN AMENDMENT TO THE WOODWARD OMNIBUS INCENTIVE PLAN (continued)

(2)

Awards consist of restricted stock units (“RSUs”). These RSUs vest over a period of two years from the grant date at the rate of 50% per year, generally subject to the grantee’s continued status as a Service Provider.

(3)

The WVIP amounts consist of target annual short-term incentive compensation under the WVIP. The payment of any actual WVIP bonuses are based on levels of achievement of overarching and specific performance metrics previously set by the Committee. The overarching performance metric relates to achievement net earnings and determines the maximum WVIP bonuses that can be paid to the NEOs. Our NEOs are eligible to receive bonuses under the WVIP of a maximum of 1.0% of net earnings for Mr. Gendron, 0.4% of net earnings for Messrs. Weber, Thayer and Cromwell, and 0.33% of net earnings for Mr. Patel. The specific performance metrics are intended to guide the Committee’s use of negative discretion to arrive at actual WVIP bonus amounts that are less than the maximum available. The specific performance metrics for these WVIP bonuses relate to the Company’s adjusted EPS, the Company’s adjusted EBITDA margin, Business Group adjusted OEAB margin and strategic performance measures. If at the end of the performance period, the Committee believes that the achievement of the specific performance metrics under the WVIP is not reflective of the Company’s expected level of performance, the Committee may in its discretion modify the amount of any bonus to be awarded under the WVIP, but not above the maximum bonuses available based on achievement of the overarching net earnings goal. Messrs. Thayer and Cromwell both became employees of the Company during fiscal year 2019. As described above in the “Annual Short-Term Incentive Compensation” section, their respective WVIP target bonus payout amounts represent 75% of the eligible wages each earned during fiscal year 2019. Please see the Summary Compensation Table above for actual amounts earned under the WVIP and Cash LTI for fiscal year 2019.

(4)

The Cash LTI amounts consist of target cash long-term compensation under the LTI Plan for the three-year period from 2019-2021. The payment of actual Cash LTI amounts, if any, will be based on levels of achievement of two separate goals for earnings previously set by the Committee, specifically relative earnings per share and return on capital.

(5)

Mr. Weber served as Chief Financial Officer of the Company for the duration of the Company’s fiscal year 2019. As part of a planned transition, Mr. Weber resigned from the position of Chief Financial Officer on October 1, 2019, the first day of Woodward’s fiscal year 2020. He remains an officer of the Company as Vice Chairman. Mr. Weber announced his intentions to retire from the Company effective in 2020. See “Changes Within Executive Group” above.

(6)

Mr. Thayer was appointed Chief Financial Officer on October 1, 2019, the first day of the Company’s fiscal year 2020, replacing Mr. Weber. 116,000 of the options granted to Mr. Thayer in fiscal year 2019 will vest over a four year period at a rate of 50% on the second anniversary of the grant date and 25% on the third anniversary of the grant date and 25% on the fourth anniversary of the grant date. The remainder will vest over a period of four years from the grant date at the rate of 25% per year.

Your Board unanimously recommends that you vote “FOR” the approval of the amendments to the Woodward Omnibus Incentive Plan.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 2020 ANNUAL MEETING

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy to be distributed in connection with next year’s Annual Meeting must submit their proposals so that they are received by us at our principal executive offices no later than the close of business on August 22, 2020. Proposals should be sent to the attention of the Corporate Secretary. More information regarding stockholder proposals under Rule 14a-8, including procedural and substantive requirements and reasons why the Company may exclude the proposal from its proxy statement may be found in Rule 14a-8.

Under our Bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders (other than a proposal brought pursuant to SEC Rule 14a-8). These procedures provide that nominations for director and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of the Company at our principal executive offices by a stockholder of record on both the date of giving notice and the record date for the annual meeting. In general, our Bylaws require that such a notice for nominating a director or introducing an item of business at the 2020 Annual Meeting must be received not earlier than October 1, 2020 and not later than October 31, 2020. However, if the 2020 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2019 Annual Meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2020 Annual Meeting was mailed or public disclosure of the date of the 2020 Annual Meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the 2020 Annual Meeting. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaws and SEC requirements. We will not consider any proposal or nomination that does not meet the Bylaws and SEC requirements for submitting a proposal or nomination.

Notices of intention to nominate a director or present proposals at the 2020 Annual Meeting should be addressed to the Corporate Secretary, Woodward, Inc., 1081 Woodward Way, Fort Collins, Colorado 80524. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice or, if you have elected to receive hard copies, our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one Notice or one set of proxy materials and would like to request a separate copy of these materials or any other proxy materials in the future, please: (1) mail your request to Woodward, Inc., 1081 Woodward Way, Fort Collins, Colorado 80524, Attn: Corporate Secretary; (2) send an e-mail to investor.relations@woodward.com; or (3) call our Investor Relations department at 970-498-3580. Additional copies of the proxy materials will be sent within 30 days after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

OTHER MATTERS

Woodward is soliciting this proxy on behalf of its Board and will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the Notice and proxy materials. This solicitation is being made by mail, but also may be made personally or by facsimile, telephone, messenger, or via the internet. The Company has employed Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, to solicit proxies for the Annual Meeting from brokers, bank nominees, other institutional holders, and certain individual stockholders. The Company has agreed to pay $6,500 plus the out-of-pocket expenses of Morrow Sodali LLC, for these services. The Company will also pay the regular charge of brokers and other nominees who hold shares of record for forwarding proxy material to the beneficial owners of such shares.

We are not aware of any additional matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

By Order of the Board of Directors

WOODWARD, INC.

A. Christopher Fawzy

Corporate Secretary

December 13, 2019

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

WOODWARD, INC.

2017 OMNIBUS INCENTIVE PLAN

(As Amended on January 29, 2020)

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

A-i

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

8.4 Earning Restricted Stock Units	A-14
8.5 Form and Timing of Payment	A-14
8.6 Cancellation	A-14
8.7 Section 162(m) Performance Restrictions	A-14

SECTION 9. STOCK APPRECIATION RIGHTS	A-14

9.1 Grant of Stock Appreciation Rights	A-14
9.2 Award Agreement	A-14
9.3 Exercise Price and Other Terms	A-15
9.4 Expiration of Stock Appreciation Rights	A-15
9.5 Payment of Stock Appreciation Right Amount	A-15
9.6 No Dividend Equivalents Permitted.	A-15

SECTION 10. PERFORMANCE UNITS AND PERFORMANCE SHARES	A-15

10.1 Grant of Performance Units/Shares	A-15
10.2 Value of Performance Units/Shares	A-15
10.3 Performance Objectives and Other Terms	A-15
10.4 Earning of Performance Units/Shares	A-16
10.5 Form and Timing of Payment of Performance Units/Shares	A-16
10.6 Cancellation of Performance Units/Shares	A-16
10.7 Section 162(m) Performance Restrictions	A-16

SECTION 11. PERFORMANCE-BASED COMPENSATION UNDER SECTION 162(M)	A-16

11.1 General	A-16
11.2 Performance Goals	A-16
11.3 Procedures	A-17
11.4 Additional Limitations	A-17

SECTION 12. COVERED EMPLOYEE ANNUAL INCENTIVE AWARDS	A-18

12.1 Establishment of Incentive Pool	A-18
12.2 Determination of Covered Employees’ Portions	A-18

SECTION 13. CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS	A-18

13.1 Grant of Cash-Based Awards	A-18
13.2 Grant of Other Stock-Based Awards	A-18
13.3 Value of Cash-Based and Other Stock-Based Awards	A-18
13.4 Payment of Cash-Based and Other Stock-Based Awards	A-18
13.5 Termination	A-19

SECTION 14. ADJUSTMENTS; DISSOLUTION OR LIQUIDATION; MERGER OR CHANGE IN CONTROL	A-19

14.1 Adjustments	A-19
14.2 Dissolution or Liquidation	A-19
14.3 Change in Control	A-19
14.4 Outside Director Awards	A-20

SECTION 15. ADDITIONAL PROVISIONS OF AWARDS	A-21

15.1 Legal Compliance Required	A-21
15.2 Section 409A	A-21
15.3 Investment Representations	A-21

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EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

15.4 Inability to Obtain Authority	A-21
15.5 Forfeiture Events	A-21
15.6 Leaves of Absence or Transfers Between Locations	A-22
15.7 Limited Transferability of Awards	A-22
15.8 Dividends on Unvested Full Value Awards	A-22
15.9 Indemnification	A-22
15.10 No Effect on Employment or Service	A-22
15.11 Participation	A-22

SECTION 16. TAX WITHOLDING	A-23

16.1 General Requirements	A-23
16.2 Withholding or Remittance Arrangements	A-23

SECTION 17. AMENDMENT, TERMINATION AND DURATION OF PLAN	A-23

17.1 Amendment, Suspension or Termination Authority	A-23
17.2 Duration of Plan	A-23

SECTION 18. LEGAL CONSTRUCTION	A-24

18.1 Governing Law	A-24
18.2 Severability	A-24
18.3 Captions	A-24

A-iii

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

SECTION 1.

BACKGROUND

1.1        General. The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, Cash-Based Awards and/or Other Stock-Based Awards.

1.2        Effective Date. The 2017 Omnibus Incentive Plan originally was effective as of September 14, 2016 and was last amended effective January 30, 2019. This amended version of the Plan will be effective as of January 29, 2020, subject to approval by the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2019 Annual Meeting of Stockholders of the Company.

1.3        Purposes. The purposes of the Plan are to (a) attract and retain the best available individuals for positions of substantial responsibility, (b) provide additional incentive to such individuals, and (c) promote the success of the Company’s business. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s shareholders.

SECTION 2.

DEFINITIONS

The following words and phrases will have the following meanings unless a different meaning is plainly required by the context:

2.1        “Administrator” means the Board or any Committee that administers the Plan in accordance with Section 4.

2.2        “Applicable Laws” mean the legal and regulatory requirements relating to the administration of equity or cash-based awards, including but not limited to, under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted.

2.3        “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, Cash-Based Awards and/or Other Stock-Based Awards.

2.4        “Award Agreement” means, with respect to each Award, the written or electronic agreement setting forth the terms and conditions of the Award, which will comply with and be subject to the terms and conditions of the Plan.

2.5        “Board” means the Board of Directors of the Company.

2.6        “Cash-Based Award” means an Award granted pursuant to Section 13, which is denominated in cash and specifies a payment amount or payment range (which may be expressed as a percentage of the Participant’s base salary, a dollar amount or a result of a formula or other matrix).

2.7        “Cash Flow” means cash generated from business activities (including, but not by way of limitation, Operating Cash Flow).

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

2.8        “Change in Control” means the occurrence of any of the following events:

(a)        A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain, immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection;

(b)        A change in the effective control of the Company that occurs on the date that a majority of Directors is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the Directors prior to the date of the appointment or election. For purposes of this subsection, if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)        A change in the ownership of a substantial portion of the Company’s assets that occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.8, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if its primary purpose is to: (A) change the jurisdiction of the Company’s incorporation, or (B) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.9        “Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a specific section of the Code will include such section and any valid regulation or other applicable guidance that has been promulgated under such section and is in effect.

2.10        “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws who have been appointed by the Board, or a duly authorized committee of the Board, as set forth in Section 4.

2.11        “Common Stock” means the common stock of the Company.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

2.12        “Company” means Woodward, Inc., a Delaware corporation, or any successor thereto.

2.13        “Consolidated Operating Earnings” mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Extraordinary Items.

2.14        “Consultant” means any consultant, independent contractor or advisor who has been engaged by an Employer to render bona fide services to the Employer, but who is not an Employee or Director, provided that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act or any successor registration statement.

2.15        “Covered Employee” means any Employee who would be considered a “covered employee” within the meaning of Section 162(m).

2.16        “Covered Employee Annual Incentive Award” means an Award granted to a Covered Employee pursuant to Section 12.

2.17        “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award as “performance-based compensation” under Section 162(m).

2.18        “Director” means a member of the Board.

2.19        “Disability” means a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator may, in its discretion, determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.20        “Earnings” mean net earnings (including, but not by way of limitation, Consolidated Operating Earnings).

2.21        “Effective Date” means January 29, 2020.

2.22        “Employee” means any person, including an Officer and/or Director, who provides services as an employee of an Employer. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.23        “Employer” means, with respect to a Service Provider, the Company or the Company’s Parent or Subsidiary for which the Participant performs services as an Employee, Consultant or Director.

2.24        “Exchange Act” means the U. S. Securities Exchange Act of 1934, as amended. Any reference to a specific section of the Exchange Act includes such section and any valid regulation, rule or other applicable guidance that has been promulgated under such section and is in effect.

2.25        “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower Exercise Prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the Exercise Price of an outstanding Option or Stock Appreciation Right is reduced. For the avoidance of doubt, (a) actions permitted under Section 14 do not constitute an Exchange Program, and (b) as set forth in Section 5.5, the Administrator may not implement any Exchange Program.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

2.26        “Exercise Price” means, with respect to an Option or Stock Appreciation Right, the price at which a Share may be purchased by the Participant pursuant to the exercise thereof.

2.27        “Extraordinary Items” mean (a) extraordinary, unusual, and/or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or Management Discussion and Analysis section of the Company’s annual report.

2.28        “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(d)        If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for the Common Stock as quoted on such exchange or system on the day of determination (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(e)        If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(f)        In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing under this Section, for federal, state and local income tax reporting purposes, Fair Market Value will be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.29        “Fiscal Quarter” means a fiscal quarter within a Fiscal Year.

2.30        “Fiscal Year” means the fiscal year of the Company.

2.31        “Full Value Awards” mean Awards other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of Shares.

2.32        “Grant Date” means, with respect to an Award, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. The Grant Date of an Award will in no event be earlier than the date the Award is approved by the Administrator.

2.33        “Incentive Stock Option” means an Option that by its terms qualifies and otherwise is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

2.34        “Net Income” means consolidated net income before taxes for a determination period, as reported in the Company’s annual report to shareholders or as otherwise reported to the Company’s shareholders.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

2.35        “Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.36        “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

2.37        “Operating Cash Flow” means cash flow from operating activities as defined in FASB Accounting Standards Codification Topic 230, Statement of Cash Flows, or its successor.

2.38        “Option” means a stock option to purchase Shares granted pursuant to Section 6. An Option’s Award Agreement will specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option.

2.39        “Other Stock-Based Award” means an Award granted pursuant to Section 13, which is payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including, but not limited to, Shares granted purely as a bonus and not subject to any restrictions or conditions, but excluding any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Share or Performance Unit.

2.40        “Outside Director” means a Director who is not an Employee.

2.41        “Parent” means a “parent corporation,” as defined in Section 424(e) of the Code.

2.42        “Participant” means a Service Provider to whom an Award has been granted.

2.43        “Performance Goals” will have the meaning set forth in Section 11.

2.44        “Performance Period” means any Fiscal Year or such other period longer or shorter than a Fiscal Year but, in any case, not shorter than one (1) Fiscal Quarter or longer than twenty (20) Fiscal Quarters, as determined by the Administrator in its sole discretion.

2.45        “Performance Share” means an Award denominated in Shares, which may be earned in whole or in part upon attainment of Performance Goals or other vesting or performance criteria as the Administrator may determine, as provided in Section 10.

2.46        “Performance Unit” means an Award denominated in units, which may be earned in whole or in part upon attainment of Performance Goals or other vesting or performance criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing, as provided in Section 10.

2.47        “Period of Restriction” means the period during which Restricted Shares are subject to a substantial risk of forfeiture (based on the passage of time, continued status as a Service Provider, the achievement of target levels of performance, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator), as provided in Section 7.

2.48        “Plan” means this 2017 Omnibus Incentive Plan, as hereafter amended from time to time.

2.49        “Product and Operational Metrics” mean objective and measurable goals for the quality, design, creation, introduction, manufacture or delivery of products, including, but not by way of limitation, with respect to design specifications or requirements, market penetration and/or that do not exceed specified defect levels.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

2.50        “Restricted Shares” means Shares issued pursuant to a Restricted Stock Award or pursuant to the early exercise of an Option.

2.51        “Restricted Stock Award” means an Award granted pursuant to Section 7.

2.52        “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.53        “Revenue” means net revenue.

2.54        “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.55        “Section 16(b)” means Section 16(b) of the Exchange Act.

2.56        “Section 162(m)” means Section 162(m) of the Code.

2.57        “Section 409A” means Section 409A of the Code.

2.58        “Securities Act” means the U. S. Securities Act of 1933, as amended. Any reference to a specific section of the Securities Act includes such section and any valid regulation, rule or other guidance that has been promulgated under such section and is in effect.

2.59        “Service Provider” means an Employee, Director or Consultant.

2.60        “Share” mean a share of Common Stock.

2.61        “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, pursuant to Section 9.

2.62        “Subsidiary” means a “subsidiary corporation,” as defined in Section 424(f) of the Code.

2.63        “Tax Obligations” means the tax, social insurance and/or social security liability obligations and requirements in connection with an Award, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Employer, (ii) the Participant’s and, to the extent required by the Employer, the Employer’s fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Award or sale of Shares issued under the Award, and (iii) any other taxes, social insurance and/or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares or other consideration thereunder).

2.64        “Total Shareholder Return” means the total return (change in price, including treatment of dividends, if any, as determined by the Administrator) of a Share.

SECTION 3.

SHARES SUBJECT TO  THE PLAN

3.1        General. Subject to adjustment as provided in Section 14, the total number of Shares that may be issued under the Plan is 5,200,000 Shares (the “Share Authorization”). The Shares issuable under the Plan may be authorized, but unissued, or reacquired Common Stock.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

3.2        Lapsed Awards. If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full, then the unexercised Shares subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). If a Full Value Award is forfeited or repurchased by the Company due to a failure to vest, then the forfeited or repurchased Shares subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have been issued under the Plan pursuant to any Award will not be returned to the Plan and will not become available for future grant or sale under the Plan; provided, however, that if unvested Shares of Full Value Awards are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant or sale under the Plan (unless the Plan is terminated). Shares used to pay the Exercise Price or purchase price of an Award and/or used to satisfy the Tax Obligations related to the Award will cease to be available for future grant or sale under the Plan. To the extent an Award is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. For purposes of clarification, no Shares purchased by the Company with proceeds received from the exercise of an Option will become available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1, plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to this Section 3.2.

3.3        Full Value Awards. For purposes of determining the number of Shares available for issuance under Section 3.1 above, each Share granted on or after the Effective Date pursuant to any Full Value Award shall reduce the number of Shares remaining under the Share Authorization by two Shares. If any Shares granted pursuant to such a Full Value Award are forfeited, repurchased by the Company due to a failure to vest, paid out in cash, or returned to the Plan for any other reason provided in Section 3.2, the number of Shares returned to the Share Authorization shall be the same number that was deducted from the Share Authorization on account of the grant of the Full Value Award (or portion thereof).

3.4        Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

SECTION 4.

ADMINISTRATION OF THE PLAN

4.1        Procedure.

4.1.1        Multiple Administrative Bodies Permitted. Different Committees with respect to different groups of Service Providers may administer the Plan.

4.1.2        Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards as “performance-based compensation” within the meaning of Section 162(m), the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m).

4.1.3        Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.4        Other Administration. Other than as provided above, the Plan will be administered by (a) the Board or (b) a Committee, which committee will be constituted to satisfy Applicable Laws.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

4.1.5        Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Laws, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to the Administrator in the Plan. Any such delegation may be revoked by the Administrator at any time.

4.2        Powers of the Administrator. Subject to the other provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a)        to determine Fair Market Value;

(b)        to select the Service Providers to whom Awards may be granted;

(c)        to determine the number of Shares to be covered by each Award;

(d)        to approve forms of Award Agreements for use under the Plan;

(e)        to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award. Such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(f)        to construe and interpret the terms of the Plan and Awards;

(g)        to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(h)        to modify or amend each outstanding Award, including, but not limited to, the discretionary authority to accelerate the vesting of Awards, to extend the post-termination exercisability period of Awards, and to extend the term of an Option or SAR (subject to the maximum term permitted under the Plan);

(i)        to allow Participants to satisfy Tax Obligations in such manner as prescribed in Section 16;

(j)        to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(k)        to allow a Participant, in compliance with Applicable Laws including, but not limited to, Section 409A, to defer the receipt of the payment of cash or the issuance of Shares that would otherwise be due to such Participant under an Award; and

(l)        to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (i) restrictions under an insider trading policy, (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iii) requirements for holding Shares in order to comply with Share ownership policies or guidelines adopted by the Company from time to time;

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

(m)        to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of grant, or later if (i) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (ii) pursuant to an amendment of an outstanding Award; and

(n)        to make all other determinations deemed necessary or advisable for administering the Plan.

4.3        Binding Effect of Administrator’s Decisions. The Administrator’s decisions, determinations and interpretations with respect to the Plan or Awards will be final and binding on all Participants and any other holders of Awards, and will be given the maximum possible deference permitted by law.

SECTION 5.

LIMITS

5.1        General Share Limits Notwithstanding any contrary Plan provision, for so long as the Company is a “publicly held corporation” within the meaning of Section 162(m) and the deduction limitations of Section 162(m) are applicable to the Company’s Covered Employees, then, subject to adjustment as provided in Section 14, the limits specified in this Section 5.1 will apply to any grants of the following types of Awards:

5.1.1        Fiscal Year Limit on Options and/or SARs. No Participant may be granted, during any Fiscal Year, Options and/or SARs covering more than a total of 600,000 Shares; provided, however, that during the Fiscal Year in which a Participant first becomes an Employee (the “Fiscal Year of Hire”), the Participant may be granted Options and/or SARs covering up to a total of an additional 900,000 Shares.

5.1.2        Fiscal Year Limit on Full Value Awards. No Participant may be granted, during any Fiscal Year, Full Value Awards covering more than a total of 150,000 Shares; provided, however, that during the Fiscal Year of Hire, the Participant may be granted Full Value Awards covering up to a total of an additional 50,000 Shares.

5.1.3        Fiscal Year Limit on Cash-Based Awards. The maximum amount that may be paid for all Performance Periods ending during a Fiscal Year with respect to Cash-Based Awards is $10,000,000. As an example for illustration purposes only, if a Participant has two Performance Periods that end during a single Fiscal Year (for example, an annual Performance Period and a multi-year Performance Period), the total combined amount that the Participant may be paid for those two Performance Periods is $10 million. For this purpose, an amount that is paid to a Participant in a Fiscal Year that is after the Fiscal Year in which the applicable Performance Period ended (for example, but not by way of limitation, early in the next Fiscal Year following certification of actual results versus the applicable Performance Goals or because it is deferred under a deferred compensation arrangement) will be considered paid for the Fiscal Year in which the applicable Performance Period ended. To the extent permitted under Section 162(m), subsequent increases in the value of the deferred amount pursuant to the deferred compensation arrangement will not count against the limit in this Section 5.1.3.

5.1.4        Fiscal Year Limit on Covered Employee Annual Incentive Awards. The total amount that may be awarded or credited in any Fiscal Year with respect to a Covered Employee Annual Incentive Award will be determined in Section 12.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

5.2        Fiscal Year Limit on Outside Director Awards and Other Compensation. No Outside Director may be granted, in any Fiscal Year, Awards (the value of which will be based on their Grant Date fair value determined in accordance with generally accepted accounting principles) which, in the aggregate, exceed $300,000, provided that such amount is increased to $450,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, will be excluded for purposes of the limitations in this Section 5.2.

5.3        Minimum Vesting Requirement for Full Value Awards. No Full Value Award, Option or Stock Appreciation Right will be scheduled to vest (based on the vesting schedule contained in the applicable Award Agreement) earlier than the one (1) year anniversary of the Grant Date of such Award, except to the limited extent provided in Section 14.3 (relating to Change in Control) or in the case of the death or Disability of the Participant. Notwithstanding the preceding sentence, (a) Full Value Awards that result in the issuance of an aggregate of up to five percent (5%) of the Share Authorization (as defined in Section 3.1) may be granted to Service Providers without regard to the minimum vesting requirements of the prior sentence, and (b) the Committee shall retain its full discretionary authority under Section 4.2(h) (relating to amendments and modifications to outstanding Awards).

5.4        Incentive Stock Option Limits.

5.4.1        $100,000 Limitation. Notwithstanding any designation of an Option as an Incentive Stock Option in an Award Agreement, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of any Employer) exceeds one hundred thousand dollars ($100,000), the portion of the Options falling within such limit will be Incentive Stock Options and the excess Options will be treated as Nonqualified Stock Options. For these purposes, Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

5.4.2        Maximum Term. In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of any Employer, the term of the Incentive Stock Option will be five (5) years from its Grant Date or such shorter term as may be provided by the Administrator and set forth in the Award Agreement.

5.4.3        Exercise Price. In the case of an Incentive Stock Option granted to an Employee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the any Employer, the Exercise Price of the Option will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the Grant Date. In the case of an Incentive Stock Option granted to any Employee other than an Employee described in immediately preceding sentence, the Exercise Price of the Option will be no less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date.

5.4.4        Employee Only Eligibility. Incentive Stock Options may be granted only to Employees.

5.5        No Exchange Program Permitted. The Administrator may not implement any Exchange Program.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

SECTION 6.

OPTIONS

6.1        Grant of Options. Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

6.2        Award Agreement. Each Option will be evidenced by an Award Agreement that will specify the Exercise Price of the Option, the maximum term of the Option, the number of Shares covered by the Option, any conditions to exercise the Option, and such other terms and conditions of the Option as the Administrator, in its discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan. The Award Agreement also will specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

6.3        Maximum Term of Option. The maximum term of each Option will be ten (10) years from its Grant Date or such shorter term as may be provided by the Administrator and set forth in the Award Agreement, subject to Section 5.4.2.

6.4        Exercise Price and Consideration.

6.4.1        Exercise Price. The Exercise Price of each Option will be determined by the Administrator and set forth in the Award Agreement; provided, however, that such Exercise Price may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, subject to Section 5.4.3. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

6.4.2        Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (a) cash; (b) check; (c) promissory note, to the extent permitted by Applicable Laws; (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price for the Shares with respect to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (e) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (f) by net exercise; (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (h) any combination of the foregoing methods of payment.

6.5        Exercise of Option.

6.5.1        Procedure for Exercise; Rights as a Stockholder. Each Option will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (b) full payment of the Exercise Price for the Shares with respect to which the Option is exercised (including

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

satisfaction of all Tax Obligations with respect thereto). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her legal spouse. Until such Shares are issued and delivered (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue and deliver (or cause to be issued and delivered) such Shares promptly after the Option is exercised. No adjustment will be made for any dividend or other right for which the record date is prior to the date the Shares are issued and delivered, except as provided in Section 14.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.5.2        Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination of Participant’s status as a Service Provider (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the termination of Participant’s status as a Service Provider, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.

6.5.3        Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of Disability (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider due to Disability, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.

6.5.4        Death of Participant. If a Participant dies while he or she is a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of the Participant’s death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary under the Plan, provided such beneficiary has been properly designated prior to Participant’s death in a form acceptable to the Administrator and to the extent permitted by Applicable Laws. In the absence of such beneficiary designation (or to the extent not permitted by Applicable Laws), then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider due to death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.

6.6        No Dividend Equivalents Permitted. No dividends or other distributions will be paid with respect to Shares that are subject to unexercised Options, provided that nothing in this Section 6.6 shall preclude the Administrator from exercising its powers and authority under Section 14.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

SECTION 7.

RESTRICTED STOCK AWARDS

7.1        Grant of Restricted Stock Awards. Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Awards to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

7.2        Award Agreement. Each Restricted Stock Award will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Restricted Shares subject to the Award, and such other terms and conditions of the Award as the Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan. Unless the Administrator determines otherwise, the Company as escrow agent will hold the Restricted Shares until the restrictions on such Shares have lapsed.

7.3        Transferability. Except as provided in this Section 7 or the Award Agreement, Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4        Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Restricted Shares as it may deem advisable or appropriate.

7.5        Legend on Certificates. The Administrator, in its sole discretion, may require that a legend be placed on any certificates representing Restricted Shares to give appropriate notice of the applicable restrictions on such Shares.

7.6        Removal of Restrictions. Except as otherwise provided in this Section 7, Restricted Shares will be released from escrow as soon as practicable after the last day of the applicable Period of Restriction or at such other time as the Administrator may determine (including after satisfaction of all Tax Obligations with respect thereto). Subject to vesting limitations in Section 5.3, the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

7.7        Voting Rights. During the Period of Restriction, Service Providers holding Restricted Shares may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

7.8        Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Restricted Shares will be entitled to receive any dividends and/or other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, such Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

7.9        Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Awards as “performance-based compensation” under Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goal(s). The Performance Goal(s) will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Awards that are intended to qualify under Section 162(m), the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) (e.g., in determining the Performance Goal(s)).

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

SECTION 8.

RESTRICTED STOCK UNITS

8.1        Grant of Restricted Stock Units. Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

8.2        Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the number of Restricted Stock Units, the vesting criteria of the Award, the form of payout of the Award, which, subject to Section 8.5, may be left to the discretion of the Administrator, and such other terms and conditions of the Award as the Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan.

8.3        Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued status as a Service Provider), applicable federal or state securities laws or any other basis determined by the Administrator in its sole discretion.

8.4        Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, subject to the vesting limitations in Section 5.3, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

8.5        Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement (including after satisfaction of all Tax Obligations with respect thereto). The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination of both.

8.6        Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

8.7        Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goal(s). The Performance Goal(s) will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m), the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section  162(m) (e.g., in determining the Performance Goal(s)).

SECTION 9.

STOCK APPRECIATION RIGHTS

9.1        Grant of Stock Appreciation Rights. Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Stock Appreciation Rights to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

9.2        Award Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the Exercise Price of the Stock Appreciation Right, the term of the Stock

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

Appreciation Right, any conditions to exercise the Stock Appreciation Right, and such other terms and conditions of the Award as the Administrator, in its discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan.

9.3        Exercise Price and Other Terms. The Exercise Price of each Stock Appreciation Right will be determined by the Administrator and set forth in the Award Agreement; provided, however, that such Exercise Price may not be less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

9.4        Expiration of Stock Appreciation Rights. A Stock Appreciation Right will expire on the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.3 relating to the maximum term and Section 6.5 relating to exercise also will apply to Stock Appreciation Rights.

9.5        Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right (including satisfaction of all Tax Obligations with respect thereto), a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)        The difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times

(b)        The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon any Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof. No adjustment will be made for any dividend or other right for which the record date is prior to the date the Shares, if applicable, are issued and delivered, except as provided in Section 14.

9.6        No Dividend Equivalents Permitted. No dividends or other distributions will be paid with respect to Shares that are subject to unexercised Stock Appreciation Rights, provided that nothing in this Section 6.6 shall preclude the Administrator from exercising its powers and authority under Section 14.

SECTION 10.

PERFORMANCE UNITS AND PERFORMANCE SHARES

10.1        Grant of Performance Units/Shares. Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Performance Units and/or Performance Shares to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

10.2        Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the Grant Date. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the Grant Date.

10.3        Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

Units/Shares that will be paid out to the Participant. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period and such other terms and conditions as the Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued status as a Service Provider), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.4        Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, subject to the vesting limitations under Section 5.3, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

10.5        Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period (including after satisfaction of all Tax Obligations with respect thereto). The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

10.6        Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company.

10.7        Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goal(s). The Performance Goal(s) will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m), the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section  162(m) (e.g., in determining the Performance Goal(s)).

SECTION 11.

PERFORMANCE-BASED COMPENSATION UNDER SECTION 162(M)

11.1        General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m), the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Administrator in its discretion may grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) to such Participants that are based on Performance Goal(s) or other specific criteria or goals but that do not satisfy the requirements of this Section.

11.2        Performance Goals. The granting and/or vesting of Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement (“Performance Goals”) including (a) Cash Flow; (b) Earnings; (c) Product and Operational Metrics; (d) Revenue; and (e) Total Shareholder Return.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

Any Performance Goal used may be measured (i) in absolute terms, (ii) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (iii) in relative terms (including, but not limited to, as compared to results for other periods of time, against other objective metrics, and/or against another company, companies or an index or indices), (iv) with respect to equity, assets or human resources of the Company, (including, for example, on a per-share or per-capita basis), (v) against the performance of the Company as a whole or a specific business unit(s) (including acquired business units), business segment(s) or product(s) of the Company, (vi) on a pre-tax or after-tax basis, and/or (vii) on a GAAP (generally accepted accounting principles) or non-GAAP basis. For example, but not by way of limitation, the Administrator could determine that Restricted Stock Units will be earned for a Performance Period for the achievement of goals for Earnings calculated before interest, taxes, depreciation and amortization. As another example, the Administrator could determine that Restricted Stock Units will be earned for a Performance Period for the achievement of goals for Earnings divided by the number of Shares that are outstanding (in other words, Earnings per Share).

Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants. As determined in the discretion of the Administrator prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with GAAP, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results

11.3        Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any Award granted subject to Performance Goal(s), within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Section 162(m)), the Administrator will, in writing, (a) designate one or more Participants to whom an Award will be made, (b) select the Performance Goal(s) applicable to the Performance Period, (c) establish the Performance Goal(s), and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Goal(s) and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goal(s) have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goal(s) for such period are achieved (and all Tax Obligations with respect thereto are satisfied).

11.4        Additional Limitations. Notwithstanding any other provision of the Plan, any Award that is granted to a Participant and is intended to constitute qualified performance based compensation under Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m), and the Plan will be deemed amended to the extent necessary to conform to such requirements.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

SECTION 12.

COVERED EMPLOYEE ANNUAL INCENTIVE AWARDS

12.1        Establishment of Incentive Pool. The Committee may designate Covered Employees who are eligible to receive a monetary payment with respect to a Fiscal Year based on a percentage of an incentive pool equal to the greater of: (a) three percent (3%) of the Company’s Consolidated Operating Earnings for the Fiscal Year, (b) two percent (2%) of the Company’s Operating Cash Flow for the Fiscal Year, or (c) five percent (5%) of the Company’s Net Income for the Fiscal Year. The Administrator will allocate an incentive pool percentage to each designated Covered Employee for each Fiscal Year. In no event may (i) the incentive pool percentage for any one Covered Employee exceed fifty percent (50%) of the total pool, and (ii) the sum of the incentive pool percentages for all Covered Employees cannot exceed one hundred percent (100%) of the total pool.

12.2        Determination of Covered Employees’ Portions. As soon as possible after the determination of the incentive pool for a Fiscal Year, the Administrator will calculate each Covered Employee’s allocated portion of the incentive pool based upon the percentage established at the beginning of the Fiscal Year. Each Covered Employee’s incentive award then will be determined by the Administrator based on the Covered Employee’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Administrator. In no event may the portion of the incentive pool allocated to a Covered Employee be increased in any way, including as a result of the reduction of any other Covered Employee’s allocated portion. The Administrator will retain the discretion to adjust such Awards downward.

SECTION 13.

CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS

13.1        Grant of Cash-Based Awards. Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Cash-Based Awards in such amounts and upon such terms and conditions as the Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan.

13.2        Grant of Other Stock-Based Awards. Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Other Stock-Based Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and upon such terms and conditions as the Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan. Such Awards may involve the transfer of actual Shares to Participants, or the payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

13.3        Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award will specify a payment amount or payment range (which may be expressed as a percentage of the Participant’s base salary, a dollar amount or a result of a formula or other matrix), as determined by the Administrator. Each Other Stock-Based Award will be expressed in terms of Shares or units based on Shares, as determined by the Administrator. The Administrator may establish performance or vesting criteria in its discretion. If the Administrator exercises its discretion to establish such criteria, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the criteria are met.

13.4        Payment of Cash-Based and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or Other Stock-Based Award, will be made in accordance with the terms of the Award, in cash or Shares as the Administrator determines.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

13.5        Termination. The Administrator will determine the extent to which the Participant will have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s status as a Service Provider. Such provisions will be determined in the sole discretion of the Administrator, may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination.

SECTION 14.

ADJUSTMENTS; DISSOLUTION OR LIQUIDATION; MERGER OR CHANGE IN CONTROL

14.1        Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be issued under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Sections 3 and 5.

14.2        Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant holding an outstanding Award as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

14.3        Change in Control. In the event of a Change in Control:

(a)        Each then-outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part upon the Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the Change in Control; (iv) (A) an Award will terminate in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the Change in Control (and, for the avoidance of doubt, if as of the date of the Change in Control the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company, without payment), or (B) an Award will be replaced with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 14.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant or other holder, or all Awards of the same type, similarly.

(b)        If the successor corporation does not assume or substitute for an outstanding Award or portion thereof, as described in subsection (a)(i), and, for the avoidance of doubt, notwithstanding the minimum vesting requirement set forth in Section 5.3, (i) the Participant will fully vest in and have the right to exercise any such outstanding Option or Stock Appreciation Right, including Shares as to which such Award would not otherwise be vested or exercisable, (ii) all time-based vesting restrictions on any such Award will

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

lapse, and (iii) the payout level attainable under any such Award with performance-based vesting restrictions will be deemed to have been earned as of the date of the Change in Control based on either (A) the actual level of achievement of all relevant performance criteria against the applicable “target” level(s) measured as of the date of the Change in Control, or (B) the deemed achievement of all relevant performance criteria against the applicable “target” level(s) measured as of the date of the Change in Control, with a pro rata payout based on the number of days within the applicable Performance Period that has elapsed before the Change in Control, as determined by the Administrator, and, in each such case, all other applicable vesting criteria and other terms and conditions of the Award will be deemed to have been satisfied, unless specifically provided otherwise in the applicable Award Agreement or other written agreement between the Participant and the Company or other Employer. The treatment of any other Awards will be determined by the Administrator in connection with the grant thereof, as reflected in the applicable Award Agreement. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this Section 14.3, an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit, Performance Share or Other Stock-Based Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14.3 to the contrary, and unless otherwise provided in an Award Agreement, an Award that vests, is earned or paid out upon the satisfaction of one or more Performance Goals or other performance criteria will not be considered assumed if the Company or its successor modifies any of such goals or criteria without the Participant’s consent; provided, however, that a modification to such goals or criteria only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change in control event” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

14.4        Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for in the event of a Change in Control, if on the date of or following such assumption or substitution, the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

otherwise be vested or exercisable, all restrictions on Restricted Stock Awards, Restricted Stock Units and Other Stock-Based Awards will lapse, and, with respect to Awards with performance-based vesting, all performance or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or other Employer.

SECTION 15.

ADDITIONAL PROVISIONS OF AWARDS

15.1        Legal Compliance Required. In no event will Shares be issued or delivered pursuant to the exercise or settlement of an Award unless such exercise or settlement and the issuance and delivery of such Shares complies or will comply with Applicable Laws, as determined by the Administrator, with such determination subject to the further approval of counsel for the Company.

15.2        Section 409A. Awards will be designed and operated in such a manner that they are intended to be either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral thereof, as applicable, will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement is intended to meet the requirements of Section 409A, to the extent applicable, and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or other Employer have any obligation under the Plan to reimburse a Participant for any taxes or other costs that may be imposed on the Participant as a result of Section 409A.

15.3        Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

15.4        Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

15.5        Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the Award. Notwithstanding any contrary provision of the Plan, an Award will be subject to the Company’s clawback policy or other compensation recoupment policy as may be established and/or amended from time to time (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

15.6        Leaves of Absence or Transfers Between Locations. Unless the Administrator provides otherwise, as set forth in the applicable Award Agreement, the vesting of an Award will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee or Director in the case of (a) any leave of absence approved by the Employer or (b) transfers between locations of the Company, between the Company and another Employer or between an Employer and another Employer. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Employer is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonqualified Stock Option.

15.7        Limited Transferability of Awards. Unless determined otherwise by the Administrator, as set forth in the applicable Award Agreement, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, the related Award Agreement will contain such additional terms and conditions as the Administrator deems appropriates.

15.8        Dividends on Unvested Full Value Awards. Notwithstanding any contrary provision of the Plan, but subject to Section 14, any dividends or distributions (as determined by the Administrator) that are paid on Shares underlying an unvested Full Value Award will not be immediately paid to the Participant and instead will accrue and be subject to the same vesting schedule, forfeiture provisions, and payout timing as then applicable to the Full Value Award on which such dividends or other distributions accrued.

15.9        Indemnification. Subject to the requirements of Delaware law, each individual who is or has been a member of the Board and/or any Committee, or who is an Employee to whom authority was delegated in accordance with Section 3 (an “Indemnitee”), will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by the Indemnitee in connection with or resulting from any claim, action, suit, or proceeding to which the Indemnitee may be a party or in which the Indemnitee may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) any and all amounts paid by the Indemnitee in settlement thereof, with the Company’s approval, or paid by the Indemnitee in satisfaction of any judgment in any such claim, action, suit, or proceeding against the Indemnitee, provided the Indemnitee gives the Company an opportunity, at its own expense, to handle and defend the same before the Indemnitee undertakes to handle and defend it on the Indemnitee’s own behalf, unless such loss, cost, liability or expense is a result of the Indemnitee’s gross negligence or willful misconduct or except as expressly provided by statute. The foregoing right of indemnification, if any, will not be exclusive of any other rights of indemnification to which the Indemnitee may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify or hold harmless the Indemnitee.

15.10        No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Employer, nor will they interfere in any way with the Participant’s right or the right of the Employer to terminate such relationship at any time, with or without cause, to the extent permitted by law.

15.11        Participation. No Service Provider will have the right to be selected to receive an Award or, having been so selected, to be selected to receive any future Award.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

SECTION 16.

TAX WITHOLDING

16.1        General Requirements. Prior to the issuance of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations with respect to the Award are due, the Company and/or other Employer, as applicable, will have the power and the right to deduct or withhold, or require a Participant to remit to the Company or other Employer, as applicable, an amount sufficient to satisfy all Tax Obligations with respect to the Award (or exercise thereof).

16.2        Withholding or Remittance Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require or permit a Participant to satisfy such Tax Obligations, in whole or in part, by (without limitation): (a) paying cash, check or other cash equivalents, (b) electing to have the Company (or other Employer, as applicable) withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or remitted, or such greater amount as the Administrator may determine if such amount will not cause adverse accounting consequences, as the Administrator determines, in its sole discretion (the “Applicable Withholding Amount”), (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the Applicable Withholding Amount, provided that the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines, in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or remitted, (e) any other means that the Administrator, in its sole discretion, determines to both comply with Applicable Laws and to be consistent with the purposes of the Plan, or (f) any combination of the foregoing arrangements. Unless otherwise specifically determined by the Administrator, the withholding arrangements approved by the Administrator under this Section 16.2 shall be intended to avoid the applicable Award being subject to liability accounting under ASC 718. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the Tax Obligations are required to be withheld or remitted.

SECTION 17.

AMENDMENT, TERMINATION AND DURATION OF PLAN

17.1        Amendment, Suspension or Termination Authority. Except as otherwise specified in this Section, the Company, by action of the Board (or its authorized delegate), may at any time and for any reason amend, alter, suspend or terminate the Plan, or any part thereof. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Any amendment, alteration, suspension or termination of the Plan will not impair in any material way the rights or obligations of any Participant under any Award that is outstanding as of the effective date of the Plan amendment, alteration, suspension of termination, without the written consent of the Participant. However, a termination of the Plan will not affect the Administrator’s ability to exercise its authority under the Plan with respect to any Awards that are outstanding as of the effective date of the termination. No Award may be granted during any period of suspension or after termination of the Plan.

17.2        Duration of Plan. The Plan is effective as of the Effective Date, and subject to Section 17, will remain in effect thereafter. Notwithstanding the foregoing, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after September 13, 2026.

EXHIBIT A – WOODWARD OMNIBUS INCENTIVE PLAN, AS AMENDED

SECTION 18.

LEGAL CONSTRUCTION

18.1        Governing Law. The Plan and each Award Agreement will be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might other otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the applicable Award Agreement, a Participant is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or the Award Agreement.

18.2        Severability. In the event any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

18.3        Captions. Captions in the Plan are provided for convenience only and will not serve as a basis for the interpretation or construction of the Plan.

PROXY	PROXY

WOODWARD, INC.

Proxy for Annual Meeting of Stockholders — January 29, 2020

Solicited by the Board of Directors

The undersigned hereby appoints Thomas A. Gendron and Jonathan W. Thayer and each or any of them, as the undersigned’s proxies, with full power of substitution, to represent and to vote, as designated on the reverse side, all the undersigned’s common stock in Woodward, Inc. at the Annual Meeting of Stockholders to be held on Wednesday, January 29, 2020, and at any adjournment thereof, with the same authority as if the undersigned were personally present.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be Held on January 29, 2020:

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, including consolidated financial statements, are available to you at http://www.proxydocs.com/wwd.

▲ FOLD AND DETACH HERE ▲

1. ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN
01 Paul Donovan	☐	☐	☐
	FOR	AGAINST	ABSTAIN
02 Mary L. Petrovich	☐	☐	☐
	FOR	AGAINST	ABSTAIN
03 James R. Rulseh	☐	☐	☐

Instruction for Cumulative Voting for Directors: Unless otherwise specified above, this proxy/instruction card shall authorize the proxies listed herein to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for directors, as such proxies shall determine in their sole discretion. To specify a method of cumulative voting, mark the box below with an “X” and write the number of Shares and the name(s) of the nominee(s) for directors in the space below. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet.

☐

	PLEASE MARK VOTES AS IN THIS EXAMPLE		☒

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2020.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. PROPOSAL FOR THE ADVISORY RESOLUTION REGARDING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. PROPOSAL FOR THE APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED WOODWARD, INC. 2017 OMNIBUS INCENTIVE PLAN.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Date:

Signature

Signature (if held jointly)

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

▲ FOLD AND DETACH HERE ▲

ANNUAL MEETING OF STOCKHOLDERS OF

WOODWARD, INC.

January 29, 2020

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call 1-888-266-6788 toll-free and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at www.proxyvoting.com/wwd and follow the on-screen instructions. Have your control number available when you access the web page.

Control Number for
Internet/Telephone Voting